Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF REORGANIZATION

DATED AS OF FEBRUARY 9, 2018

BY AND BETWEEN

PACIFIC PREMIER BANCORP, INC.

AND

GRANDPOINT CAPITAL, INC.

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TABLE OF CONTENTS

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TABLE OF CONTENTS

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9.11	Assignment	75
9.12	Alternative Structure	75

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AGREEMENT AND PLAN OF REORGANIZATION, dated as of February 9, 2018 by and between Pacific Premier Bancorp, Inc. (“PPBI”) and Grandpoint Capital, Inc. (“Grandpoint”).

RECITALS

A.                                  Grandpoint.  Grandpoint is a Delaware corporation, having its principal place of business in Los Angeles, California.

B.                                    PPBI.  PPBI is a Delaware corporation, having its principal place of business in Irvine, California.

C.                                    Intention of the Parties.  It is the intention of the parties to this Agreement that the Merger provided for herein be treated as a “reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and formal guidance issued thereunder.

D.                                    Board Action.  The respective Boards of Directors of each of PPBI and Grandpoint have determined that it is in the best interests of their respective companies and their shareholders to enter into this Agreement.

E.                                     Support Agreement and Shareholder Agreements.  As a material inducement to PPBI to enter into this Agreement, and in connection with the execution of this Agreement, (i) each Investor is entering into an agreement, substantially in the form attached hereto as Annex A (the “Support Agreement”), pursuant to which they have agreed, among other things, to provide written consents to vote their shares of Grandpoint Common Stock in favor of the adoption of the Agreement, and (ii) each Shareholder is entering into an agreement, substantially in the form attached hereto as Annex B (collectively, the “Shareholder Agreements”), pursuant to which they have agreed to provide written consents to vote their shares of Grandpoint Common Stock in favor of the adoption of the Agreement and certain Shareholders have agreed to certain non-solicitation and other obligations.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein the parties to this Agreement agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.01                        Certain Definitions.  The following terms are used in this Agreement with the meanings set forth below:

“Acceptable Confidentiality Agreement” has the meaning set forth in Section 6.07(a).

“Acquisition Agreement” has the meaning set forth in Section 6.07(b).

“Acquisition Proposal” has the meaning set forth in Section 6.07(a).

“Adverse Change Notice” has the meaning set forth in Section 6.07(b).

“Adverse Recommendation Change” has the meaning set forth in Section 6.07(b).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such first Person.

“Agreement” means this Agreement and Plan of Reorganization, as amended or modified from time to time in accordance with Section 9.02.

“Bank Merger” has the meaning set forth in Section 2.03.

“Bank Merger Agreement” means the Bank Merger Agreement by and between Pacific Premier and Grandpoint Bank, in substantially the form attached hereto as Annex D, as amended or modified from time to time in accordance with its provisions.

“Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended.

“Benefit Plans” has the meaning set forth in Section 5.03(m)(i).

“Book-Entry Shares” means shares of Grandpoint Common Stock held in book-entry form immediately prior to the Effective Time.

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U. S. Government or any day on which banking institutions in the State of California are authorized or obligated to close.

“Certificate” means any certificate which immediately prior to the Effective Time represented shares of Grandpoint Common Stock.

“Certificate of Merger” has the meaning set forth in Section 2.02(a).

“CFC” means the California Financial Code, as amended.

“CGCL” means the California General Corporation Law, as amended.

“Closing” and “Closing Date” have the meanings set forth in Section 2.02(b).

“Code” has the meaning set forth in the preamble to this Agreement.

“Community Reinvestment Act” means the Community Reinvestment Act of 1977, as amended.

“Confidentiality Agreement” has the meaning set forth in Section 6.06(e).

“DBO” means the California Department of Business Oversight — Division of Financial Institutions.

“Derivatives Contract” has the meaning set forth in Section 5.03(q)(ii).

“DGCL” means the Delaware General Corporation Law, as amended.

“Disclosure Schedule” has the meaning set forth in Section 5.01.

“Dissenting Shares” has the meaning set forth in Section 3.05.

“DOL” has the meaning set forth in Section 5.03(m)(i).

“Effective Date” has the meaning set forth in Section 2.02(a).

“Effective Time” has the meaning set forth in Section 2.02(a).

“Employees” has the meaning set forth in Section 5.03(m)(i).

“Environmental Laws” has the meaning set forth in Section 5.03(o).

“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended.

“Equity Investment” means (a) an investment in an Equity Security; (b) an ownership interest in any company or other entity or a membership interest that includes a voting right in any company or other entity; and (c) any investment or transaction which in substance falls into any of these categories even though it may be structured as some other form of investment or transaction.

“Equity Security” means any stock, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, or voting-trust certificate; any security convertible into such a security; any security carrying any warrant or right to subscribe to or purchase any such security; and any certificate of interest or participation in, temporary or interim certificate for, or receipt for any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations and formal guidance issued thereunder.

“ERISA Affiliate” has the meaning set forth in Section 5.03(m)(ii).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agent” has the meaning set forth in Section 3.03(a).

“Exchange Ratio” has the meaning set forth in Section 3.01(b).

“Fair Housing Act” means the Fair Housing Act, as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“FHLB” means the Federal Home Loan Bank of San Francisco.

“Final Index Price” has the meaning set forth in Section 8.01(h).

“FRB” means the Board of Governors of the Federal Reserve System.

“GAAP” means accounting principles generally accepted in the United States of America.

“Governmental Authority” means any federal, state or local court, administrative agency, regulatory authority or commission or other governmental authority or instrumentality or self-regulatory organization.

“Grandpoint” has the meaning set forth in the preamble to this Agreement.

“Grandpoint Articles” means the Amended and Restated Certificate of Incorporation of Grandpoint.

“Grandpoint Bank” means Grandpoint Bank, a California-chartered commercial bank, having its executive offices in Los Angeles, California.

“Grandpoint Bank Board” means the Board of Directors of Grandpoint Bank.

“Grandpoint Board” means the Board of Directors of Grandpoint.

“Grandpoint Bylaws” means the Bylaws of Grandpoint.

“Grandpoint Common Stock” means the Grandpoint Voting Common Stock and the Grandpoint Non-Voting Common Stock.

“Grandpoint Consent Statement” has the meaning set forth in Section 6.03(a)

“Grandpoint Equity Plans” means the 2011 Equity Incentive Award Plan, as amended, and the 2012 Incentive Award Plan.

“Grandpoint Financial Statements” means (a) the audited consolidated financial statements of Grandpoint for the years ended December 31, 2016, 2015 and 2014, comprised of consolidated balance sheets, consolidated statements of income, consolidated statements of comprehensive income, consolidated statements of changes in shareholders’ equity and consolidated statements of cash flows, of Grandpoint and its Subsidiaries, as of and for the years ended December 31, 2016, 2015 and 2014, including notes thereto, and (b) the unaudited consolidated balance sheets, consolidated statements of income, and consolidated statements of changes in shareholders’ equity of Grandpoint and its Subsidiaries, as of and for the nine months ended September 30, 2017 and for every month-end, quarter-end and/or year-end subsequent thereto which is prior to the Effective Date.

“Grandpoint Group” means any “affiliated group” (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that includes Grandpoint and its Subsidiaries and any predecessor of and any successor to Grandpoint (or to another such predecessor or successor) and also shall be deemed to refer to any or all of Grandpoint and its Subsidiaries.  References herein to the Grandpoint Group shall be deemed to refer to both the Grandpoint Group as a whole and to each individual member thereof.

“Grandpoint IT Systems” has the meaning set forth in Section 5.03(t)(iii).

“Grandpoint Loan Property” has the meaning set forth in Section 5.03(o).

“Grandpoint NQDP” has the meaning set forth in Section 5.03(m)(vii).

“Grandpoint Non-Voting Common Stock” means the non-voting common stock, $0.01 par value per share, of Grandpoint.

“Grandpoint Options” has the meaning set forth in Section 3.08.

“Grandpoint Retirement Plan” has the meaning set forth in Section 6.11(e).

“Grandpoint Preferred Stock” means the preferred stock, $0.01 par value per share, of Grandpoint.

“Grandpoint Shareholder Consents” has the meaning set forth in Section 6.03(a).

“Grandpoint Voting Common Stock” means the voting common stock, $0.01 par value per share, of Grandpoint.

“Hazardous Substance” has the meaning set forth in Section 5.03(o).

“Indemnified Parties” and “Indemnifying Party” have the meanings set forth in Section 6.10(a).

“Indenture” means the Indenture dated as of September 17, 2003 between First Commerce Bancorp, as Issuer, and U.S. Bank National Association, as Trustee (as amended by the First Supplemental Indenture dated as of December 28, 2010 by and among First Commerce Bancorp, U.S. Bank National Association, as Trustee, and Grandpoint).

“Index Change Ratio” has the meaning set forth in Section 8.01(h).

“Information Statement” has the meaning set forth in Section 6.02(b).

“Initial Index Price” has the meaning set forth in Section 8.01(h)

“Insurance Policies” has the meaning set forth in Section 5.03(w).

“Intellectual Property” means: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereon, and all patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisions, extensions and re-examinations thereof; (b) all trademarks whether registered or unregistered, service marks, domain names, corporate names and all combinations thereof, and associated therewith; (c) all copyrights whether registered or unregistered, and all applications, registrations and renewals in connection therewith; (d) all datasets, databases and related documentation; and (e) all other intellectual property and proprietary rights.

“Investors” means Arlon Capital Partners LP, VIII-GPB Holdings, L.L.C., GE Pension Trust, Farrington Capital, Stone Point Capital (on behalf of Trident IV Depository Holdings LLC and Trident IV PF Depository Holdings LLC), MidOcean Partners (on behalf of MidOcean Partners III-AG, LLC, Mid-Ocean Partners III-D, L.P. and Mid-Ocean Partners III-G, LLC), Calera Capital (on behalf of Calera Capital Partners IV, L.P. and Calera Capital Partners IV Side-by-Side, L.P.) and GGC Grandpoint Holdings, LLC.

“IRS” has the meaning set forth in Section 5.03(m)(i).

“Knowledge” means facts and other information which, as of the date hereof, the chairman of the board, chief executive officer, president, chief financial officer, chief operating officer, chief information officer, chief credit officer, general counsel and any other executive officer as set forth in Section 1.01(a) of Grandpoint’s Disclosure Schedule (and any officer superior to any of the foregoing), in each case, as applicable, of a party or any Subsidiary of such party actually knows after due inquiry.

“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance other than Permitted Liens.

“Loans” has the meaning set forth in Section 4.01(s).

“Material Adverse Effect” means, with respect to PPBI or Grandpoint, any effect that (i) is material and adverse to the financial condition, results of operations or business of PPBI and its Subsidiaries taken as a whole or Grandpoint and its Subsidiaries taken as a whole, as the case may be, or (ii) would materially impair the ability of any of PPBI and its Subsidiaries or Grandpoint and its Subsidiaries, as the case may be, to perform their respective obligations under this Agreement or otherwise materially impede the consummation of the Transaction; provided, however, that Material Adverse Effect with respect to subclause (i) shall not be deemed to include the impact of (a) changes after the date hereof in laws or regulation of general applicability to banks, savings institutions and their holding companies or interpretations thereof by Governmental Authorities or the interpretation or implementation thereof, (b) changes after the date hereof in GAAP or regulatory accounting requirements applicable to banks, savings institutions and their holding companies generally or the interpretation or implementation thereof, (c) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism or other international or national calamity or any material worsening or escalation of such conditions, (d) changes resulting from conditions affecting the banking and financial services industry or changes in global, national or regional political, regulatory, or market, business, financial, credit or general economic conditions (including changes in prevailing interest rates or exchange rates) affecting banks, savings institutions and their holding companies generally, (e) the public announcement or pendency of the Transaction, including the impact of the Transaction on relationships with customers or employees, (f) any modifications or changes to valuation policies and practices in connection with the Transaction or restructuring charges taken in connection with the Transaction, in each case in accordance with GAAP, (g) the failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including the underlying causes thereof (unless otherwise excluded hereunder), or changes in the trading price or trading volume of a party’s common stock, in and of itself, but not including the underlying causes thereof (unless otherwise excluded hereunder), (h) with respect to Grandpoint, the effects of any action or omission taken with the prior consent or at the prior written request of PPBI or as otherwise required by this Agreement, and (i) any hurricane, earthquake, flood, fire or other natural disaster or act of God; provided that the effect of such changes described in clauses (a), (b), (c), (d) and (i) shall not be excluded when determining whether a Material Adverse Effect has occurred to the extent of a materially disproportionate impact, if any, on PPBI and its Subsidiaries as a whole on the one hand, or Grandpoint and its Subsidiaries on the other hand, as measured relative to similarly situated companies in the banking industry.

“Material Contracts” has the meaning set forth in Section 5.03(k)(i).

“Maximum Insurance Amount” has the meaning set forth in Section 6.10(c).

“Merger” has the meaning set forth in Section 2.01(a).

“Merger Consideration” means the aggregate number of whole shares of PPBI Common Stock, based on the Exchange Ratio, plus cash in lieu of any fractional share interest, payable to the holders of Grandpoint Common Stock in connection with the Transaction.

“Merger Related Expenses” means all costs, fees and expenses incurred or to be incurred by Grandpoint and its Subsidiaries in connection with this Agreement and the Transaction up to and including the Closing of the Transaction, including but not limited to change-in-control payments, retention and severance payments in the amounts or pursuant to the policies or programs Previously Disclosed to PPBI, amounts required to be paid pursuant to this Agreement, the fees and expenses (including reasonable attorneys’ fees) associated with the termination, assignment, assumption or renegotiation of any Material Contracts on or before the Closing in connection with the Transaction as PPBI and Grandpoint mutually agree (for the avoidance of doubt, excluding the fees and expenses associated with Material Contracts renewed in the ordinary course of business), the amount(s) paid (whether paid by PPBI or its Subsidiaries or Grandpoint or its Subsidiaries) to obtain the insurance coverage required pursuant to Section 6.10(c) hereof and the fees and expenses of Grandpoint’s and its Subsidiaries’ attorneys, accountants, investment bankers and other advisors and agents.  An estimate of Merger Related Expenses are set forth in Section 1.01(b) of Grandpoint’s Disclosure Schedule, which shall be updated within five (5) Business Days prior to the Closing Date.

“Nasdaq” means the Nasdaq Global Market or such other securities exchange on which the PPBI Common Stock may be listed.

“National Labor Relations Act” means the National Labor Relations Act, as amended.

“Option Merger Consideration” has the meaning set forth in Section 3.08.

“OREO” means other real estate owned.

“Outside Date” has the meaning set forth in Section 8.01(c).

“Pacific Premier” means Pacific Premier Bank, a California-chartered bank and a wholly-owned subsidiary of PPBI.

“Pacific Premier Articles” means the Articles of Incorporation of Pacific Premier, as amended.

“Pacific Premier Board” means the Board of Directors of Pacific Premier.

“Pacific Premier Bylaws” means the Amended and Restated Bylaws of Pacific Premier, as amended.

“Pension Plan” has the meaning set forth in Section 5.03(m)(ii).

“Permitted Lien” means (i) statutory or common law Liens securing payments not yet delinquent (or being contested in good faith), (ii) Liens for Taxes and Tax assessments not yet delinquent, (iii) easements, rights of way, restrictive covenants, conditions, rights-of-way, leases, licenses, imperfections or irregularities of title, and other similar encumbrances or Liens that do not materially affect the value or prohibit the current use of the property or asset subject thereto, (iv) zoning, building, land use and other similar restrictions, including environmental regulations that would not reasonably be expected to materially impair the current use of such property, or (v) pledges to secure deposits incurred in the ordinary course of its banking business consistent with past practice.

“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company or unincorporated organization.

“PPBI” has the meaning set forth in the preamble to this Agreement.

“PPBI Average Share Price” shall mean the average closing price per share of PPBI Common Stock, as reported on the Nasdaq, for the 20 trading days ending on and including the fifth trading day prior to the Closing Date.

“PPBI Benefit Plans” has the meaning set forth in Section 5.04(l)(i).

“PPBI Board” means the Board of Directors of PPBI.

“PPBI Bylaws” means the Amended and Restated Bylaws of PPBI.

“PPBI Certificate” means the Amended and Restated Certificate of Incorporation of PPBI.

“PPBI Common Stock” means the common stock, $0.01 par value per share, of PPBI.

“PPBI Meeting” has the meaning set forth in Section 6.02.

“PPBI Preferred Stock” means the preferred stock, $0.01 par value per share, of PPBI.

“PPBI Proxy Statement” has the meaning set forth in Section 6.02(b).

“PPBI Securities Documents” has the meaning set forth in Section 5.04(g)(i).

“Previously Disclosed” by a party shall mean information set forth in a section of its Disclosure Schedule corresponding to the section of this Agreement where such term is used; provided, that any information set forth in any section of a party’s Disclosure Schedule shall be deemed to apply to and be set forth in each other section or subsection of its Disclosure Schedule, if its relevance to such other section or subsection is reasonably apparent on its face.

“Registration Statement” has the meaning set forth in Section 6.03(a).

“Representatives” has the meaning set forth in Section 6.07(a).

“Retiree Welfare Plan” means any Benefit Plan providing for retiree health and life benefits, other than group health plan continuation coverage as may be required under Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA, or under the continuation of coverage provisions of the laws of any state or locality.

“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.

“Sarbanes-Oxley Act” has the meaning set forth in Section 5.04(g)(i).

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Creditor Exemption” has the meaning set forth in Section 5.03(o).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Senior Officer” means an employee of Grandpoint or Grandpoint Bank with the title of executive vice president or higher.

“Shareholders” means each director of Grandpoint and Grandpoint Bank (other than Investor-nominated directors who do not own shares of Grandpoint Common Stock) and each executive officer of Grandpoint and Grandpoint Bank.

“Shareholder Approval” has the meaning set forth in Section 5.03(z)(i).

“Shareholder Agreements” has the meaning set forth in the recitals to this Agreement.

“Subsidiary” has the meaning ascribed to that term in Rule l-02 of Regulation S-X of the SEC.

“Superior Proposal” has the meaning set forth in Section 6.07(a).

“Surviving Corporation” has the meaning set forth in Section 2.01(a).

“Tangible Common Equity” means Grandpoint’s total stockholders’ equity (i) excluding intangible assets, (ii) excluding preferred stock, if any, (iii) excluding accumulated other comprehensive income from December 31, 2017 through the Closing Date (for the avoidance of doubt, in the event such accumulated other comprehensive is less than zero, the absolute value of such amount shall be added back), (iv) adding back all amounts to be paid by Grandpoint in respect of Grandpoint Options pursuant to Section 3.08, (v) adding back all severance payments made or to be made by Grandpoint to or in respect of those Employees who are not executive officers of Grandpoint and who are not Transferred Employees under Section 6.11(d), (vii) adding back up to $12.1 million of Merger Related Expenses not covered by (v) or (vi) of this definition incurred by Grandpoint prior to the Closing Date on a tax-adjusted basis (to the extent there was a tax benefit recorded by Grandpoint as a result of the incurrence of such expense) based on Grandpoint’s marginal tax rate for 2018 and (viii) adding back all amounts paid or accrued in connection with any actions taken pursuant to Section 6.08; provided that “total stockholders’ equity,” “intangible assets,” “accumulated other comprehensive income” and “accumulated other comprehensive loss” shall each be calculated in accordance with GAAP and the Grandpoint Financial Statements.

“Tax” and “Taxes” mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property (real or personal), real property gains, registration, alternative minimum, add-on minimum, value added, natural resources, social security, environmental, custom duties, unemployment or other taxes of any kind whatsoever, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.

“Tax Returns” means any return (including any amended return), declaration or other report (including elections, declarations, claims for refunds, schedules, estimates and information returns) with respect to any Taxes (including estimated taxes).

“Termination Fee” has the meaning set forth in Section 8.02(b).

“Transaction” means the Merger, the Bank Merger and any other transactions contemplated by this Agreement.

“Transferred Employees” has the meaning set forth in Section 6.11(d).

“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury under the Code.

ARTICLE II

THE MERGER

2.01                        The Merger.

(a)                               The Merger.  Subject to the terms and conditions of this Agreement, at the Effective Time, Grandpoint shall merge with and into PPBI (the “Merger”) in accordance with the applicable provisions of the DGCL, the separate corporate existence of Grandpoint shall cease and PPBI shall survive and continue to exist as a corporation incorporated under the DGCL (PPBI, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation”).

(b)                               Name.  The name of the Surviving Corporation shall be “Pacific Premier Bancorp, Inc.”

(c)                                Certificate and Bylaws.  The certificate of incorporation and bylaws of the Surviving Corporation immediately after the Merger shall be the PPBI Certificate and the PPBI Bylaws as in effect immediately prior to the Merger.

(d)                               Directors and Executive Officers of the Surviving Corporation.  The directors of the Surviving Corporation immediately after the Merger shall be the directors of PPBI immediately prior to the Merger, except for the addition of two new directors as contemplated by Section 6.12, each of whom shall serve until his or her successor shall be duly elected and qualified.  The executive officers of the Surviving Corporation immediately after the Merger shall be the executive officers of PPBI immediately prior to the Merger.

(e)                                Authorized Capital Stock.  The authorized capital stock of the Surviving Corporation upon consummation of the Merger shall be as set forth in the PPBI Certificate immediately prior to the Merger.

(f)                                 Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in accordance with the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Grandpoint shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of Grandpoint shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

(g)                                Additional Actions.  If, at any time after the Effective Time, the Surviving Corporation shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect, record or otherwise confirm the Surviving Corporation’s right, title or interest in, to or under any of the rights, properties or assets of Grandpoint acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, Grandpoint, and its proper officers and directors, acting in such corporate capacity and not individually, shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Surviving Corporation or otherwise to take any and all such action.

2.02                        Effective Date and Effective Time; Closing.

(a)                                 Subject to the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the consummation of the Merger, but subject to the fulfillment or waiver of those conditions), the parties shall cause a certificate of merger relating to the Merger, the form of which is attached hereto as Annex C (the “Certificate of Merger”), to be filed with the Secretary of State of the State of Delaware pursuant to the DGCL on (i) a date mutually selected by PPBI and Grandpoint after such satisfaction or waiver which is no later than the later of (A) five (5) Business Days after such satisfaction or waiver or (B) the first month end following such satisfaction or waiver, or (ii) such other date to which the parties may mutually agree in writing.  The Merger provided for herein shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or such later time as specified in the Certificate of Merger.  The date of such filing with the Secretary of State of the State of Delaware is herein called the “Effective Date.”  The “Effective Time” of the Merger shall be the time of such filing or as set forth in such filing.

(b)                                 A closing (the “Closing”) shall take place immediately prior to the Effective Time at the offices of Holland & Knight LLP, 800 17th Street, N.W., Washington, D.C. 20006, or at such other place, at such other time, or on such other date as the parties may mutually agree upon in writing (such date, the “Closing Date”).  At the Closing, there shall be delivered to PPBI and Grandpoint the certificates and other documents required to be delivered under Article VII hereof.

2.03                        Bank Merger.  As soon as practicable after the execution of this Agreement, or on such later date as PPBI and Grandpoint shall agree, PPBI and Grandpoint shall cause Pacific Premier and Grandpoint Bank, respectively, to enter into the Bank Merger Agreement, the form of which is attached hereto as Annex D, which provides for the merger of Grandpoint Bank with and into Pacific Premier (the “Bank Merger”), in accordance with applicable law, regulation or policies imposed by any Governmental Authority and the terms of the Bank Merger Agreement, immediately after consummation of the Merger. The Bank Merger Agreement provides that the directors of Pacific Premier immediately after the Bank Merger shall be the directors of Pacific Premier immediately prior to the Bank Merger, except for the addition of two new directors as contemplated by Section 6.12.

ARTICLE III

CONSIDERATION AND EXCHANGE PROCEDURES

3.01                        Conversion of Shares.  At the Effective Time, automatically by virtue of the Merger and without any action on the part of any holder of shares of Grandpoint Common Stock:

(a)                                 PPBI Common Stock.  Each share of PPBI Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall be unchanged by the Merger.

(b)                                 Grandpoint Common Stock.  Subject to Sections 3.02, 3.04, 3.05, 3.06 and 3.07, each share of Grandpoint Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into, and shall be canceled in exchange for, the right to receive 0.4750 of a share of PPBI Common Stock (the “Exchange Ratio”).

3.02                        Exchange Procedures.

(a)                                 Mailing of Transmittal Material.  Provided that Grandpoint has delivered, or caused to be delivered, to the agent designated by PPBI (who, if different than PPBI’s or Grandpoint’s then serving registrar and transfer agent, is reasonably acceptable to Grandpoint) (the “Exchange Agent”) all information which is reasonably necessary for the Exchange Agent to perform its obligations as specified herein, the Exchange Agent shall, as promptly as practicable following the Effective Date (but in no event more than three (3) Business Days after the Effective Date), mail and otherwise make available to each holder of record of Grandpoint Common Stock, a notice and a form of letter of transmittal, in a form reasonably acceptable to Grandpoint (which shall specify that delivery shall be effected, and risk of loss and title to such Certificate(s) theretofore representing shares of Grandpoint Common Stock shall pass, only upon proper delivery of such Certificate(s) to the Exchange Agent or transfer of Book-Entry Shares to the Exchange Agent), advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent such Certificate(s) or Book-Entry Shares in exchange for the Merger Consideration to which such holder may be entitled pursuant to Section 3.01(b) hereof.  A letter of transmittal will be properly completed only if accompanied by a Certificate or Certificates or instructions to transfer Book-Entry Shares representing all shares of Grandpoint Common Stock covered thereby, subject to the provisions of paragraph (d) of this Section 3.02.

(b)                                 PPBI Deliveries.  At the Effective Time, for the benefit of the holders of Certificates and/or Book-Entry Shares, PPBI shall deliver to the Exchange Agent, to be given to the holders of Grandpoint Common Stock in exchange for their Certificates and Book-Entry Shares as provided for in this Article III, (i) certificates, or at PPBI’s option, evidence of shares in book entry form, representing the number of whole shares of PPBI Common Stock issuable to the holders of Grandpoint Common Stock as the Merger Consideration and (ii) an amount in cash equal to the amount due in lieu of fractional shares pursuant to Section 3.04.  The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of PPBI Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares of PPBI Common Stock for the account of the Persons entitled thereto.

(c)                                  Issued Shares.  All shares of PPBI Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by PPBI in respect of the PPBI Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares of PPBI Common Stock issuable pursuant to this

Agreement.  No dividends or other distributions in respect of the PPBI Common Stock shall be paid to any holder of any unsurrendered Certificate or Book-Entry Shares until such Certificate (or affidavits of loss in lieu of the Certificate as provided in Section 3.02(e)) or Book-Entry Shares are surrendered for exchange in accordance with this Article III.  Subject to the effect of applicable laws, following the surrender of any such Certificate (or affidavits of loss in lieu of the Certificate as provided in Section 3.02(e)) or Book-Entry Shares, there shall be issued and/or paid to the holder of the certificates representing whole shares of PPBI Common Stock issued in exchange therefor, without interest, (A) at the time of such surrender, the dividends or other distributions with a record date at or after the Effective Time theretofore payable with respect to such whole shares of PPBI Common Stock and not paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of PPBI Common Stock with a record date at or after the Effective Time but with a payment date subsequent to surrender.

(d)                                 Exchange Agent Deliveries.

(i)                                     Each holder of an outstanding Certificate or Certificates or Book-Entry Shares who has surrendered such Certificate or Certificates or Book-Entry Shares to the Exchange Agent will, upon acceptance thereof by the Exchange Agent, be entitled to evidence of issuance in book entry form, or upon written request of such holder, a certificate or certificates representing, the number of whole shares of PPBI Common Stock and the amount of cash, if any, into which the aggregate number of shares of Grandpoint Common Stock previously represented by such Certificate or Certificates or Book-Entry Shares surrendered shall have been converted pursuant to this Agreement and any other distribution theretofore paid with respect to PPBI Common Stock issuable in the Merger, in each case, without interest.  The Exchange Agent shall accept such Certificates or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose consistent with the notice and form of letter of transmittal to effect an orderly exchange thereof in accordance with normal exchange practices.

(ii)                                  Each outstanding Certificate or Book-Entry Share which prior to the Effective Time represented Grandpoint Common Stock and which is not surrendered to the Exchange Agent in accordance with the procedures provided for herein shall, except as otherwise herein provided, until duly surrendered to the Exchange Agent, be deemed to evidence ownership of the number of shares of PPBI Common Stock and the amount of cash, if any, into which such Grandpoint Common Stock shall have been converted.  After the Effective Time, there shall be no further transfer on the records of Grandpoint of Certificates or Book-Entry Shares representing shares of Grandpoint Common Stock and, if such Certificates or Book-Entry Shares are presented to Grandpoint for transfer, they shall be cancelled against delivery of certificates for PPBI Common Stock and cash as hereinabove provided.

(e)                                  Lost or Destroyed Certificates; Issuances of PPBI Common Stock in New Names.  The Exchange Agent shall not be obligated to deliver a certificate or certificates representing shares of PPBI Common Stock to which a holder of Grandpoint Common Stock would otherwise be entitled as a result of the Merger until such holder surrenders the Certificate or Certificates representing the shares of Grandpoint Common Stock for exchange as provided in this Section 3.02, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond in an amount as may be reasonably required in each case by PPBI.  If any certificates evidencing shares of PPBI Common Stock are to be issued in a name other than that in which the Certificate evidencing Grandpoint Common Stock surrendered in exchange therefore is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Certificate and otherwise in proper form for transfer and that the Person requesting such exchange pay to the Exchange Agent any transfer or other Tax required by reason of the issuance of a certificate for shares of PPBI Common Stock in any name other than that of the registered holder of the Certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(f)                                   Unclaimed Merger Consideration.  The exchange of shares of Grandpoint Common Stock for the Merger Consideration as provided in this Section 3.02 shall be administered by the Exchange Agent until such time as any unclaimed portion thereof is required to be delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of stock represented by any Certificate or Book-Entry Share for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws.  The Exchange Agent shall be entitled to rely upon the stock transfer books of Grandpoint to establish the identity of those Persons entitled to receive the consideration specified in this Agreement, which books shall be conclusive (absent manifest error) with respect thereto.  In the event of a dispute with respect to ownership of stock represented by any Certificate or Book-Entry Share, the Exchange Agent shall be entitled to deposit any consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

3.03                        Rights as Shareholders.  At the Effective Time, holders of Grandpoint Common Stock shall cease to be, and shall have no rights as, shareholders of Grandpoint other than to receive the consideration provided for under this Article III.

3.04                        No Fractional Shares.  Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of PPBI Common Stock shall be issued in the Merger.  Each holder of Grandpoint Common Stock who otherwise would have been entitled to a fraction of a share of PPBI Common Stock (after taking into account all Certificates or Book-Entry Shares delivered by such holder) shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the PPBI Average Share Price, rounded to the nearest whole cent.  No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

3.05                        Dissenting Shares.  Notwithstanding any other provision of this Agreement, each outstanding share of Grandpoint Common Stock held by a holder who has not voted in favor of adoption of the Agreement or consented thereto in writing and who has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL (such shares of Grandpoint Common Stock being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the

DGCL with respect to such shares of Grandpoint Common Stock) shall not be converted into a right to receive a portion of the Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Grandpoint Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the portion of the Merger Consideration, if any, to which such holder is entitled pursuant to Section 3.01(b), without interest thereon.  Grandpoint shall give PPBI prompt notice upon receipt by Grandpoint of any such written demands for payment of the fair value of such shares of Grandpoint Common Stock and of withdrawals of such demands and any other instruments provided pursuant to the DGCL.  If any holder of Dissenting Shares shall have effectively withdrawn or lost the right to dissent (through failure to perfect or otherwise), the Dissenting Shares held by such holder shall be converted on a share by share basis into the right to receive the Merger Consideration in accordance with the applicable provisions of this Agreement.  Any payments made in respect of Dissenting Shares shall be made by PPBI or the Surviving Corporation within the time period set forth in the DGCL.

3.06                        Anti-Dilution Provisions.  If, between the date hereof and the Effective Time, the shares of PPBI Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, stock dividend or distribution, stock split (including a reverse stock split), issuer tender or exchange offer or other similar transaction in PPBI Common Stock, the Exchange Ratio shall be adjusted accordingly; provided that a bona fide offering or sale of PPBI Common Stock for fair value received shall not be deemed a reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, stock dividend or distribution, stock split (including a reverse stock split), issuer tender or exchange offer or other similar transaction in PPBI Common Stock.

3.07                        Withholding Rights.  PPBI (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of Grandpoint Common Stock such amounts as PPBI reasonably determines is required under the Code or any state, local or foreign Tax law or regulation thereunder to deduct and withhold with respect to the making of such payment, and to collect any necessary Tax forms or other necessary information.  Except for any withholding required as the result of any failure to deliver any certificates or forms requested for purposes of federal backup withholding, in the event PPBI reasonably determines that it is so required to deduct or withhold an amount for or on account of any Tax from any consideration payable or otherwise deliverable pursuant to this Agreement, PPBI shall use reasonable efforts to notify Grandpoint of its determination and the parties shall cooperate in good faith to minimize to the extent permissible the amount of any such deduction or withholding, including providing any certificates or forms that are reasonably requested to establish and exemption from (or reduction in) any deduction or withholding.  Any amounts so withheld shall be timely remitted to the applicable Governmental Authority and shall be treated for all purposes of this Agreement as having been paid to the holder of Grandpoint Common Stock in respect of which such deduction and withholding was made by PPBI.

3.08                        Grandpoint Options.  At the Effective Time, each option to acquire shares of Grandpoint Common Stock (collectively, the “Grandpoint Options”) which is outstanding and unexercised immediately prior to the Effective Time shall be cancelled in exchange for the right to receive from Grandpoint immediately prior to the Effective Time a single lump sum cash payment, equal to the product of (i) the number of shares of Grandpoint Common Stock subject to such Grandpoint Option immediately prior to the Effective Time, and (ii) the excess, if any, of (A) the PPBI Average Share Price multiplied by the Exchange Ratio over (B) the exercise price per share of such Grandpoint Option (the “Option Merger Consideration”), less any applicable Taxes required to be withheld with respect to such payment.  If the exercise price per share of any such Grandpoint Option is equal to or greater than the PPBI Average Share Price multiplied by the Exchange Ratio, such Grandpoint Option shall be canceled without any cash payment being made in respect thereof.  Grandpoint shall use its reasonable best efforts to obtain the written acknowledgement of each holder of a then outstanding Grandpoint Option with regard to the cancellation of such Grandpoint Option and the payment therefor in accordance with the terms of this Agreement.  Subject to the foregoing, the Grandpoint Equity Plans and all Grandpoint Options issued thereunder shall terminate at the Effective Time.

3.09                        Reservation of Shares.  Prior to the Closing, the PPBI Board shall reserve for issuance a sufficient number of shares of PPBI Common Stock for the purpose of issuing its shares in exchange for shares of Grandpoint Common Stock in the Merger.

ARTICLE IV

ACTIONS PENDING ACQUISITION

4.01                        Forbearances of Grandpoint.  From the date hereof until the Effective Time, except as otherwise expressly contemplated or permitted by this Agreement, as Previously Disclosed, as required by applicable law, or as consented to by PPBI in writing, Grandpoint will not, and will cause each of its Subsidiaries not to:

(a)                               Ordinary Course.  Conduct its business other than in the ordinary and usual course consistent with past practice or fail to use commercially reasonable efforts to preserve its business organization, keep available the present services of its employees (except in the case of terminations of employees for cause) and preserve for itself and PPBI the goodwill of the customers of Grandpoint and its Subsidiaries and others with whom material business relations exist.

(b)                               Capital Stock.  Other than pursuant to Rights set forth on Section 4.01(b) of Grandpoint’s Disclosure Schedule, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of stock or any Rights or (ii) permit any additional shares of stock to become subject to grants of employee or director stock options or other Rights.

(c)                                  Dividends; Reclassifications; Etc.

(i)                                     Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of Grandpoint Common Stock. Notwithstanding the foregoing and dependent on when the Closing occurs, Grandpoint may declare and pay regular quarterly cash dividends on the Grandpoint Common Stock equal to $0.15 per share of Grandpoint Common Stock in the ordinary course of business consistent with past practice, including as to the declaration, payment and record dates.

(ii)                                  Directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of Grandpoint Common Stock.

(d)                               Compensation; Employment Agreements; Etc.  Enter into or amend or renew any employment, consulting, severance, change in control, retention, bonus, salary continuation or similar agreements or arrangements with any director or executive officer of Grandpoint or its Subsidiaries (for the avoidance of doubt, this limitation shall not apply to employment agreements that provide for automatic renewal in accordance with their terms), grant or announce any salary or wage increase (other than annual merit increases adopted in the ordinary and usual course of business consistent with past practice and not to exceed three percent (3%) in the aggregate across all employees), grant or announce any severance or termination pay (other than pursuant to a severance arrangement or policy disclosed in Section 5.03(m)(v) of Grandpoint’s Disclosure Schedule), or increase or announce any increase in any employee benefit (including incentive or bonus payments), except for changes required by applicable law or in accordance with Grandpoint’s existing employee benefit plans and set forth in Section 4.01(d) of Grandpoint’s Disclosure Schedule.

(e)                                Hiring.  Hire any person as a Senior Officer of Grandpoint or any of its Subsidiaries or promote any employee to a Senior Officer position, except (i) to satisfy contractual obligations existing as of the date hereof and set forth on Section 4.01(e) of Grandpoint’s Disclosure Schedule and (ii) persons hired to fill any Senior Officer vacancies either existing as of the date hereof and set forth in Section 4.01(e) of Grandpoint’s Disclosure Schedule or arising after the date hereof whose employment is terminable at the will of Grandpoint or a Subsidiary of Grandpoint and who are not subject to or eligible for any severance, change in control, bonus or similar benefits or payments that would become payable as a result of the Transaction, or consummation thereof, or enter into any agreement with a labor union, guild or association representing any employee.

(f)                                 Benefit Plans.  Except as set forth in Section 4.01(f) of Grandpoint’s Disclosure Schedule, (i) enter into, establish, adopt, amend or terminate, or make any contributions to any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer or employee of Grandpoint or (ii) take any action to accelerate the vesting or exercisability of stock options, restricted stock, restricted stock units or other compensation or benefits payable thereunder, in each case except (y) to satisfy contractual obligations existing as of the date hereof and set forth in Section 4.01(f) of Grandpoint’s Disclosure Schedule or (z) as may be required by applicable law.

(g)                                Dispositions.  Except as set forth in Section 4.01(r) hereof, sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its material assets, deposits, business or properties, except for (i) sales, transfers, mortgages, encumbrances, dispositions or discontinuances which are in the ordinary course of business and consistent with past practice and are not material to Grandpoint and its Subsidiaries taken as a whole and (ii) sales of Loans or Loan participations which are in the ordinary course of business and consistent with past practice.

(h)                               Acquisitions.  Except as set forth in Sections 4.01(i), 4.01(r) and 4.01(s), acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) including without limitation, by merger or consolidation or by investment in a partnership or joint venture, all or any portion of the assets, business, securities, deposits or properties of any Person or division or business unit thereof.

(i)                                   Capital Expenditures.  Except as set forth in Section 4.01(i) of Grandpoint’s Disclosure Schedule, make any capital expenditures, other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $50,000 individually or $100,000 in the aggregate.

(j)                                  Governing Documents.  Amend the Grandpoint Articles, the Grandpoint Bylaws or the articles of incorporation or bylaws (or equivalent documents) of any Subsidiary of Grandpoint.

(k)                               Accounting Methods.  Implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by changes in laws or regulations or GAAP.

(l)                                   Contracts.  Except as otherwise permitted under this Section 4.01, enter into, cancel, fail to renew or terminate any Material Contract or amend or modify in any material respect any of its existing Material Contracts.

(m)                           Claims.  Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which Grandpoint or any of its Subsidiaries is or becomes a party after the date of this Agreement, which settlement, agreement or action involves payment by Grandpoint or any of its Subsidiaries of an amount which exceeds $50,000 and/or would impose any material restriction on the business of PPBI or any of its Subsidiaries following the consummation of the Transaction (including Grandpoint and Grandpoint Bank) or create precedent for claims that are reasonably likely to be material to PPBI and its Subsidiaries, taken as a whole, following the consummation of the Transaction.

(n)                               Banking Operations.  Enter into any new material line of business; introduce any material new products or services; change its material lending, investment, underwriting, loan, deposit or fee pricing, servicing, risk and asset liability management and other material banking and operating policies, or the manner in which its investment securities or loan portfolio is classified or reported, except as required by applicable law, regulation, policies imposed by any Governmental Authority or in conformity with GAAP; invest in any mortgage-

backed or mortgage-related security that would be risk—weighted over 100% according to BASEL III regulatory capital guidelines; or file any application or enter into any contract with respect to the opening, relocation or closing of, or open, relocate or close, any branch, office, service center or other facility.

(o)                               Marketing.  Introduce any material new sales compensation or incentive programs or arrangements (except those the material terms of which have been fully disclosed in writing to PPBI prior to the date hereof).

(p)                               Derivatives Contracts.  Enter into any Derivatives Contract.

(q)                               Indebtedness.  Incur any indebtedness for borrowed money (other than deposits, federal funds purchased, cash management accounts, Federal Home Loan Bank and FRB borrowings that mature within 90 days and that have no put or call features and securities sold under agreements to repurchase that mature within 90 days, in each case, in the ordinary course of business consistent with past practice); or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than with respect to the collection of checks and other negotiable instruments in the ordinary course of business consistent with past practice.

(r)                                  Investment Securities.  (i) Acquire (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) any debt security, collateralized loan obligation or Equity Investment or (ii) dispose of any debt security or Equity Investment; provided, however, that in the case of clauses (i) and (ii), Grandpoint and its Subsidiaries may acquire any debt security, collateralized loan obligation or Equity Investment if, within two (2) Business Days after Grandpoint requests in writing (which request shall describe in detail such securities to be purchased and the price thereof) that PPBI consent to the making of any such purchase, and PPBI has approved such request in writing or has not responded in writing to such request.

(s)                                 Loans.  (i) Make, renew or otherwise modify any loan, loan commitment, letter of credit or other extension of credit (collectively, “Loans”), other than Loans made in the ordinary course of business, consistent with past practice, that are not in excess of $10.0 million individually; (ii) take any action that would result in any discretionary release of collateral or guarantees or otherwise restructure any Loans; (iii) enter into any Loan securitization or create any special purpose funding entity; (iv) purchase any consumer loan; or (v) enter into any agreement or arrangement providing for the purchase of a Loan participation.  Notwithstanding the foregoing, Grandpoint and its Subsidiaries can make, renew, modify, or enter into Loans that exceed the foregoing dollar limitation to the extent Grandpoint provides to PPBI in writing a complete Loan package for such Loan and PPBI does not object to such Loan within three (3) Business Days of receipt of such written notice.

(t)                                  Investments in Real Estate.  Except as set forth in Section 4.01(h) or 4.01(i) hereof, make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice).

(u)                                 Tax Elections.  Make or change any material Tax election, settle or compromise any material Tax liability of Grandpoint or any of its Subsidiaries, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of an amount of Taxes of Grandpoint or any of its Subsidiaries (or the assets and liabilities of Grandpoint or any of its Subsidiaries), enter into any closing agreement with respect to any material amount of Taxes or surrender any right to claim a material Tax refund, adopt or change any method of accounting with respect to Taxes, or file any amended income or other material Tax Return.

(v)                                 Antitakeover Statutes.  Take any action (i) that would cause this Agreement or the Transaction to be subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares or (ii) to exempt or make not subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any Person (other than PPBI or its Subsidiaries) or any action taken thereby, which Person or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom.

(w)                               Transactions with Insiders.  Make or propose to make any loan to or enter into any transaction with any of Grandpoint’s or any of its Subsidiaries’ directors or executive officers (other than those entered into on an arms’ length basis, in the ordinary course and consistent with past practice and in compliance with applicable law, regulation and policies imposed by any Governmental Authority).

(x)                                 Adverse Actions.  Take any action that is or would be reasonably likely to result in (i) the Merger not qualifying as a reorganization within the meaning of Section 368(a) of the Code, (ii) any of its representations and warranties set forth in this Agreement being or becoming untrue at any time at or prior to the Effective Time, such that the condition to the Merger set forth in Section 7.03(a) would not be satisfied, (iii) any of the other conditions to the Merger set forth in Article VII not being satisfied, (iv)  a material delay in the ability of PPBI or Grandpoint to perform any of their obligations under this Agreement on a timely basis, or (v) a material delay in the ability of PPBI to obtain any necessary approvals of any Governmental Authority required for the transactions contemplated hereby.

(y)                                 Commitments.  Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

4.02                        Forbearances of PPBI.  From the date hereof until the Effective Time, except as otherwise expressly contemplated or permitted by this Agreement, as required by applicable law, regulation or policies imposed by any Governmental Authority, or without the prior written consent of Grandpoint, PPBI will not, and will cause each of its Subsidiaries not to:

(a)                                 Ordinary Course.  Conduct its business other than in the ordinary and usual course consistent with past practice or fail to use commercially reasonable efforts to preserve its business organization and preserve for itself and Grandpoint the goodwill of the customers of PPBI and its Subsidiaries and others with whom material business relations exist.

(b)                                 Dividends; Reclassifications; Etc.  Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of PPBI Common Stock.

(c)                                  Governing Documents.  Except as reasonably required to effect the corporate governance changes described in PPBI’s Current Report or Form 8-K filed with the SEC on November 16, 2017, amend the PPBI Certificate or the PPBI Bylaws.

(d)                                 Antitakeover Statutes.  Take any action (i) that would cause this Agreement or the Transaction to be subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares or (ii) to exempt or make not subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any Person (other than Grandpoint or its Subsidiaries) or any action taken thereby, which Person or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom.

(e)                                  Adverse Actions.  Take any action that is or would be reasonably likely to result in (i) the Merger not qualifying as a reorganization within the meaning of Section 368(a) of the Code, (ii) any of its representations and warranties set forth in this Agreement being or becoming untrue in at any time at or prior to the Effective Time such that the condition to the Merger set forth in Section 7.02(a) would not be satisfied, (iii) any of the other conditions to the Merger set forth in Article VII not being satisfied, (iv) a material delay in the ability of PPBI or Grandpoint to perform any of their obligations under this Agreement on a timely basis, or (v) a material delay in the ability of PPBI to obtain any necessary approvals of any Governmental Authority required for the transactions contemplated hereby.

(f)                                   Commitments.  Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.01                        Disclosure Schedules.  On or prior to the date hereof, PPBI has delivered to Grandpoint a schedule and Grandpoint has delivered to PPBI a schedule (each respectively, its “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.03 or 5.04 or to one or more of its covenants contained in Articles IV or VI; provided, however, that the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that, absent such inclusion in the Disclosure Schedule, such item is or would be reasonably likely to result in a Material Adverse Effect.

5.02                        Standard.  Solely for the purposes of determining whether the conditions set forth in Sections 7.02(a) or 7.03(a), as the case may be, have been satisfied (and without otherwise qualifying any representation or warranty made on the date hereof), no representation or warranty of Grandpoint on the one hand or PPBI on the other hand contained in Sections 5.03 or 5.04, respectively, other than the representations of Grandpoint contained in Section 5.03(b), which shall be true in all respects, except to a de minimis extent (relative to Section 5.03(b) taken as a whole), and the representations of Grandpoint contained in Section 5.03(m)(v), which shall be true in all material respects, shall be deemed untrue or incorrect for purposes of Sections 7.02(a) or 7.03(a), and no party hereto shall be deemed to have breached a representation or warranty for purposes of such Sections, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Sections 5.03 or 5.04, has had or is reasonably likely to have a Material Adverse Effect on the party making such representation or warranty.

5.03                        Representations and Warranties of Grandpoint.  Subject to Sections 5.01 and 5.02, Grandpoint hereby represents and warrants to PPBI:

(a)                                 Organization, Standing and Authority.  Grandpoint is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Grandpoint is duly licensed or qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have nor reasonably be expected to have a Material Adverse Effect on Grandpoint and its Subsidiaries, taken as a whole.  Grandpoint has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted.  The copies of the Grandpoint Articles and Grandpoint Bylaws which have previously been made available to PPBI are true, complete and correct copies of such documents as in effect on the date of this Agreement.  The minute books of Grandpoint and each of its Subsidiaries previously made available to PPBI contain true and correct records in all material respects of all meetings and other material corporate actions held or taken of their respective shareholders and Boards of Directors (including committees of their respective Boards of Directors) through the date hereof.

(b)                                 Grandpoint Capital Stock.  The authorized capital stock of Grandpoint consists solely of 70,000,000 shares of Grandpoint Common Stock, comprised of 60,000,000 shares of Grandpoint Voting Common Stock and 10,000,000 shares of Grandpoint Non-Voting Common Stock, of which 27,901,752 and 5,273,173 shares of Grandpoint Voting Common Stock and Grandpoint Non-Voting Common Stock, respectively, are issued and outstanding as of the date hereof, and 5,000,000 shares of Grandpoint Preferred Stock, none of which were issued and outstanding as of the date hereof.  As of the date hereof, no shares of Grandpoint Common Stock were held in treasury by Grandpoint or otherwise directly or indirectly owned by Grandpoint.  The outstanding shares of Grandpoint Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the outstanding shares of Grandpoint Common Stock have been issued in violation of the preemptive rights of any Person.  Section 5.03(b) of Grandpoint’s Disclosure Schedule sets forth, as of the date hereof, for each Grandpoint Option, the name of the grantee, the date of the grant, the status of the option grant as qualified or non-qualified under Section 422 of the Code, the number of shares of Grandpoint Common Stock subject to each Grandpoint Option, the number of shares of Grandpoint Common Stock subject to Grandpoint Options that are currently exercisable and the exercise or strike price per share.  Each Grandpoint Option (i) currently has an exercise price that is the same as when first issued and such exercise price is at least equal to the fair market value of the underlying shares of Grandpoint Common Stock as of the grant date; and (ii) has been issued in compliance in all material respects with applicable laws.  Except as set forth in this Section 5.03(b), there are no shares of Grandpoint Common Stock reserved for issuance (other than additional shares of Grandpoint Common Stock reserved for issuance in future awards under the Grandpoint Equity Plans), Grandpoint does not have any Rights issued or outstanding with respect to Grandpoint Common Stock and Grandpoint does not have any commitment to authorize, issue or sell any Grandpoint Common Stock or Rights.  No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of Grandpoint may vote are outstanding.

(c)                                  Subsidiaries.

(i)                                     (A) Section 5.03(c)(i)(A) of Grandpoint’s Disclosure Schedule sets forth a list of all of Grandpoint’s Subsidiaries together with the employer identification number, corporate address, the number of shares and class of capital stock issued and outstanding and the jurisdiction of organization of each such Subsidiary, (B) Grandpoint owns, directly or indirectly, all the issued and outstanding Equity Securities of each of its Subsidiaries, (C) no Equity Securities of any of its Subsidiaries are or may become required to be issued (other than to Grandpoint) by reason of any Right or otherwise, (D) there are no contracts, commitments, understandings or arrangements by which any of its Subsidiaries is or may be bound to sell or otherwise transfer any of its Equity Securities (other than to Grandpoint or any of its wholly owned Subsidiaries), (E) there are no contracts, commitments, understandings, or arrangements relating to Grandpoint’s rights to vote or to dispose of such securities and (F) all the Equity Securities of Grandpoint’s Subsidiaries held by Grandpoint or its Subsidiaries are fully paid and nonassessable (except for assessments required under the CFC with respect to Grandpoint Bank’s capital stock) and are owned by Grandpoint or its Subsidiaries free and clear of any Liens.  No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of any of the Grandpoint Subsidiaries may vote are outstanding.

(ii)                                  Except as set forth in Section 5.03(c)(ii) of Grandpoint’s Disclosure Schedule and except for securities and other interests held in a fiduciary capacity and beneficially owned by third parties or taken in consideration of debts previously contracted, ownership interests in Grandpoint’s Subsidiaries and stock in the FHLB, Grandpoint does not own beneficially, directly or indirectly, any Equity Securities of any Person or any interest in a partnership or joint venture of any kind.

(iii)                               Each of Grandpoint’s Subsidiaries has been duly organized, is validly existing and is in good standing, in each case under the laws of the jurisdiction of its organization, and is duly licensed or qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified has not had nor would reasonably be expected to have a Material Adverse Effect on Grandpoint and its Subsidiaries, taken as a whole.

(iv)                              The deposit accounts of Grandpoint Bank are insured by the FDIC in the manner and to the maximum extent provided by applicable law, and Grandpoint Bank has paid all deposit insurance premiums and assessments required by applicable law, regulation or policies imposed by any Governmental Authority.

(d)                                 Corporate Power.  Each of Grandpoint and its Subsidiaries has the corporate power and corporate authority to carry on its business as it is now being conducted and to own all its properties and assets; and Grandpoint has the corporate power and corporate authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transaction, and to cause Grandpoint Bank to consummate the Bank Merger Agreement, and Grandpoint Bank has the corporate power and authority to execute, deliver and perform its obligations under the Bank Merger Agreement, in each case, subject to receipt of all necessary approvals of Governmental Authorities and the Shareholder Approval.

(e)                                  Corporate Authority.  Subject to the adoption of the Agreement by the holders of the outstanding Grandpoint Voting Common Stock, this Agreement, the Bank Merger Agreement and the Transaction have been authorized by all necessary corporate action of Grandpoint and Grandpoint Bank and the Grandpoint Board and Grandpoint Bank Board on or prior to the date hereof.  Grandpoint has duly executed and delivered this Agreement and assuming due authorization, execution and delivery by PPBI, this Agreement is a valid and legally binding obligation of Grandpoint, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(f)                                   Regulatory Approvals; No Defaults.

(i)                                     Except as set forth in Section 5.03(f) of Grandpoint’s Disclosure Schedule, no consents or approvals of, or waivers by, or notices to, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Grandpoint or any of its Subsidiaries in connection with the execution, delivery or performance by Grandpoint of this Agreement and by Grandpoint Bank of the Bank Merger Agreement, or to consummate the Transaction, except for (A) filings of applications or notices with, and approvals or waivers by, the FRB and the DBO, as required, (B) filings with the SEC and state securities authorities, as applicable, in connection with the issuance of PPBI Common Stock in the Merger, (C) approval of listing of such PPBI Common Stock on the Nasdaq, (D) the filing of (1) the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and (2) the Bank Merger Agreement with the Secretary of State of the State of California and the DBO pursuant to the CGCL and the CFC, and (E) the Shareholder Approval of this Agreement by delivery of the Grandpoint Shareholder Consents.  To the Knowledge of Grandpoint, there is no reason why the approvals set forth above and referred to in Section 7.01(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

(ii)                                  Subject to receipt, or the making, of the consents, approvals, waivers, notices and filings referred to in the preceding paragraph and the expiration of related waiting periods, the execution, delivery and performance of this Agreement by Grandpoint and the Bank Merger Agreement by Grandpoint Bank and the consummation of the Transaction do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under (in each case with or without notice, lapse of time, or both), any law, code, ordinance, rule or regulation or any judgment, decree, injunction, order, governmental permit or license to which Grandpoint or any of its Subsidiaries or any of their respective assets or properties is subject or bound, or any Material Contract, (B) constitute a breach or violation of, or a default under, the articles of incorporation or bylaws (or similar governing documents) of Grandpoint or any of its Subsidiaries or (C) require any consent or approval under any law, code, ordinance, rule, regulation, judgment, decree, injunction, order, governmental permit or license, or Material Contract except where, in the case of clauses (A) and (C) above, any such breach, violation, default, creation, acceleration, termination or failure to obtain such consent or approval would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect with respect to Grandpoint and its Subsidiaries, taken as a whole.

(g)                                  Financial Reports; Undisclosed Liabilities; Internal Controls.

(i)                                     Each of the consolidated balance sheets contained in the Grandpoint Financial Statements (including the related notes and schedules thereto) fairly presents, or will fairly present, in all material respects, the consolidated financial position of Grandpoint and its Subsidiaries as of its date, and each of the consolidated statements of income, consolidated statements of comprehensive income, consolidated statements of changes in shareholders’ equity and consolidated statements of cash flows in such Grandpoint Financial Statements (including any related notes and schedules thereto) fairly presents, or will fairly present, in all material respects, the consolidated results of operations, changes in shareholders’ equity and other comprehensive income and cash flows, as the case may be, of Grandpoint and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein and subject, in the case of unaudited consolidated financial statements that are part of the Grandpoint Financial Statements, to normal year-end adjustments.  The books and records of Grandpoint and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(ii)                                  None of Grandpoint nor any of its Subsidiaries is required to file periodic reports with any Governmental Authority pursuant to the Exchange Act.

(iii)                               Except as set forth on the unaudited consolidated balance sheet of Grandpoint dated as of September 30, 2017, neither Grandpoint nor any of its Subsidiaries has any liability (whether absolute, contingent or accrued or otherwise and whether due or to become due) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, other than liabilities (A) incurred after September 30, 2017 in the ordinary course of business consistent with past practice (B) incurred pursuant to or provided for in this Agreement or (C) that would not reasonably be expected to be material to Grandpoint and its Subsidiaries, taken as a whole.

(iv)                              Since September 30, 2017, (A) Grandpoint and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice, (B) neither Grandpoint nor any of its Subsidiaries has taken nor permitted or entered into any contract with respect to, or otherwise agreed or committed to do or take, any action that, if taken after the date hereof, would constitute a breach of paragraphs (b), (c), (g), (h), (j), (k), (m), (p), (u), (v), (w), (x) or, with respect to such paragraphs, (y), in Section 4.01 and (C) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.03 or otherwise), has had or would reasonably be expected to have a Material Adverse Effect on Grandpoint and its Subsidiaries, taken as a whole.

(v)                                 No agreement pursuant to which any Loans or other assets have been or shall be sold by Grandpoint or its Subsidiaries entitled the buyer of such Loans or other assets, unless there is material breach of a representation or covenant by Grandpoint or its Subsidiaries, to cause Grandpoint or its Subsidiaries to repurchase such Loan or other asset or the buyer to pursue any other form of recourse against Grandpoint or its Subsidiaries. Section 5.03(g)(v) of Grandpoint’s Disclosure Schedule sets forth all cash, stock or other dividend or any other distribution with respect to the capital stock of Grandpoint or its Subsidiaries that has been declared, set aside or paid since January 1, 2016, as well as all shares of capital stock of Grandpoint or its Subsidiaries that have been purchased, redeemed or otherwise acquired, directly or indirectly, by Grandpoint or any of its Subsidiaries since January 1, 2015.

(vi)                              The records, systems, controls, data and information of Grandpoint and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the ownership and control of Grandpoint or its Subsidiaries (either directly or through Grandpoint’s third party data processing service provider) or its accountants (including all means of access thereto and therefrom), except as would not reasonably be expected to have a Material Adverse Effect on Grandpoint and its Subsidiaries, taken as a whole.

(vii)                           Since January 1, 2015, (A) neither Grandpoint nor any of its Subsidiaries nor, to the Knowledge of Grandpoint, any director, officer, employee, auditor, accountant or representative of Grandpoint or any of its Subsidiaries, has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Grandpoint or any of its Subsidiaries or their respective internal accounting controls, including any material written complaint, allegation, assertion or claim that Grandpoint or any of its Subsidiaries, has engaged in questionable accounting or auditing practices, and (B) no attorney representing Grandpoint or any of its Subsidiaries, whether or not employed by Grandpoint or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Grandpoint or any of its Subsidiaries or their respective officers, directors, employees or agents to the Grandpoint Board or any committee thereof or, to the Knowledge of Grandpoint, to any director or officer of Grandpoint or any of its Subsidiaries.

(h)                                 Legal Proceedings.  Section 5.03(h) of Grandpoint’s Disclosure Schedule lists all litigation, arbitration, claims or other proceedings before any court or Governmental Authority that is pending against Grandpoint or any of its Subsidiaries as of the date hereof.  Except as set forth in Section 5.03(h) of Grandpoint’s Disclosure Schedule, no litigation, arbitration, claim or other proceeding before any Governmental Authority is pending against Grandpoint or any of its Subsidiaries and, to Grandpoint’s Knowledge, no such litigation, arbitration, claim or other proceeding has been threatened.  Neither Grandpoint nor any of its Subsidiaries nor any of their respective properties is a party to or subject to any order, judgment, decree or regulatory restriction that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Grandpoint and its Subsidiaries, taken as a whole.

(i)                                     Regulatory Matters.

(i)                                     Since January 1, 2015, Grandpoint and its Subsidiaries have duly filed with the appropriate regulatory authorities in substantially correct form the monthly, quarterly and annual reports required to be filed under applicable law, regulations or policies imposed by any Governmental Authority, and such reports were in all material respects complete and accurate and in compliance in all material respects with the requirements of applicable law, regulations or policies imposed by any Governmental Authority, and Grandpoint has previously delivered or made available to PPBI accurate and complete copies of all such reports.  In connection with the most recent examination of Grandpoint and its Subsidiaries by the appropriate regulatory authorities, neither Grandpoint nor any of its Subsidiaries was required to correct or change any action, procedure or proceeding which Grandpoint believes in good faith has not been now corrected or changed, other than corrections or changes which, if not made, would not have or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Grandpoint and its Subsidiaries, taken as a whole.

(ii)                                  Neither Grandpoint nor any of its Subsidiaries nor any of their respective properties is a party to or is subject to any order, decree, directive, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, nor has Grandpoint or any of its Subsidiaries adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Authority, that, in each case, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect with respect to Grandpoint and its Subsidiaries, taken as a whole.  Grandpoint and its Subsidiaries have paid all assessments made or imposed by any Governmental Authority.

(iii)                               Neither Grandpoint nor any of its Subsidiaries has been advised by, nor does it have any Knowledge of facts which would reasonably be expected to give rise to an advisory notice by, any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, directive, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission or any request for the adoption of any policy, procedure or board resolution.

(iv)                              (A) Except as set forth in Section 5.03(i)(iv)(A) of Grandpoint’s Disclosure Schedule, no Governmental Authority has initiated since January 1, 2015 or has pending any proceeding, enforcement action or, to the Knowledge of Grandpoint, investigation or inquiry into the business, operations, policies, practices or disclosures of Grandpoint or any of its Subsidiaries (other than normal examinations conducted by a Governmental Authority in the ordinary course of the business of Grandpoint and its Subsidiaries), or, to the Knowledge of Grandpoint, threatened any of the foregoing, and (B) there is no unresolved violation, criticism, comment or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of Grandpoint or any of its Subsidiaries, other than, in each case, which would not reasonably be expected to result in a Material Adverse Effect on Grandpoint and its Subsidiaries, taken as a whole.

(v)                                 The most recent regulatory rating given to Grandpoint Bank as to compliance with the Community Reinvestment Act is at least “satisfactory.”  To the Knowledge of Grandpoint, since the last regulatory examination of Grandpoint Bank with respect to Community Reinvestment Act compliance, Grandpoint Bank has not received any material complaints as to Community Reinvestment Act compliance.

(j)                                    Compliance With Laws.  Each of Grandpoint and its Subsidiaries:

(i)                                     is, and at all times since January 1, 2015, has been, in material compliance with all applicable federal, state, local and foreign statutes, laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, decrees or policies and/or guidelines of any Governmental Authority applicable thereto or to the employees conducting such business, including, without limitation, Sections 23A and 23B of the Federal Reserve Act and FRB and FDIC regulations pursuant thereto, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the USA PATRIOT Act, the Electronic Fund Transfer Act and Regulation E of the FRB, all other applicable fair lending laws and other laws relating to discriminatory business practices and all posted and internal policies of Grandpoint and its Subsidiaries related to customer data, privacy and security;

(ii)                                  has, and at all times since January 1, 2015, has had, all material permits, licenses, franchises, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities (and has paid all fees and assessments due and payable in connection therewith) that are required in order to permit them to own or lease their properties and to conduct their business as presently conducted in all material respects; all such permits, licenses, franchises, certificates of authority, orders and approvals are in full force and effect and, to Grandpoint’s Knowledge, no suspension or cancellation of any of them is threatened; and

(iii)                               has received no written notification or communication from any Governmental Authority (A) asserting that Grandpoint or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to Grandpoint’s Knowledge, do any grounds exist that would reasonably be expected to result in any of the foregoing).

(k)                                 Material Contracts; Defaults.

(i)                                     Except for documents set forth in Section 5.03(k)(i) of Grandpoint’s Disclosure Schedule, neither Grandpoint nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (A) with respect to the employment of any of its directors, officers, employees, or with regards to the provision of services similar to those provided by an employee, independent contractors or consultants and involving the payment or value of more than $50,000 per annum, (B) which would entitle any present or former director, officer, employee, independent contractor, consultant or agent of Grandpoint or any of its Subsidiaries to indemnification from Grandpoint or any of its Subsidiaries or which would require Grandpoint or any of its Subsidiaries to make any payments in respect of any non-competition obligations restricting the ability of any present or former director, officer or employee of Grandpoint or any of its Subsidiaries to compete against Grandpoint or any of its Subsidiaries, (C) which provides for the payment by Grandpoint or any of its Subsidiaries of profit-sharing, severance or other compensation upon a merger, consolidation, acquisition, asset purchase, stock purchase or other business combination transaction involving Grandpoint or any of its Subsidiaries, including but not limited to, the Transaction, (D) which is an agreement (including data processing, software programming, consulting and licensing contracts) not terminable on 60 days or less notice and involving the payment or value of more than $50,000 per annum, (E) which is with or to a labor union, employee representative or guild (including any collective bargaining agreement), (F) which relates to the incurrence of indebtedness for borrowed money or guaranty of any liability (other than deposit liabilities, advances and loans from the FHLB, and sales of securities subject to repurchase, in each case, in the ordinary course of business), (G) which grants any Person a right of first refusal, right of first offer or similar right with respect to any material properties, rights, assets or businesses of Grandpoint or any of its Subsidiaries, (H) which is executory and involves the purchase or sale of assets with a purchase price of $100,000 or more in any single case or $300,000 in all such cases, other than purchases and sales in the ordinary course of business consistent with past practice of investment securities, multifamily Loans, OREO or government guaranteed Loans, (I) which is a consulting agreement, license or service contract (including data processing, software programming and licensing contracts and outsourcing contracts) which involves the payment of $50,000 or more in annual fees, (J) which relates to the settlement or other resolution of any legal proceeding in an amount in excess of $50,000 and that has any continuing obligations, liabilities or restrictions other than customary confidentiality restrictions, (K) which relates to a partnership or joint venture or similar arrangement, (L) which is a lease for any real property owned or presently used by Grandpoint or any of its Subsidiaries,

(M) which comprises a non-competition contract or other contract that materially restricts the conduct of any business by Grandpoint or any of its Subsidiaries or limits the freedom of Grandpoint or any of its Subsidiaries to engage in any line of business in any geographic area (or would so restrict the Surviving Corporation or any of its Affiliates after consummation of the Transaction) or which requires exclusive referrals of business or requires Grandpoint or any of its Subsidiaries to offer specified products or services to its customers or depositors on a priority or exclusive basis, or (N) which is with respect to, or otherwise commits Grandpoint or any of its Subsidiaries to do, any of the foregoing (collectively, “Material Contracts”).  True, correct and complete copies of all such Material Contracts have been made available to PPBI as of the date hereof.

(ii)                                  Each of the Material Contracts is in full force and effect (other than due to the ordinary expiration thereof) and is a valid and binding obligation of Grandpoint or its Subsidiaries and, to Grandpoint’s Knowledge, is a valid and binding obligation of the other parties thereto, enforceable against Grandpoint or its Subsidiaries, and to Grandpoint’s Knowledge, the other parties thereto, in accordance with its terms (in each case, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).  Neither Grandpoint or its Subsidiaries nor, to Grandpoint’s Knowledge, any other parties thereto, is in material default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which they are a party, by which their respective assets, business, or operations may be bound or affected, or under which their respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.  No power of attorney or similar authorization given directly or indirectly by Grandpoint of any of its Subsidiaries is currently outstanding.  With respect to the Material Contracts, to Grandpoint’s Knowledge, no event has occurred, and no circumstance or condition exists that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, (A) give any Person the right to declare a default with respect to, or exercise any remedy under any material provision of, any Material Contract, (B) give any Person the right to accelerate the performance of any material provision of, or the maturity of, any Material Contract, or (C) give any Person the right to cancel or terminate, or modify any material provision of, any Material Contract.

(iii)                               Section 5.03(k)(iii) of Grandpoint’s Disclosure Schedule sets forth a schedule of all holders of five percent or more of Grandpoint Common Stock and executive officers and directors of Grandpoint and its Subsidiaries who have outstanding loans from Grandpoint or any of its Subsidiaries, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

(l)                                     No Brokers.  No action has been taken by Grandpoint or any of its Subsidiaries that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the Transaction, other than fees to be paid to Keefe, Bruyette & Woods, Inc., which are set forth in Section 5.03(l) of Grandpoint’s Disclosure Schedule.  Copies of all agreements with Keefe, Bruyette & Woods, Inc. have been previously provided or made available to PPBI.

(m)                             Employee Benefit Plans.

(i)                                     All material benefit and compensation plans, contracts, policies or arrangements maintained, contributed to, obligated to be contributed to, or sponsored by Grandpoint and its Subsidiaries for the benefit of current or former employees of Grandpoint and its Subsidiaries (the “Employees”) and current or former directors or independent contractors of Grandpoint or its Subsidiaries including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, any pension, retirement, profit sharing, medical, life, accidental death and dismemberment, disability, dental, vision, compensation, severance, termination pay, salary continuation, unemployment, workers’ compensation, vacation, sick pay, paid-time off, retention, employment, consulting, change in control, fringe benefit, deferred compensation, stock option, stock purchase, stock appreciation rights or other stock-based incentive, cafeteria or flexible benefit, adoption or educational assistance, and bonus or other cash-based incentive, or other similar plans, agreements, programs, policies or other arrangements (whether written or oral and whether or not qualified or funded) or any such plan for which Grandpoint may have any liability including, without limitation, as a result of being deemed a single employer with any entity under Section 4001(b)(1) of ERISA or Section 414 of the Code (collectively, the “Benefit Plans”), are set forth in Section 5.03(m)(i) of Grandpoint’s Disclosure Schedule.  True and complete copies of the following documents have been provided or made available to PPBI: (A) all Benefit Plans and all written agreements underlying a funding medium for or relating to the administration of any Benefit Plan including, but not limited to, any trust instruments, group annuity contracts, investment management and insurance contracts, certificates of coverage and all amendments thereto; (B) the most recent annual report (Form 5500), together with all schedules, as required, filed with the Internal Revenue Service (“IRS”) or Department of Labor (the “DOL”) and a copy of any “top hat” filings with the DOL, as applicable, and any financial statements and opinions required by Section 103(e)(3) of ERISA with respect to each Benefit Plan; (C) the most recent determination or opinion or advisory letter issued by the IRS for each Benefit Plan that is intended to be “qualified” under Section 401(a) of the Code; (D) the most recent summary plan description and any summary of material modifications, as required, for each Benefit Plan; (E) the most recent actuarial report, if any, relating to each Benefit Plan; and (F) the most recent summary annual report for each Benefit Plan required to provide summary annual reports by Section 104 of ERISA.

(ii)                                  Each Benefit Plan has been established and administered to date in all material respects in accordance with the applicable provisions of ERISA, the Code and applicable law and with the terms and provisions of all documents, contracts or agreements pursuant to which such Benefit Plan is maintained.  Each Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter, or advisory or opinion letter, as applicable, from the IRS, and no circumstances exist that are reasonably likely to result in revocation of any such favorable determination letter or the loss of the qualification of such Pension Plan under Section 401(a) of the Code.  There is no pending or, to Grandpoint’s Knowledge, threatened proceeding, lawsuit or claim (other than a routine claim for benefits) relating to the Benefit Plans.  Neither Grandpoint nor any of its Subsidiaries is subject to or could reasonably be likely to be subject to a material liability, fine or penalty of any kind with respect to any Benefit Plan under either the Code or ERISA.  No assets of Grandpoint or any Subsidiary are subject to an encumbrance or lien that may be imposed under ERISA or the Code with respect to the operation, administration or funding of any Benefit Plan. Since January 1, 2016, no Benefit Plan or related trust has been the subject of an audit, investigation or examination or other proceeding by the IRS, the DOL or other Governmental Authority.  There have been no nonexempt “prohibited transactions” within the meaning of Section 4975 of the Code or Section 406 of ERISA and no breach of fiduciary duty has occurred with respect to any Benefit Plan in connection with which Grandpoint or any Subsidiary reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code. With respect to each Benefit Plan, as applicable, all reports and disclosures required to be filed or delivered under ERISA and the Code have been accurate in all material respects as of the date filed, have been filed or distributed in a timely manner, and any Taxes due in connection with such filings have been paid.

(iii)                               Neither Grandpoint nor any ERISA Affiliate maintains or contributes to any Pension Plan subject to Title IV of ERISA, a multiple employer plan (as defined in Section 413(c) of the Code) or multiemployer plan (as defined in 4001(a)(3) of ERISA), a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code, a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA” or a Retiree Welfare Plan, other than those disclosed and identified as such in Section 5.03(m)(iii) of Grandpoint’s Disclosure Schedule.  Except as set forth in Section 5.03(m)(iii) of Grandpoint’s Disclosure Schedule, no Benefit Plan holds as an asset an annuity contract, guaranteed investment contract or other investment contract issued by an insurance company.

(iv)                              All contributions required to be made under the terms of any Benefit Plan (including any amounts withheld from employees’ paychecks with respect to a Benefit Plan) and premiums required to be paid have been timely made or paid when due in accordance with the terms of the applicable Benefit Plan and applicable law.  All contributions for any period ending on or before the Closing Date that are not yet due have been made or have been reflected appropriately in the Grandpoint Financial Statements.  Benefits under each Benefit Plan that is an “employee welfare benefit plan” (within the meaning of Section 3(1) of ERISA), with the exception of any flexible spending arrangements subject to Sections 125 and 105 of the Code and health savings accounts, are provided exclusively through insurance contracts or policies issued by an insurance company, health maintenance organization, or similar organization unrelated to Grandpoint or any of its Subsidiaries, the premiums for which are paid directly by Grandpoint or any of its Subsidiaries, from its general assets or partly from its general assets and partly from contributions by its employees.  No insurance policy or contract relating to a Benefit Plan requires or permits a retroactive increase to premiums or payments due thereunder.

(v)                                 Except as set forth in Section 5.03(m)(v) of Grandpoint’s Disclosure Schedule, none of the execution of this Agreement, Grandpoint shareholder adoption of the Agreement or consummation of the Transaction, either alone or in connection with any other event, (A) entitle any Employees or any current or former director or independent contractor of Grandpoint or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment or service after the date hereof, (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable under, or trigger any other material obligation pursuant to, any of the Benefit Plans, (C) result in any breach or violation of, or a default under, any of the Benefit Plans or (D) result in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.  Neither Grandpoint nor any of its Subsidiaries has any liability or is a party with respect to any gross-up provision or agreement in connection with Section 280G of the Code or excise Taxes under Section 409A or Section 4999 of the Code.

(vi)                              Neither Grandpoint nor any of its Subsidiaries has now, nor has had, the obligation to maintain, establish, sponsor, participate in or contribute to any Benefit Plan or other similar arrangement that is subject to any law or applicable custom or rule of any jurisdiction outside of the United States.

(vii)                           Each Benefit Plan which is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) (hereinafter referred to as a “Grandpoint NQDP”) has been maintained, as to both form and operation, in material compliance with Section 409A of the Code.  Neither Grandpoint nor any ERISA Affiliate has any liability or is a party with respect to any gross-up provision or agreement in connection with any income inclusion, interest or additional Tax payable in accordance with Section 409A(a)(1) of the Code.

(viii)                        Except as set forth in Section 5.03(m)(viii) of Grandpoint’s Disclosure Schedule and Section 6.11(b), each Benefit Plan may be amended or terminated without the consent of the participants and without the imposition of any additional liability or penalties upon Grandpoint or its ERISA Affiliates.  Neither Grandpoint nor any Subsidiary has (A) announced its intention, made any amendment or any binding commitment, or given written or oral notice providing that it will increase benefits under any Benefit Plan, (B) created or adopted any arrangement that would be considered a Benefit Plan once established, or (C) agreed not to exercise any right or power to amend, suspend or terminate any Benefit Plan.

(n)                                 Labor Matters.

(i)                                     Section 5.03(n)(i) of Grandpoint’s Disclosure Schedule sets forth (A) the name, title and total compensation of each officer of Grandpoint and each of its Subsidiaries and each other employee of Grandpoint and each of its Subsidiaries, (B) all bonuses and other incentive compensation received by such officers and employees and independent contractors and consultants that are natural persons in 2016 and 2017 and any accrual for such bonuses and incentive compensation and (C) all contracts, agreements, commitments or arrangements by Grandpoint and each of its Subsidiaries regarding compensation with any of its respective officers, employees, independent contractors and consultants, including those to increase the compensation or to modify the conditions or terms of employment.

(ii)                                  To Grandpoint’s Knowledge, no officer or director of Grandpoint or any of its Subsidiaries or any employee, independent contractor or consultant of Grandpoint or any of its Subsidiaries is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition, or proprietary rights agreement, that could adversely affect the ability of Grandpoint or any of its Subsidiaries to conduct its business as currently conducted.

(iii)                               Since January 1, 2015, neither Grandpoint nor any of its Subsidiaries has classified any individual as an “independent contractor” or similar status who, under applicable law, rule or regulation or the provisions of any Benefit Plan, should have been classified as an employee.  Since January 1, 2015, neither Grandpoint nor any of its Subsidiaries has incurred any liability for improperly excluding any Person from participating in any Benefit Plan who provides or provided services to Grandpoint or any of its Subsidiaries, in any capacity.

(iv)                              Except as set forth in Section 5.03(n)(iv) of Grandpoint’s Disclosure Schedule, no officer, employee or group of employees of Grandpoint or any of its Subsidiaries has informed Grandpoint or such Subsidiary in writing of his, her or their intent, nor does Grandpoint have any Knowledge of any officer, employee or group of employees of Grandpoint or any of its Subsidiaries having an intention, to terminate employment with Grandpoint or any of its Subsidiaries during the next twelve (12) months.

(v)                                 Neither Grandpoint nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement, arrangement or understanding with a labor union or labor organization, nor is Grandpoint or any of its Subsidiaries the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Grandpoint or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other material labor dispute involving it pending or, to Grandpoint’s Knowledge, threatened, nor does Grandpoint have any Knowledge of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.  Each of Grandpoint and its Subsidiaries has paid in full, in all material respects, all wages, salaries, commissions, bonuses, benefits and other compensation currently due to its employees or otherwise arising on a current basis under any policy, practice, agreement, plan, program, statute or other law.  Except as set forth in Section 5.03(n)(v) of Grandpoint’s Disclosure Schedule, the employment of each officer and employee of Grandpoint and each of its Subsidiaries is terminable at the will of Grandpoint or such Subsidiary.

(vi)                              Except as set forth in Section 5.03(n)(vi) of Grandpoint’s Disclosure Schedule, (A) there is no pending or, to Grandpoint’s Knowledge, threatened legal proceeding involving Grandpoint or any of its Subsidiaries, on the one hand, and any present or former employee(s) of Grandpoint or any of its Subsidiaries, on the other hand, and (B) since January 1, 2015, no other Person, to Grandpoint’s Knowledge, has threatened any claim or any legal proceeding against Grandpoint or any of its Subsidiaries (or, to Grandpoint’s Knowledge, against any officer, director or employee of Grandpoint or any of its Subsidiaries in their respective capacities as such) relating to employees or former employees of Grandpoint or any of its Subsidiaries, including any such claim or legal proceeding arising out of any statute, ordinance or regulation relating to wages, collective bargaining, discrimination in employment or employment practices or occupational safety and health standards (including, without limitation, the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, as amended, the Occupational Safety and Health Act, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act or the Family and Medical Leave Act).

(vii)                           Grandpoint and each of its Subsidiaries is, and at all times since January 1, 2015 has been, in material compliance with all applicable federal, state, local and foreign statutes, laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, decrees or policies of a Governmental Authority relating to labor, employment, termination of employment or similar matters, including, but not limited to, such laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, decrees or policies relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave and employee terminations, and has not engaged in any unfair labor practices.

(o)                                 Environmental Matters.  (i) There are no legal, administrative, arbitral or other proceedings, claims, actions, or, to Grandpoint’s Knowledge, environmental investigations or remediation activities by a Governmental Authority or third party, seeking to impose, or that would reasonably be expected to result in the imposition, on Grandpoint or any of its Subsidiaries any liability or obligation arising under any Environmental Laws pending or, to Grandpoint’s Knowledge, threatened against Grandpoint or any of its Subsidiaries, which liability or obligation could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Grandpoint and its Subsidiaries, taken as a whole, and to Grandpoint’s Knowledge there is no reasonable basis for any such proceeding, claim, action, environmental remediation or investigation that would reasonably be expected to impose any liability or obligation that would have or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Grandpoint and its Subsidiaries, taken as a whole; (ii) Grandpoint and each of its Subsidiaries is in compliance in all material respects with applicable Environmental Laws; (iii) to Grandpoint’s Knowledge, no real property (including buildings or other structures) currently or formerly owned or operated by Grandpoint or any of its Subsidiaries, or any property in which Grandpoint or any of its Subsidiaries holds a security interest or a fiduciary or management role (“Grandpoint Loan Property”), has been contaminated with, or has had any release of, any Hazardous Substance in violation of Environmental Law or that requires investigation or remediation under an Environmental Law, that has resulted, or would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect on Grandpoint and its Subsidiaries, taken as a whole; (iv) in accordance with the Secured Creditor Exemption, neither Grandpoint nor any of its Subsidiaries are the “owner or operator” of, nor have “participated in the management” regarding Hazardous Substances at, any Grandpoint Loan Property which has been contaminated with, or has had any release of, any Hazardous Substance in violation of any Environmental Law or that requires investigation or remediation under any Environmental Law, that has resulted, or would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect on Grandpoint and its Subsidiaries, taken as a whole; (v) neither Grandpoint nor any of its Subsidiaries nor, to Grandpoint’s Knowledge, any Person whose liability Grandpoint or any of its Subsidiaries has assumed whether contractually or by operation of law, has received any notice, demand letter, claim or request for information alleging any material violation of, or material liability under, any Environmental Law, and neither Grandpoint nor any of its Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Authority relating to any Environmental Law, or agreement with any third party resolving claims under any Environmental Law, which has not been fully satisfied or discharged; (vi) there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving any currently or, to Grandpoint’s Knowledge, formerly owned or operated property, any Grandpoint Loan Property, or to Grandpoint’s Knowledge any Person whose liability Grandpoint or any of its Subsidiaries has assumed, whether contractually or by operation of law, that would reasonably be expected to result in any claims, liability or investigations against Grandpoint, result in any restrictions on the use of any property pursuant to any Environmental Law, or adversely affect the value of any Grandpoint Loan Property, which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Grandpoint and its Subsidiaries, taken as a whole; (vii) Grandpoint has provided and made available to PPBI copies of all material environmental reports or studies, sampling data, correspondence, filings and other material environmental information in its possession or reasonably available to it relating to Grandpoint, its Subsidiaries and any currently or formerly owned or operated property that have been prepared since January 1, 2015.

As used herein, the term “Environmental Laws” means any federal, state, local or foreign law, statute, code, ordinance, injunction, regulation, order, decree, permit, or Governmental Authority requirement relating to: (A) the protection or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601, et seq. and related or similar state and local laws and regulations. The term “Hazardous Substance” means any substance that is: (X) listed, classified or regulated pursuant to any Environmental Law, (Y) any petroleum, petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials, radon or urea-formaldehyde insulation or (Z) any other substance which is the subject of regulatory action by any Governmental Authority in connection with any Environmental Law. The term “Secured Creditor Exemption” has the meaning provided to such term in 42 U.S.C. § 9601(20)(A), 42 U.S.C. § 6991b(h)(9), and Cal. Health & Safety Code § 25548, et seq.

(p)                                 Tax Matters.

(i)                                     (A) All Tax Returns that are required to be filed on or before the Closing Date (taking into account any extensions of time within which to file that have not expired) by or with respect to the Grandpoint Group have been or will be timely filed on or before the Closing Date, (B) all such Tax Returns are or will be true, correct and complete in all material respects, (C) all Taxes due and payable by or with respect to the Grandpoint Group (whether or not shown as due on any Tax Return) have been timely paid in full, (D) the unpaid

Taxes of the Grandpoint Group did not, as of the date of the most recent financial statements included in the Grandpoint Financial Statements, exceed the reserve for Tax liability set forth on the face of such financial statements and do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Grandpoint Group in filing its Tax Returns, (E) all deficiencies asserted or assessments made as a result of examinations conducted by any taxing authority have been paid in full, other than those being contested through appropriate proceedings and set forth in Section 5.03(p)(i) of Grandpoint’s Disclosure Schedule and (F) no statutes of limitation with respect to any Taxes of the Grandpoint Group have been waived or extended by or on behalf of the Grandpoint Group.

(ii)                                  Grandpoint has made available to PPBI (A) true and correct copies of the U.S. federal, state, local and foreign income Tax Returns filed by or on behalf of the Grandpoint Group for each of the three most recent fiscal years for which such returns have been filed and (B) any audit report issued by a Tax authority within the last three years relating to Taxes due from or with respect to the Grandpoint Group or its income, assets or operations.  Section 5.03(p)(ii) of Grandpoint’s Disclosure Schedule sets forth any income or franchise Tax Returns filed by or on behalf of the Grandpoint Group that have been examined by any Tax authority since January 1, 2014.

(iii)                               To the Knowledge of Grandpoint, except as set forth in Section 5.03 (p)(iii) of Grandpoint’s Disclosure Schedule, there are no audits or investigations by any taxing authority or proceedings in progress with respect to the Grandpoint Group, nor has the Grandpoint Group received any notice from any taxing authority that it intends to conduct such an audit or investigation.

(iv)                              No claim has been made in writing during the past five (5) years by a taxing authority in a jurisdiction where the Grandpoint Group does not already file Tax Returns that the Grandpoint Group is or may be subject to taxation by that jurisdiction.

(v)                                 The Grandpoint Group has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party and has complied in all material respects with all applicable law, regulation or policies imposed by any Governmental Authority relating to the withholding and payment of Taxes.

(vi)                              The Grandpoint Group does not have a permanent establishment in any country other than the United States under any applicable Tax treaty between the United States and such other country and is not subject to income Tax in any country other than the United States.

(vii)                           There are no Liens or other encumbrances on any of the assets of the Grandpoint Group that arose in connection with any failure (or alleged failure) to pay any Tax other than Permitted Liens.

(viii)                        No closing agreements, private letter rulings (or comparable rulings), technical advice memoranda or similar agreements or rulings have been entered into, requested of or issued by any taxing authority with respect to the Grandpoint Group.

(ix)                              No member of the Grandpoint Group has been, in the past five (5) years, a party to a transaction reported or intended to qualify as a reorganization under Section 368 of the Code.  No member of the Grandpoint Group has been a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares that was reported or otherwise constituted a distribution of shares under Section 355 of the Code in the two (2) years prior to the date of this Agreement or that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the Transaction contemplated by this Agreement.

(x)                                 Grandpoint is not, nor it has ever been, a United States real property holding corporation within the meaning of Section 897(c) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(xi)                              The Grandpoint Group will not be required to include any material item of income in, or exclude any material item of deduction from its taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any of the following that occurred or exists on or prior to the Closing Date: (A) an installment sale or open transaction, (B) a prepaid amount, or (C) change in the accounting method of Grandpoint pursuant to Section 481 of the Code (or any corresponding or similar provision of the Code or of the Tax laws of any state or locality).

(xii)                           Except as set forth in Section 5.03(p)(xii) of Grandpoint’s Disclosure Schedule, neither Grandpoint nor any of its Subsidiaries is a party to any Tax sharing, Tax allocation or similar agreement or arrangement (whether or not written) with any Person, other than with respect to any such agreement or arrangement solely among the Company and its Affiliates, or any gross-up and indemnification provisions in credit agreements, derivatives, leases, supply agreements or other commercial agreements, each of which legal arrangements being entered into in the ordinary course of business and the primary purposes of which being unrelated to Taxes.

(xiii)                        The Grandpoint Group has not “participated” within the meaning of Treasury Regulation Section 1.6011-4(c)(3)(i)(A) in any “listed transaction” within the meaning of Section 6011 of the Code and the Treasury Regulations thereunder, as in effect and as amended by any guidance published by the Internal Revenue Service for the applicable period.

(xiv)                       No power of attorney granted by any member of the Grandpoint Group relating to Taxes is currently in force.

(xv)                          No member of the Grandpoint Group has been a member of a consolidated, combined, unitary or affiliated group (other than a group of which Grandpoint is the parent) or has any liability for Taxes of any Person (other than another member of the Grandpoint Group) under Section 1.1502-6 of the Treasury Regulations or any similar provision of state, local, or foreign law, or as a transferee or successor, by contract, or otherwise.

(xvi)                       No property owned by the Grandpoint Group (A) is property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (B) constitutes “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code or (C) is “tax-exempt bond financed property” within the meaning of Section 168(g)(5) of the Code.

(xvii)                    The Grandpoint Group does not owe any “corporate acquisition indebtedness” within the meaning of Section 279 of the Code.

(xviii)                 Any adjustment of Taxes of the Grandpoint Group made by a Governmental Authority, which is required to be reported to another Governmental Authority, has been so reported.

(xix)                       The Grandpoint Group is not required to include in income any amount for an adjustment pursuant to an election by the Grandpoint Group under Section 108(i) of the Code or the Treasury Regulations thereunder.

(q)                                 Risk Management Instruments.

(i)                                     Neither Grandpoint nor any of its Subsidiaries is a party to, or has agreed to enter into a Derivatives Contract, whether for the account of Grandpoint or any of its Subsidiaries.

(ii)                                  “Derivatives Contract” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions; provided that, for the avoidance of doubt, the term “Derivatives Contract” shall not include any Grandpoint Options.

(r)                                    Loans; Nonperforming and Classified Assets.

(i)                                     Each Loan on the books and records of Grandpoint and its Subsidiaries was made and has been serviced in all material respects in accordance with Grandpoint Bank’s lending standards in the ordinary course of business, is evidenced in all material respects by appropriate and sufficient documentation and, to Grandpoint’s Knowledge, constitutes the legal, valid and binding obligation of the obligor named therein, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor’s rights or by general equity principles.  The Loan data tapes previously provided by Grandpoint to PPBI accurately reflect in all material respects the Loan portfolio of Grandpoint and its Subsidiaries as of the date of such loan tape.

(ii)                                  Grandpoint has set forth in Section 5.03(r)(ii) of Grandpoint’s Disclosure Schedule as of the date hereof: (A) any Loan under the terms of which the obligor is 60 or more days delinquent in payment of principal or interest, or to Grandpoint’s Knowledge, in default of any other material provision thereof; (B) each Loan which has been classified as “substandard,” “doubtful,” “loss” or “special mention” (or words of similar import) by Grandpoint, any of its Subsidiaries or an applicable regulatory authority (it being understood that no representation is being made that the DBO or the FDIC would agree with the loan classifications established by Grandpoint); (C) a listing of the OREO acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof as of December 31, 2017; and (D) each Loan with any director, executive officer or five percent or greater shareholder of Grandpoint or any of its Subsidiaries, or to Grandpoint’s Knowledge, any Person controlling, controlled by or under common control with, any of the foregoing.

(s)                                   Properties.  To Grandpoint’s Knowledge, all real and personal property owned by Grandpoint or any of its Subsidiaries or presently used by any of them in their respective business is in a good condition (ordinary wear and tear excepted) in all material respects and is sufficient to carry on their respective business in the ordinary course of business consistent with their past practice in all material respects.  Grandpoint has good, marketable and indefeasible title, free and clear of all Liens, to all of the material properties and assets, real and personal, reflected on the consolidated balance sheet of Grandpoint as of September 30, 2017 included in the Grandpoint Financial Statements, or acquired after such date, other than properties sold by Grandpoint or any of its Subsidiaries in the ordinary course of business, except for Permitted Liens or as shown on the title policies listed in Section 5.03(s) of Grandpoint’s Disclosure Schedule.  All real and personal property which is material to Grandpoint’s business on a consolidated basis and leased or licensed by Grandpoint or any of its Subsidiaries is held pursuant to leases or licenses which are valid obligations of Grandpoint or any of its Subsidiaries and, to Grandpoint’s Knowledge, are valid and binding obligations of the other parties thereto, enforceable against Grandpoint or such Subsidiary of Grandpoint, and to Grandpoint’s Knowledge, the other parties thereto, in accordance with their terms (in each case, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor’s rights or by general equity principles).  Except as set forth in Section 5.03(s) of Grandpoint’s Disclosure Schedule, such leases will not terminate or lapse prior to the Effective Time.  Since January 1, 2015, neither Grandpoint nor any of its Subsidiaries has received any written notice of termination, cancellation, breach or default under any such real property lease and, to the Knowledge of Grandpoint as of the date hereof, no event has occurred, and no circumstances or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, (A) result in a violation or breach of any of the material provisions of any real property lease, (B) give any Person the right to declare a default with respect to, or exercise any remedy under any material provision of, any real property lease, (C) give any Person the right to accelerate the maturity or performance of any real property lease, or (D) give any Person the right to cancel, terminate or modify in any material respect any real property lease.  To Grandpoint’s Knowledge, Grandpoint and its Subsidiaries are in compliance with all applicable health and safety related requirements for the real property owned by any of them, including those requirements under the Americans with Disabilities Act of 1990, as amended.

(t)                                    Intellectual Property; Information Technology; Security.

(i)                                     Each of Grandpoint and its Subsidiaries owns or possesses valid and binding licenses and other rights to use all Intellectual Property used in and material to the conduct of its business as currently conducted, and neither Grandpoint nor any of its Subsidiaries has received any notice of conflict or allegation of invalidity with respect thereto that asserts the right of others.  Grandpoint has listed all registered Intellectual Property owned by Grandpoint and its Subsidiaries, and all contracts to which Grandpoint and its Subsidiaries has licensed Intellectual Property from third parties that is material to the operation of Grandpoint and its Subsidiaries, in Section 5.03(t)(i) of Grandpoint’s Disclosure Schedule (other than commercially available “shrink wrap” or “click wrap” licenses).  Each of Grandpoint and its Subsidiaries owns or has a valid right to use or license such Intellectual Property, free and clear of all Liens (except any restrictions set forth in any licensed Intellectual Property), and has performed all the obligations required to be performed by it and is not in default under any contract, agreement, arrangement or commitment relating to any of the foregoing.  To Grandpoint’s Knowledge, such Intellectual Property is valid and enforceable.

(ii)                                  (A) Each of Grandpoint and its Subsidiaries owns or is validly licensed to use (in each case, free and clear of any Liens, except for any restrictions set forth in any licensed Intellectual Property), all Intellectual Property used in and material to the conduct of its business as currently conducted; (B) to Grandpoint’s Knowledge, the use of any Intellectual Property by Grandpoint or any of its Subsidiaries and the conduct of their respective businesses as currently conducted does not infringe on or otherwise violate the legal rights of any Person; (C) to Grandpoint’s Knowledge, no Person is challenging, infringing on or otherwise violating any right of Grandpoint or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to Grandpoint or any of its Subsidiaries; and (D) since January 1, 2015, neither Grandpoint nor any of its Subsidiaries has received any written notice or otherwise has Knowledge of any pending legal proceeding against Grandpoint or any of its Subsidiaries with respect to any Intellectual Property used by Grandpoint or any of its Subsidiaries, or any Intellectual Property owned by any Person, and as of the date hereof, neither Grandpoint nor any of its Subsidiaries has Knowledge of any facts or events that would reasonably give rise to any legal proceeding against Grandpoint or any of its Subsidiaries that is likely to succeed.

(iii)                               To Grandpoint’s Knowledge, all information technology and computer systems (including software, information technology and telecommunication hardware and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, whether or not in electronic format, used in and material to the conduct of Grandpoint’s and its Subsidiaries respective businesses (collectively, “Grandpoint IT Systems”) have been properly maintained, in all material respects, by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with standards in the industry, to ensure proper operation, monitoring and use.  The Grandpoint IT Systems are in good working condition to effectively perform in all material respects all information technology operations necessary to conduct business as currently conducted.   Neither Grandpoint nor any of its Subsidiaries has experienced within the past three (3) years any material disruption to, or material interruption in, its conduct of its business attributable to a defect, bug, breakdown or other failure or deficiency of the Grandpoint IT Systems.  Grandpoint and its Subsidiaries have taken commercially reasonable measures to provide for the back-up and recovery of the data and information necessary to the conduct of its business (including such data and information that is stored on magnetic or optical media in the ordinary course) without material disruption to, or material interruption in, the conduct of its business.

(u)                                 Fiduciary Accounts.  Grandpoint and each of its Subsidiaries has properly administered in all material respects all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance in all material respects with the terms of the governing documents and applicable law, regulation or policies imposed by any Governmental Authority.  Neither Grandpoint nor any of its Subsidiaries, nor, to Grandpoint’s Knowledge, any of their respective directors, officers or employees, has committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

(v)                                 Books and Records.  The books and records of Grandpoint and its Subsidiaries have been fully, properly and accurately maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of Grandpoint and its Subsidiaries.

(w)                               Insurance.  Section 5.03(w) of Grandpoint’s Disclosure Schedule lists all of the insurance policies, binders, or bonds maintained as of the date hereof by Grandpoint and its Subsidiaries (“Insurance Policies”), which includes for each Insurance Policy, the name of the insurance carrier, annual premiums, and the amount of coverage per event and, in the aggregate, a named insured (including any additional insured that may be required), or otherwise the beneficiary of the coverage.  To Grandpoint’s Knowledge, Grandpoint and each of its Subsidiaries is insured with reputable insurers against such risks and in such amounts as are customary and prudent in accordance with industry practices.  All the Insurance Policies are in full force and effect; neither Grandpoint nor any of its Subsidiaries is in default thereunder; no event has occurred which, with notice or lapse of time, or both, would constitute a default or permit termination, modification or acceleration under such policies; all premiums due and payable with respect to the Insurance Policies have been timely and fully paid; and all claims thereunder have been filed in due and timely fashion.  Except as set forth in Section 5.03(w) of Grandpoint’s Disclosure Schedule, there is no claim for coverage by Grandpoint or any of its Subsidiaries pending under any Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such Insurance Policies or in respect of which such underwriters have reserved their rights.  Neither Grandpoint nor any of its Subsidiaries has received written notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any Insurance Policies.

(x)                                 Allowance For Loan Losses.  Grandpoint Bank’s allowance for loan losses is, and shall be as of the Effective Date, in compliance with Grandpoint Bank’s existing methodology for determining the adequacy of its allowance for loan losses as well as the standards established by applicable Governmental Authorities and the Financial Accounting Standards Board and is and shall be adequate under all such standards.

(y)                                 Transactions With Affiliates.  All “covered transactions” between Grandpoint Bank and an “affiliate” within the meaning of Sections 23A and 23B of the Federal Reserve Act have been in compliance in all material respects with such provisions.

(z)                                  Required Vote; Antitakeover Provisions.

(i)                                     The affirmative vote (or action by written consent) of the holders of a majority of the outstanding shares of Grandpoint Voting Common Stock entitled to vote (or consent) is necessary to adopt the Agreement on behalf of Grandpoint (the “Shareholder Approval”).  No other vote (or consent) of the shareholders of Grandpoint is required by law, the Grandpoint Articles, the Grandpoint Bylaws or otherwise to approve this Agreement, the Bank Merger Agreement and the Transaction.  The delivery of Grandpoint Shareholder Consents representing a majority of the outstanding Grandpoint Voting Common Stock complies with the Grandpoint Articles, the Grandpoint Bylaws and the DGCL, and will constitute the Shareholder Approval required thereby.

(ii)                                  Based on the representation and warranty of PPBI contained in Section 5.04(o), no “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation under the DGCL or any applicable provisions of the Grandpoint Articles and Grandpoint Bylaws or the takeover laws of any other state (including any applicable sections of the CFC), apply or will apply to this Agreement, the Bank Merger Agreement or the Transaction.

(aa)                          Fairness Opinion.  The Grandpoint Board has received the opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of Keefe, Bruyette & Woods, Inc., to the effect that as of the date of such opinion, and based upon and subject to the assumptions, qualifications, limitations and other matters stated therein, the Exchange Ratio is fair to the holders of Grandpoint Common Stock from a financial point of view.

(bb)                          Transactions in Securities.  Since January 1, 2015, all offers and sales of Grandpoint Common Stock by Grandpoint were at all relevant times exempt from, or complied with, the registration requirements of the Securities Act.

(cc)                            Registration Obligation.  Neither Grandpoint nor any of its Subsidiaries is under any obligation, contingent or otherwise, to register any of their respective securities under the Securities Act.

(dd)                          No Additional Representations.  Except for the representations and warranties made by Grandpoint in this Section 5.03, as Previously Disclosed, or in any certificate delivered by Grandpoint to PPBI, neither Grandpoint nor any other Person makes or has made any express or implied representation or warranty, at law or in equity, with respect to Grandpoint, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Grandpoint hereby expressly disclaims any such other representations and warranties.  Except for the representations and warranties set forth in Section 5.04, as Previously Disclosed, or in any certificate delivered by PPBI to Grandpoint, Grandpoint specifically disclaims that it is relying upon or has relied upon any representations or warranties, and acknowledges and agrees that PPBI has specifically disclaimed any express or implied representation or warranty made by any Person other than those set forth in Section 5.04, as Previously Disclosed, or in any certificate delivered by PPBI to Grandpoint.

5.04                        Representations and Warranties of PPBI.  Subject to Sections 5.01 and 5.02, PPBI hereby represents and warrants to Grandpoint as follows:

(a)                                 Organization, Standing and Authority.  PPBI is duly organized, validly existing and in good standing under the laws of the State of Delaware.  PPBI is duly licensed or qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have nor reasonably be expected to have a Material Adverse Effect on PPBI and its Subsidiaries, taken as a whole.  PPBI has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.  PPBI has made available to Grandpoint complete and correct copies of the PPBI Certificate and PPBI Bylaws as amended to and as in effect on the date of this Agreement.

(b)                                 PPBI Capital Stock.

(i)                                     As of the date hereof, the authorized capital stock of PPBI consists solely of 100,000,000 shares of PPBI Common Stock, of which 46,249,237 shares were issued and outstanding as of the close of business on February 7, 2018, and 1,000,000 shares of PPBI Preferred Stock, of which no shares were issued and outstanding as of the date hereof.  The outstanding shares of PPBI Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the shares of PPBI Common Stock have been issued in violation of the preemptive rights of any Person. As of the date hereof, there are no Rights authorized, issued or outstanding with respect to the capital stock of PPBI, except for shares of PPBI Common Stock issuable pursuant to the PPBI Benefit Plans and by virtue of this Agreement.

(ii)                                  The shares of PPBI Common Stock to be issued in exchange for shares of Grandpoint Common Stock in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and the issuance thereof is not subject to any preemptive right.

(c)                                  Pacific Premier.

(i)                                     Pacific Premier is duly organized, validly existing and in good standing under the laws of the State of California and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified.  Pacific Premier is duly licensed by the DBO and its deposit accounts are insured by the FDIC in the manner and to the maximum extent provided by applicable law, and Pacific Premier has paid all deposit insurance premiums and assessments required by applicable law, regulation or policies imposed by any Governmental Authority.

(ii)                                  (A) PPBI owns, directly or indirectly, all the issued and outstanding equity securities of Pacific Premier, (B) no equity securities of Pacific Premier are or may become required to be issued (other than to PPBI) by reason of any Right or otherwise, (C) there are no contracts, commitments, understandings or arrangements by which Pacific Premier is or may be bound to sell or otherwise transfer any of its equity securities (other than to PPBI or any of its wholly-owned Subsidiaries) and (D) there are no contracts, commitments, understandings, or arrangements relating to PPBI’s right to vote or to dispose of such securities.

(d)                                 Corporate Power.  Each of PPBI and Pacific Premier has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets.  PPBI has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transaction and to cause Pacific Premier to consummate the Bank Merger Agreement, and Pacific Premier has the corporate power and authority to execute, deliver and perform its obligations under the Bank Merger Agreement, in each case, subject to the receipt of all necessary approvals of Governmental Authorities and the approval by PPBI’s shareholders of the issuance of PPBI Common Stock in the Merger.

(e)                                  Corporate Authority.  Subject to the approval of the issuance of the PPBI Common Stock in the Merger by a majority of the votes cast at the PPBI Meeting, this Agreement and the Transaction and the Bank Merger and the Bank Merger Agreement have been authorized by all necessary corporate action of PPBI, the PPBI Board, Pacific Premier and the Pacific Premier Board, as applicable, and will be authorized by all necessary corporate action of the sole shareholder of Pacific Premier on or prior to the date hereof.  This Agreement has been duly executed and delivered by PPBI and, assuming due authorization, execution and delivery by Grandpoint, this Agreement is a valid and legally binding agreement of PPBI enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(f)                                   Regulatory Approvals; No Defaults.

(i)                                     No consents or approvals of, or waivers by, or notices to, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by PPBI or any of its Subsidiaries in connection with the execution, delivery or performance by PPBI of this Agreement and by Pacific Premier of the Bank Merger Agreement or to consummate the Transaction, except for (A) filings of applications or notices with, and approvals or waivers by, the FRB and the DBO, as required, (B) filings with the SEC and state securities authorities, as applicable, in connection with the issuance of PPBI Common Stock in the Merger, (C) approval of listing of such PPBI Common Stock on the Nasdaq, (D) the filing of (1) the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the

DGCL and (2) the Bank Merger Agreement with the Secretary of State of the State of California and the DBO pursuant to the CGCL and the CFC, and (E) the approval by PPBI’s shareholders of the issuance of PPBI Common Stock in the Merger.  To the Knowledge of PPBI, there is no reason why the approvals set forth above and referred to in Section 7.01(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

(ii)                                  Subject to receipt, or the making, of the consents, approvals, waivers, notices and filings referred to in the preceding paragraph and expiration of the related waiting periods, the execution, delivery and performance of this Agreement by PPBI and the Bank Merger Agreement by Pacific Premier and the consummation of the Transaction do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under (with or without notice, lapse of time or both) any law, code, ordinance, rule or regulation, or any judgment decree, injunction, order, governmental permit or license, to which PPBI or any of its Subsidiaries or any of their respective properties is subject or bound, (B) constitute a breach or violation of, or a default under, the articles of incorporation or bylaws (or similar governing documents) of PPBI or any of its Subsidiaries or (C) require any consent or approval under any law, code, ordinance, rule, regulation, judgment, decree, injunction, order, governmental permit or license, except where, in the case of clauses (A) and (C) above, any such breach, violation, default, creation, acceleration, termination or failure to obtain such consent or approval would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on PPBI and its Subsidiaries, taken as a whole.

(g)                                  Financial Reports and Securities Documents; Material Adverse Effect.

(i)                                     PPBI’s Annual Report on Form 10-K for the year ended December 31, 2016 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it subsequent to December 31, 2016 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed (after giving effect to filed amendments thereto) or to be filed (collectively, “PPBI’s Securities Documents”) with the SEC, as of the date filed, amended or to be filed, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date; and each of the consolidated statements of financial condition contained in or incorporated by reference into any such Securities Documents (including the related notes and schedules thereto) fairly presents, or will fairly present, in all material respects, the consolidated financial position of PPBI and its Subsidiaries as of its date, and each of the consolidated statements of operations and stockholders’ equity and other comprehensive income (loss) and cash flows or equivalent statements in such Securities Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, in all material respects, the consolidated results of operations, changes in stockholders’ equity and other comprehensive income (loss) and cash flows, as the case may be, of PPBI and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein.

(ii)                                  Except as set forth on the consolidated statements of financial condition of PPBI dated as of September 30, 2017, neither PPBI nor any of its Subsidiaries has any material liability (whether absolute, contingent or accrued or otherwise and whether due or to become due) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, other than liabilities (A) incurred after September 30, 2017 in the ordinary course of business consistent with past practice, (B) incurred after September 30, 2017 in connection with any acquisition by PPBI that was pending as of September 30, 2017 or (C) incurred pursuant to or provided for in this Agreement and that, individually or in the aggregate, are not and would not reasonably be expected to (x) prevent or materially delay consummation of the Transaction or (y) otherwise be material to PPBI and its Subsidiaries, taken as a whole.

(iii)                               Since September 30, 2017, (A) PPBI and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice, (B) neither PPBI nor any of its Subsidiaries has taken nor permitted or entered into any contract with respect to, or otherwise agreed or committed to do or take, any action that, if taken after the date hereof, would constitute a breach of any of the covenants in Section 4.02 and (C) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.04 or otherwise), has had or would reasonably be expected to have a Material Adverse Effect on PPBI and its Subsidiaries, taken as a whole.

(iv)                              PPBI is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the Nasdaq.

(v)                                 PPBI maintains disclosure controls and procedures, as defined by Rule 13a-15 or 15d-15 under the Exchange Act.  Such disclosure controls and procedures are effective to ensure that information required to be disclosed by PPBI is recorded and reported on a timely basis to the individuals responsible for the preparation of PPBI’s filings with the SEC and other public disclosure documents.  PPBI maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act).  Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (A) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of PPBI, (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of PPBI are being made only in accordance with authorizations of management and directors of PPBI and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of PPBI’s assets that could have a material effect on its financial statements.

(h)                                 Legal Proceedings.  No litigation, arbitration, claim or other proceeding before any court or Governmental Authority is pending against PPBI or any of its Subsidiaries and, to PPBI’s Knowledge, no litigation, arbitration, claim or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, arbitration, claim or other proceeding in any such case that, individually or in the aggregate, has or would be reasonably expected to have a Material Adverse Effect on PPBI and its Subsidiaries, taken as a whole.  Neither PPBI nor any of its Subsidiaries nor any of their respective properties is a party to or subject to any order, judgment, decree or regulatory restrictions that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on PPBI and its Subsidiaries, taken as a whole.

(i)                                     No Brokers.  No action has been taken by PPBI or its Subsidiaries that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the Transaction, other than a fee payable by PPBI to Raymond James & Associates, Inc.

(j)                                    Regulatory Matters.

(i)                                     Since January 1, 2015, PPBI and each of its Subsidiaries has duly filed with the appropriate bank regulatory authorities in substantially correct form the monthly, quarterly and annual reports required to be filed under applicable law, regulation or policies imposed by any Governmental Authority, and such reports were in all material respects complete and accurate and in compliance with the requirements of applicable law, regulation or policies imposed by any Governmental Authority.  In connection with the most recent examination of PPBI and each of its Subsidiaries by the appropriate regulatory authorities, neither PPBI nor any of its Subsidiaries was required to correct or change any action, procedure or proceeding which PPBI believes in good faith has not now been corrected or changed, other than corrections or changes which, if not made, either individually or in the aggregate, would not have or would not reasonably be expected to have a Material Adverse Effect on PPBI and its Subsidiaries, taken as a whole.  The most recent regulatory rating given to Pacific Premier as to compliance with the Community Reinvestment Act is “satisfactory.”  To the Knowledge of PPBI, since Pacific Premier’s last regulatory examination of Community Reinvestment Act compliance, Pacific Premier has not received any complaints as to Community Reinvestment Act compliance.

(ii)                                  Neither PPBI nor any of its Subsidiaries nor any of any of their respective properties is a party to or is subject to any order, decree, directive, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, nor has PPBI or any of its Subsidiaries adopted any policies, procedures or board resolutions at the request or suggestion of any Governmental Authority, that, in each case, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect on PPBI and its Subsidiaries, taken as a whole.  PPBI and its Subsidiaries have paid all assessments made or imposed by any Governmental Authority.

(iii)                               Neither PPBI nor any its Subsidiaries has been advised by, and does not have any Knowledge of facts which would reasonably be expected to give rise to an advisory notice by, any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, directive, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission or any request for the adoption of any policy, procedure or board resolution.

(iv)                              (A) No Governmental Authority has initiated since January 1, 2015 or has pending any proceeding, enforcement action or, to PPBI’s Knowledge, investigation or inquiry into the business, operations, policies, practices or disclosures of PPBI or any of its Subsidiaries (other than normal examinations conducted by a Governmental Authority in the ordinary course of the business of PPBI or the applicable Subsidiary), or, to PPBI’s Knowledge, threatened any of the foregoing, and (B) there is no unresolved violation, criticism, comment or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of PPBI or its Subsidiaries, other than, in each case, which would not reasonably be expected to prevent, materially impair or materially delay the ability of PPBI and its Subsidiaries, to perform their respective obligations under this Agreement or the consummation of the transactions contemplated hereby.

(v)                                 PPBI and Pacific Premier are “well-capitalized” (as that term is defined at 12 CFR §225.2(r) or the relevant regulation of its primary federal bank regulator) and the rating of Pacific Premier under the Community Reinvestment Act is no less than “satisfactory.”  Neither PPBI nor Pacific Premier has received any notification from a Governmental Authority that their status as “well-capitalized” or “satisfactory” for Community Reinvestment Act purposes will change within one year, nor does PPBI have Knowledge of any conditions or circumstances that would result in a Community Reinvestment Act rating of less than “satisfactory” or material criticism from regulators with respect to discriminatory lending practices.  To the Knowledge of PPBI, since the last regulatory examination of Pacific Premier with respect to Community Reinvestment Act compliance, Pacific Premier has not received any material complaints as to Community Reinvestment Act compliance.

(k)                                 Compliance With Laws.  Each of PPBI and its Subsidiaries:

(i)                                     is, and at all times since January 1, 2015 has been in material compliance with all applicable federal, state, local and foreign statutes, laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, decrees or policies and/or guidelines of a Governmental Authority applicable thereto or to the employees conducting such businesses, including, without limitation, Section 23A and 23B of the Federal Reserve Act and FRB regulations pursuant thereto, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the USA PATRIOT Act, the Electronic Fund Transfer Act and Regulation E of the FRB, all other applicable fair lending laws and other laws relating to discriminatory business practices and Environmental Laws and all posted and internal policies of PPBI and its Subsidiaries related to customer data, privacy and security;

(ii)                                  has, and at all times since January 1, 2015 has had, all material permits, licenses, franchises, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities (and has paid all fees and assessments due and payable in connection therewith) that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted in all material respects; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to PPBI’s Knowledge, no suspension or cancellation of any of them is threatened; and

(iii)                               has received no written notification or communication from any Governmental Authority (A) asserting that PPBI or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to PPBI’s Knowledge, do any grounds for any of the foregoing exist).

(l)                                     Employee Benefit Plans.

(i)                                     All material benefit and compensation plans, contracts, policies or arrangements maintained, contributed to, obligated to be contributed to, or sponsored by PPBI and Pacific Premier for the benefit of current or former employees of PPBI and its Subsidiaries and current or former directors or independent contractors of PPBI and its Subsidiaries including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, any pension, retirement, profit sharing, medical, life, accidental death and dismemberment, disability, dental, vision, compensation, severance, termination pay, salary continuation, unemployment, workers’ compensation, vacation, sick pay, paid-time off, retention, employment, consulting, change in control, fringe benefit, deferred compensation, stock option, stock purchase, stock appreciation rights or other stock-based incentive, cafeteria or flexible benefit, adoption or educational assistance, and bonus or other cash-based incentive, or other similar plans, agreements, programs, policies or other arrangements (whether written or oral and whether or not qualified or funded) or any such plan for which PPBI and its Subsidiaries may have any liability including, without limitation, as a result of being deemed a single employer with any entity under Section 4001(b)(1) of ERISA or Section 414 of the Code (collectively, the “PPBI Benefit Plans”), have been provided or made available to Grandpoint.

(ii)                                  Each PPBI Benefit Plan has been established and administered to date in all material respects in accordance with the applicable provisions of ERISA, the Code and applicable law and with the terms and provisions of all documents, contracts or agreements pursuant to which such PPBI Benefit Plan is maintained.

(iii)                               Neither PPBI nor any entity considered to be a single employer with PPBI under Section 4001(b)(1) of ERISA or Section 414 of the Code maintains or contributes to any pension plan subject to Title IV of ERISA, to any multiemployer plan (as defined in 4001(a)(3) of ERISA), or to any PPBI Benefit Plan providing for retiree health and life benefits, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA or under the continuation of coverage provisions of the laws of any state or locality.

(m)                             Tax Matters.  (i) All Tax Returns that are required to be filed on or before the Closing Date (taking into account any extensions of time within which to file that have not expired) by or with respect to PPBI or any of its Subsidiaries have been or will be timely filed on or before the Closing Date, (ii) all such Tax Returns are or will be true, correct and complete in all material respects, (iii) all Taxes due and payable by or with respect to PPBI or any of its Subsidiaries (whether or not shown as due on any Tax Return) have been timely paid in full, (iv) the unpaid Taxes of PPBI and its Subsidiaries did not, as of the date of the most recent financial statements, exceed the reserve for Tax liability set forth on the face of such financial statements and do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of PPBI and its Subsidiaries in filing its Tax Returns, (v) all deficiencies asserted or assessments made as a result of examinations conducted by any taxing authority have been paid in full, other than those being contested through appropriate proceedings and (vi) no claim has been made in writing in the past five (5) years by a taxing authority in a jurisdiction where PPBI or any of its Subsidiaries does not already file Tax Returns that PPBI or a Subsidiary is or may be subject to taxation by that jurisdiction.

(n)                                 Ownership of Grandpoint Common Stock.  None of PPBI or any of its Subsidiaries, or to PPBI’s Knowledge, any of its other affiliates or associates (as such terms are defined under the Exchange Act), owns beneficially or of record, directly or indirectly, or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, shares of Grandpoint Common Stock (other than shares held in a fiduciary capacity that are beneficially owned by third parties or as a result of debts previously contracted).

(o)                                 Absence of Certain Changes or Events.  Since January 1, 2015, there has not been any Material Adverse Effect with respect to PPBI or any event or development that is reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect with respect to PPBI.

(p)                                 No Additional Representations.  Except for the representations and warranties made by PPBI in this Section 5.04, as Previously Disclosed, or in any certificate delivered by PPBI to Grandpoint, neither PPBI nor any other Person makes or has made any express or implied representation or warranty, at law or in equity, with respect to PPBI, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and PPBI hereby expressly disclaims any such other representations or warranties.  Except for the representations and warranties set forth in Section 5.03, as Previously Disclosed, or in any certificate delivered by Grandpoint to PPBI, PPBI specifically disclaims that it is relying upon or has relied upon any representations or warranties, and acknowledges and agrees that Grandpoint has specifically disclaimed any express or implied representation or warranty made by any Person other than those set forth in this Section 5.03, as Previously Disclosed, or in any certificate delivered by Grandpoint to PPBI.

ARTICLE VI

COVENANTS

6.01                        Reasonable Best Efforts.  Subject to the terms and conditions of this Agreement, each of Grandpoint and PPBI agrees to use its commercially reasonable best efforts in good faith, and to cause their respective Subsidiaries to use their commercially reasonable best efforts in good faith, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Transaction as promptly as practicable and otherwise to enable consummation of the Transaction, including the satisfaction of the conditions set forth in Article VII hereof, and shall reasonably cooperate with the other party hereto to that end.

6.02                        PPBI Shareholder Approval.  PPBI agrees to take, in accordance with applicable law and the PPBI Certificate and PPBI Bylaws, all action necessary to convene as soon as reasonably practicable (and will in any event use reasonable best efforts to convene such meeting no later than sixty (60) calendar days after the Registration Statement, as described below, is declared effective) a meeting of its shareholders to consider and vote upon the approval of the issuance of the PPBI Common Stock in the Merger and any other matters required to be approved by PPBI’s shareholders for consummation of the Transaction (including any adjournment or postponement, the “PPBI Meeting”).  The PPBI Board shall at all times prior to and during the PPBI Meeting recommend approval of the issuance of the PPBI Common Stock in the Merger and any other matters required to be approved by PPBI’s shareholders for consummation of the Transaction and shall take all reasonable lawful action to solicit such approval by its shareholders.

6.03                        Registration Statement; Solicitation of Grandpoint Shareholder Consents.

(a)                                 PPBI agrees to prepare a registration statement on Form S-4 (the “Registration Statement”) to be filed by PPBI with the SEC in connection with the issuance of the shares of PPBI Common Stock to the Grandpoint shareholders as the Merger Consideration in the Merger (including a proxy statement and other proxy solicitation instruments of PPBI constituting a part thereof for the PPBI Meeting (the “PPBI Proxy Statement”), a consent solicitation statement for the Shareholder Approval (the “Grandpoint Consent Statement”) and a prospectus constituting a part thereof and all related documents).  Grandpoint shall prepare and furnish such information relating to it, its Subsidiaries and their respective directors, officers and shareholders as may be reasonably required in connection with the above referenced documents based on its knowledge of and access to the information required for said documents, and Grandpoint, and its legal, financial and accounting advisors, shall have the right to review in advance and comment on such Registration Statement prior to its filing. Grandpoint agrees to cooperate with PPBI and PPBI’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from its financial advisor and independent auditor in connection with the Registration Statement, the PPBI Proxy Statement and the Grandpoint Consent Statement.  Each of Grandpoint and PPBI agrees to use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof. PPBI also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement.  PPBI and Grandpoint shall, within three (3) Business Days from the date when the Registration Statement is declared effective under the Securities Act, mail at its respective expense the PPBI Proxy Statement and the Grandpoint Consent Statement, respectively, to all of their respective shareholders.  The Grandpoint Consent Statement shall include a form of written consent reasonably acceptable to PPBI soliciting Grandpoint shareholders to vote their shares of Grandpoint Common Stock in favor of the adoption of the Agreement (such written consents, when duly executed and delivered by Grandpoint shareholders, together with the required form of consents to be delivered by certain shareholders of Grandpoint as required by the Support Agreement and as set forth as an exhibit to such Support Agreement and the Shareholders as required by the Shareholder Agreement and as set forth as an exhibit to such Shareholder Agreement, which are attached to this Agreement as Annex A and Annex B, respectively, being referred to collectively as the “Grandpoint Shareholder Consents”).  The Grandpoint Consent Statement shall also contain the notice of availability of appraisal rights and related disclosure required by Section 262 of the DGCL.

(b)                                 Each of Grandpoint and PPBI agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement shall, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) the PPBI Proxy Statement and any amendment or supplement thereto shall, at the date of mailing to PPBI’s shareholders and the time of the PPBI Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (iii) the Grandpoint Consent Statement and any amendment or supplement thereto shall, at the date of mailing to Grandpoint shareholders and at all times during which Grandpoint Shareholder Consents are solicited, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  Each of Grandpoint and PPBI further agrees that if such party shall become aware prior to the date of effectiveness of the Registration Statement, the PPBI Meeting or delivery of the Grandpoint Shareholder Consents, of any information furnished by such party that would cause any of the statements in the Registration Statement, the PPBI Proxy Statement or the Grandpoint Consent Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other parties thereof and to take the necessary steps to correct the Registration Statement, the PPBI Proxy Statement or the Grandpoint Consent Statement.

(c)                                  PPBI agrees to advise Grandpoint promptly in writing after PPBI receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of PPBI Common Stock for offering or sale in any jurisdiction, of the initiation or, to the extent PPBI is aware thereof, threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

6.04                        Regulatory Filings.

(a)                                 Each of PPBI and Grandpoint and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all Governmental Authorities necessary to consummate the Transaction; and PPBI shall use its best efforts to make any initial application filings with Governmental Authorities within forty-five (45) days of the date of this Agreement or as promptly as reasonably practicable thereafter.  Each of PPBI and Grandpoint shall have the right to review in advance, and to the extent practicable, each shall consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all written information submitted to any Governmental Authority in connection with the Transaction, provided that PPBI shall not be required to provide Grandpoint with confidential portions of any filing with a Governmental Authority.  In exercising the foregoing right, each of such parties agrees to act reasonably and as promptly as practicable.  Each party hereto agrees that it shall consult with the other party hereto with respect to the obtaining of all permits, consents, approvals, waivers and authorizations of all Governmental Authorities necessary or advisable to consummate the Transaction, and each party shall keep the other party apprised of the status of material matters relating to completion of the Transaction. Each party hereto further agrees to the extent permitted by applicable law, regulation or policies imposed by any Governmental Authority, to provide the other party with a copy of all correspondence to or from any Governmental Authority in connection with the Transaction and descriptions of any material or significant oral communications with any Governmental Authority in connection with the Transaction, provided that PPBI shall not be required to provide Grandpoint with confidential portions of any filing or other communication with a Governmental Authority.

(b)                                 Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of their Subsidiaries to any Governmental Authority.

6.05                        Press Releases.  Grandpoint and PPBI shall consult with each other before issuing any press release with respect to the Transaction or this Agreement and shall not issue any such press release or make any such public statements without the prior consent of the other party, which shall not be unreasonably withheld, conditioned or delayed; provided, however, that PPBI or Grandpoint may, without the prior consent of the other party (but after such consultation, to the extent practicable under the circumstances), issue such press release or make such public statements as may, upon the advice of outside counsel, be required by law or the rules or regulations of the SEC or the Nasdaq.  Grandpoint and PPBI shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the Transaction as reasonably requested by the other party.  Notwithstanding the foregoing and subject to the terms of the Confidentiality Agreement, nothing in this Section 6.05 shall be deemed to restrict or prohibit any communications made by Grandpoint to its shareholders and its shareholders’ limited partners or other investors.

6.06                        Access; Information.

(a)                                 Grandpoint agrees that upon reasonable notice and subject to applicable law, regulation or policies imposed by any Governmental Authority relating to the exchange of information, it shall afford PPBI and PPBI’s officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), systems, properties, personnel and advisors of Grandpoint and its Subsidiaries and to such other information relating to Grandpoint and its Subsidiaries as PPBI may reasonably request, provided that PPBI shall coordinate any and all meetings with Grandpoint personnel with one or more designated representatives of Grandpoint, and, during such period, Grandpoint shall furnish promptly to PPBI (i) a copy of each report, schedule, registration statement and other document filed or received during such period pursuant to the requirements of federal or state banking, lending, securities, consumer finance or privacy laws and (ii) all other information concerning the business, properties and personnel of Grandpoint and its Subsidiaries as PPBI may reasonably request.  Notwithstanding the foregoing, Grandpoint shall not be required to provide access to or disclose information where such access or disclosure would jeopardize the attorney-client privilege of Grandpoint or any other Person in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or agreement entered into prior to the date of this Agreement, provided that in any such event, Grandpoint will work in good faith with PPBI to make appropriate substitute disclosure arrangements.

(b)                                 During the period from the date of this Agreement to the Effective Time, Grandpoint shall, upon the request of PPBI, cause one or more of its designated representatives to confer on a monthly or more frequent basis with representatives of PPBI regarding its consolidated financial condition, operations and business and matters relating to the completion of the Transaction.  Subject to applicable law, as soon as reasonably available, but in no event more than 15 days after the end of each calendar quarter ending after the date of this Agreement (other than the last quarter of each fiscal year ending December 31), Grandpoint will deliver to PPBI its consolidated balance sheet and consolidated statements of income, comprehensive income and changes in shareholders equity, without related notes, for such quarter prepared in accordance with GAAP, and, as soon as reasonably available, but in no event more than 30 days after the end of each fiscal year, Grandpoint will deliver to PPBI its consolidated balance sheet and consolidated statements of income, comprehensive income, changes in shareholder equity and cash flows for such year prepared in accordance with GAAP.  Grandpoint shall use its commercially reasonable best efforts to deliver to PPBI its audited consolidated balance sheet as of December 31, 2017 and audited consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for the year ended December 31, 2017 by no later than March 9, 2018.  Subject to applicable law, within 15 days after the end of each month, Grandpoint will deliver to PPBI a consolidated balance sheet and consolidated statements of income, without related notes, for such month prepared in accordance with GAAP.

(c)                                  PPBI agrees that upon reasonable notice and subject to applicable law, regulation or policies imposed by any Governmental Authority relating to the exchange of information, it shall afford Grandpoint and Grandpoint’s officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), systems, properties, personnel and advisors of PPBI and its Subsidiaries and to such other information relating to PPBI and its Subsidiaries as Grandpoint may reasonably request, provided that Grandpoint shall coordinate any and all meetings with PPBI personnel with one or more designated representatives of PPBI, and, during such period, PPBI shall furnish promptly to Grandpoint (i) a copy of each report, schedule, registration statement and other document filed or received during such period pursuant to the requirements of federal or state banking, lending, securities, consumer finance or privacy laws and (ii) all other information concerning the business, properties and personnel of PPBI and its Subsidiaries as Grandpoint may reasonably request.  Notwithstanding the foregoing, PPBI shall not be required to provide access to or disclose information where such access or disclosure would jeopardize the attorney-client privilege of PPBI or any other Person in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or agreement entered into prior to the date of this Agreement, provided that in any such event, PPBI will work in good faith with Grandpoint to make appropriate substitute disclosure arrangements.

(d)                                 During the period from the date of this Agreement to the Effective Time, PPBI shall, upon the request of Grandpoint, cause one or more of its designated representatives to confer on a monthly or more frequent basis with representatives of Grandpoint regarding its consolidated financial condition, operations and business and matters relating to the completion of the Transaction.  Subject to applicable law, as soon as reasonably available, but in no event more than 15 days after the end of each calendar quarter ending after the date of this Agreement (other than the last quarter of each fiscal year ending December 31), PPBI will deliver to Grandpoint its consolidated balance sheet and consolidated statements of income, comprehensive income, equity and cash flows, without related notes, for such quarter prepared in accordance with GAAP, and, as soon as reasonably available, but in no event more than 30 days after the end of each fiscal year, PPBI will deliver to Grandpoint its consolidated balance sheet and consolidated statements of income, comprehensive income, equity and cash flows for such year prepared in accordance with GAAP. Subject to applicable law, within 15 days after the end of each month, PPBI will deliver to Grandpoint a consolidated balance sheet and consolidated statements of income, without related notes, for such month prepared in accordance with GAAP.

(e)                                  All information furnished pursuant to this Section 6.06 shall be subject to the provisions of the letter agreement, dated as of December 1, 2017, by and between PPBI and Grandpoint (the “Confidentiality Agreement”).

(f)                                   No investigation by any of the parties or their respective representatives shall affect the representations, warranties, covenants or agreements of the other parties set forth herein.

6.07                        Acquisition Proposals.

(a)                                 Grandpoint agrees that it shall, and shall direct and use its reasonable best efforts to cause its Affiliates, directors, officers, employees, agents and representatives (including, without limitation, any investment banker, financial advisor, attorney, accountant or other representative retained by it) (all of the foregoing, collectively, “Representatives”) to, immediately cease any discussions or negotiations with any other parties that may be ongoing with respect to the possibility or consideration of any Acquisition Proposal, and will use its reasonable best efforts to enforce any confidentiality or similar agreement relating to any Acquisition Proposal, including by requesting the other party to promptly return or destroy any confidential information previously furnished by or on behalf of Grandpoint or any of its Subsidiaries thereunder and by specifically enforcing the terms thereof in a court of competent jurisdiction.  From the date of this Agreement through the Effective Time, neither Grandpoint nor its Subsidiaries shall, and each of the foregoing shall cause their respective directors, officers or employees or any Representative retained by them not to, directly or indirectly through another Person, (i) solicit, initiate or knowingly encourage (including by way of furnishing information or assistance), or take any other action designed to facilitate or that is likely to result in, any inquiries or the making of any proposal or offer that constitutes, or is reasonably likely to lead to, any Acquisition Proposal, (ii) provide any confidential information or data to any Person relating to any Acquisition Proposal, (iii) participate in any discussions or negotiations regarding any Acquisition Proposal, (iv) waive, terminate, modify or fail to enforce any provision of any contractual “standstill” or similar obligations of any Person other than PPBI or its Affiliates, (v) approve or recommend, propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal or propose to do any of the foregoing, or (vi) make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal; provided, however, that at any time prior to obtaining the Shareholder Approval, if the Grandpoint Board determines in good faith, after consulting with its outside legal and financial advisors, that the failure to do so would breach, or would reasonably be expected to result in a breach of, the Grandpoint Board’s fiduciary duties under applicable law, Grandpoint may, in response to a bona fide, written Acquisition Proposal not solicited in violation of this Section 6.07(a) that the Grandpoint Board determines in good faith constitutes a Superior Proposal (1) furnish information with respect to itself to any Person making such a Superior Proposal pursuant to a confidentiality agreement on terms that are in all material respects no less restrictive to such Person than the terms contained in the Confidentiality Agreement are to PPBI (as determined by Grandpoint after consultation with its outside counsel) (the “Acceptable Confidentiality Agreement”), and (2) participate in discussions or negotiations regarding such a Superior Proposal.  Grandpoint agrees that it shall concurrently provide to PPBI any information (whether such information is confidential, nonpublic or otherwise) concerning Grandpoint or Grandpoint Bank that may be provided to any other Person in connection with any Superior Proposal which has not previously been provided to PPBI.  For purposes of this Agreement, the term “Acquisition Proposal” means any inquiry, proposal or offer, filing of any regulatory application or notice or disclosure of an intention to do any of the foregoing from any Person relating to any (w) direct or indirect acquisition or purchase of a business that constitutes 10% or more of the total revenues, net income, assets or deposits of Grandpoint and its Subsidiaries taken as a whole, (x) direct or indirect acquisition or purchase of any class of Equity

Securities representing 10% or more of the voting power of Grandpoint or Grandpoint Bank, (y) tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of any class of Equity Securities of Grandpoint or Grandpoint Bank or (z) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Grandpoint or Grandpoint Bank, other than the Transaction contemplated by this Agreement.  For purposes of this Agreement, the term “Superior Proposal” means any bona fide written proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of Grandpoint Common Stock then outstanding or all or substantially all of Grandpoint’s consolidated assets, which the Grandpoint Board determines in good faith, after taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), and after consulting with Grandpoint’s financial advisor (which shall be a recognized investment banking firm) and outside counsel, (i) is more favorable from a financial point of view to its shareholders than the Merger, (ii)  is reasonably likely to be consummated on the terms set forth, and (iii) for which financing, to the extent required, is then committed or which, in the good faith judgment of the Grandpoint Board, is reasonably likely to be obtained by such third party.

(b)                                 Neither the Grandpoint Board nor any committee thereof shall (or shall agree or resolve to) (i) withdraw or modify in a manner adverse to PPBI, or propose publicly to withdraw or modify in a manner adverse to PPBI, the recommendation or declaration of advisability by such Grandpoint Board or any such committee of this Agreement or the Merger in connection with the solicitation of Grandpoint Shareholder Consents or otherwise (any such action, resolution or agreement to take such action being referred to herein as an “Adverse Recommendation Change”), (ii) recommend, declare advisable or propose to recommend or declare advisable the approval or adoption of any Acquisition Proposal or resolve or agree to take any such action, or adopt or approve any Acquisition Proposal, or (iii) cause or permit Grandpoint to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (each, an “Acquisition Agreement”) constituting or related to, or which would reasonably be expected to lead to, any Acquisition Proposal (other than an Acceptable Confidentiality Agreement), or resolve or agree to take any such action.  Notwithstanding the foregoing, at any time prior to the Shareholder Approval, the Grandpoint Board may (x) effect an Adverse Recommendation Change or (y) in response to a Superior Proposal, terminate this Agreement pursuant to Section 8.01(f) to accept such Superior Proposal, in the case of each of clauses (x) and (y), if the Grandpoint Board has determined in good faith, after consultation with its outside legal counsel, that the failure to do so would be inconsistent with its fiduciary duties to the shareholders of Grandpoint under applicable law, provided that the Grandpoint Board may not effect such an Adverse Recommendation Change or terminate this Agreement pursuant to Section 8.01(f) unless the Grandpoint Board shall have first provided written notice to PPBI (an “Adverse Change Notice”) at least three Business Days prior to such action that it is prepared to take such action and, if such action is in response to a Superior Proposal, the following additional conditions are satisfied: (A) such notice shall attach the most current version of any written agreement relating to the transaction that constitutes such Superior Proposal and (B) PPBI does not make, within three Business Days after the receipt of such notice, a proposal that would, in the reasonable good faith judgment of the Grandpoint Board (after consultation with a financial advisor of national reputation and outside legal counsel), cause the offer previously constituting a Superior Proposal to no longer constitute a Superior Proposal (it being understood and agreed that any amendment or modification of such Superior Proposal shall require a new Adverse Change Notice and a new three Business Day period).  Grandpoint agrees that, during the three Business Day period prior to its effecting an Adverse Recommendation Change or termination pursuant to Section 8.01(f), Grandpoint and its officers, directors and Representatives shall negotiate in good faith with PPBI and its officers, directors and Representatives regarding any revisions to the terms of the Merger and the other transactions contemplated by this Agreement proposed by PPBI.  Notwithstanding anything to the contrary in this Agreement, Grandpoint shall not be entitled to enter into any agreement (other than an Acceptable Confidentiality Agreement) with respect to a Superior Proposal unless this Agreement has been terminated by its terms pursuant to Section 8.01, and Grandpoint has paid to PPBI the Termination Fee or pays to PPBI the Termination Fee substantially concurrently with the termination of the Agreement.

(c)                                  In addition to the obligations of Grandpoint set forth in this Section 6.07, Grandpoint shall promptly (within 24 hours) advise PPBI orally and in writing of its receipt of any Acquisition Proposal.

(d)                                 Grandpoint agrees that any violation of the restrictions set forth in this Section 6.07 by any Representative of Grandpoint or its Subsidiaries shall be deemed a breach of this Section 6.07 by Grandpoint.

(e)                                  Nothing contained in this Agreement shall prevent Grandpoint or the Grandpoint Board from complying with Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal.

6.08                        Certain Policies.  Immediately prior to the Effective Time, and provided that each party has confirmed in writing that all conditions to its obligations to effect the Merger have been satisfied or waived and that it is prepared to effect the Merger, upon the request of PPBI, Grandpoint shall, and shall cause its Subsidiaries to, consistent with GAAP and applicable banking laws, regulations or policies imposed by any Governmental Authority, use their commercially reasonable efforts to modify or change their Loan, OREO, accrual, reserve, Tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of PPBI; provided, however, no such modification or change made by Grandpoint or any of its Subsidiaries pursuant to this Section 6.08 shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred.  The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of Grandpoint or its management with any such adjustments.

6.09                        Nasdaq Listing.  PPBI shall, as promptly as practicable, file all documents, take all actions reasonably necessary and otherwise use its reasonable best efforts to cause the shares of PPBI Common Stock to be issued to the Grandpoint shareholders as the Merger Consideration in the Merger to be approved for quotation on the Nasdaq prior to the Effective Date.

6.10                        Indemnification.

(a)                                 From and after the Effective Time through the sixth anniversary of the Effective Time, PPBI and the Surviving Corporation (each an “Indemnifying Party”) shall indemnify and hold harmless each present and former director, officer and employee of Grandpoint or a Grandpoint Subsidiary, as applicable, determined as of the Effective Time (the “Indemnified Parties”) against any and all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was a director, officer, employee, fiduciary or agent of Grandpoint or any Grandpoint Subsidiary or is or was serving at the request of Grandpoint or any Grandpoint Subsidiary as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, including, without limitation, matters related to the negotiation, execution and performance of this Agreement or consummation of the Transaction, to the fullest extent which such Indemnified Parties would be entitled under the Grandpoint Articles and the Grandpoint Bylaws or any agreement, arrangement or understanding which has been set forth in Section 6.10 of Grandpoint’s Disclosure Schedule, in each case as in effect on the date hereof.  PPBI shall also cause the Surviving Corporation to advance expenses as incurred by such Indemnified Parties to the same extent as such persons are entitled to advancement of expenses as of the date of this Agreement by Grandpoint pursuant to the Grandpoint Articles and the Grandpoint Bylaws or any agreement, arrangement or understanding which has been set forth in Section 6.10 of Grandpoint’s Disclosure Schedule, in each case as in effect on the date hereof.

(b)                                 Any Indemnified Party wishing to claim indemnification under this Section 6.10, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party except to the extent such failure actually prejudices the Indemnifying Party.  In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Indemnifying Party and the Indemnified Parties that make joint representation inappropriate, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction unless the Indemnified Parties have conflicts of interest), (ii) the Indemnified Parties will reasonably cooperate in the defense of any such matter, (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent, which shall not be unreasonably withheld, conditioned or delayed and (iv) the Indemnifying Party shall have no obligation hereunder in the event that a federal or state banking agency or a court of competent jurisdiction shall determine by final, non-appealable written order that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable law, regulation or policies imposed by any Governmental Authority.

(c)                                  Prior to the Effective Time, Grandpoint shall, and if Grandpoint is unable to, PPBI (and the Surviving Corporation) shall as of the Effective Time obtain and fully pay for a “tail” liability insurance policy (or provide a policy providing comparable coverage and amounts on terms no less favorable to the persons currently covered by Grandpoint’s existing policy, including PPBI’s existing policy if it meets the foregoing standard) covering persons who are currently covered by such insurance for a period of six (6) years after the Effective Time from an insurance carrier with the same or better credit rating as Grandpoint’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance with benefits and levels of coverage at least as favorable as Grandpoint’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement and the Transaction); provided, however, that in no event shall Grandpoint be permitted nor shall PPBI be obligated to expend, in order to maintain or provide insurance coverage pursuant to this Section 6.10(c), an amount in excess of 300% of the annual premiums paid by Grandpoint as of the date hereof for such insurance (“Maximum Insurance Amount”); provided further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Insurance Amount, PPBI shall obtain the most advantageous coverage obtainable for an annual premium equal to the Maximum Insurance Amount.  PPBI shall provide proof of such coverage to Grandpoint no later than five (5) Business Days prior to the Effective Time.

(d)                                 The obligations of PPBI and the Surviving Corporation under this Section 6.10 shall not be terminated or modified by such parties in a manner adverse to any Indemnified Party or any other Person entitled to the benefits of this Section 6.10, or to whom this Section 6.10 applies, without the written consent of the affected Indemnified Party or Parties and/or such other Person, as the case may be. If PPBI or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of PPBI shall assume the obligations set forth in this Section 6.10.

(e)                                  The provisions of this Section 6.10 are (i) intended to be for the benefit of, and will be enforceable by, each Indemnified Party and his or her heirs and his or her Representatives, as set forth in Section 9.07 herein, and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

6.11                        Benefit Plans.

(a)                                 As soon as administratively practicable after the Effective Time, PPBI shall transition Transferred Employees of Grandpoint and its Subsidiaries from the Benefit Plans of Grandpoint and its Subsidiaries to the corresponding PPBI Benefit Plans and take all reasonable action so that Transferred Employees of Grandpoint and its Subsidiaries shall be entitled to participate in each PPBI Benefit Plan of general applicability to the same extent as similarly-situated employees of PPBI and its Subsidiaries (it being understood that inclusion of the Transferred Employees of Grandpoint and its Subsidiaries in the PPBI Benefit Plans may occur at different times with respect to different plans), provided that coverage shall be continued under the corresponding Benefit Plans of Grandpoint and its Subsidiaries until such Transferred Employees are permitted to participate in the PPBI Benefit Plans and provided further, however, that nothing contained herein shall require PPBI or any of its Subsidiaries to make any grants to any former employee of Grandpoint and its Subsidiaries under any discretionary equity compensation plan of PPBI.  PPBI shall cause each PPBI Benefit Plan in which employees of Grandpoint and its Subsidiaries are eligible to participate to recognize, for purposes of determining eligibility to participate in, the vesting of benefits and for all other purposes (but not for accrual of pension benefits) under the PPBI Benefit Plans, the service of such Transferred Employees with Grandpoint and its Subsidiaries to the same extent as such service was credited for such purpose by Grandpoint and its Subsidiaries, provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits or to the extent not otherwise permissible under the terms of a PPBI Benefit Plan.  Nothing herein shall limit the ability of PPBI to amend or terminate any of the PPBI Benefit Plans or the Grandpoint Benefit Plans in accordance with their terms at any time.

(b)                                 At and following the Effective Time, PPBI shall honor, and the Surviving Corporation shall continue to be obligated to perform, in accordance with their terms, all change-in-control agreements and supplemental employee retirement plans of Grandpoint and its Subsidiaries to the extent that each of the foregoing (including amounts accrued or otherwise payable pursuant thereto) are expressly set forth in Section 6.11(b) of Grandpoint’s Disclosure Schedule.

(c)                                  In the event PPBI transitions Transferred Employees of Grandpoint and its Subsidiaries from the group medical, dental, health, life or long-term disability plan of Grandpoint and its Subsidiaries to the corresponding PPBI Benefit Plan at any time prior to the end of the applicable plan year of the group medical, dental, health, life or long-term disability plan of Grandpoint and its Subsidiaries, at such time as Transferred Employees become eligible to participate in such corresponding PPBI Benefit Plan, PPBI shall cause each such PPBI Benefit Plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable PPBI Benefit Plan, (ii) provide full credit under medical, health and dental plans for any deductibles, co-payment and out-of-pocket expenses incurred by the Transferred Employees and their beneficiaries during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time to the extent such employee had satisfied any similar limitation or requirement under a corresponding  Grandpoint Benefit Plan prior to the Effective Time, provided, however, that such waiver shall not be required to the extent that such waiver would result in a duplication of benefits or to the extent not otherwise permissible under the terms of a contract insuring benefits under the PPBI Benefit Plans.

(d)                                 Within sixty (60) days from the date of this Agreement, PPBI shall identify the Employees for whom PPBI agrees to continue employment following the Closing provided they are employed by, and in good standing with, Grandpoint and its Subsidiaries immediately prior to the Closing (the “Transferred Employees”).  Effective as of, and subject to, the Closing, Grandpoint and its Subsidiaries shall terminate the employment of those Employees who are not Transferred Employees and shall pay any severance, retention, change in control, accrued and unused paid time off, the Option Merger Consideration payable pursuant to Section 3.08 hereof, or other similar payments, in each case, which have been Previously Disclosed by Grandpoint to PPBI, obtain an executed general release of claims that has not been revoked, and pay to the proper taxing authorities any income and employment Tax withholding as well as the employer portions of any applicable employment Taxes.  For the avoidance of doubt, the Option Merger Consideration will be paid by Grandpoint to all Employees (including Employees who are not Transferred Employees) with respect to all outstanding Grandpoint Options, whether vested or unvested, in accordance with Section 3.08 of this Agreement.  PPBI shall remain responsible for payment to any Transferred Employee of any severance or similar compensation and benefits payable following a termination of employment.  Those employees of Grandpoint and its Subsidiaries who do not continue their employment with PPBI or its Subsidiaries following the Effective Time, who are not a party to an employment agreement or otherwise entitled to an existing severance package and who sign and deliver a release agreement (to be agreed by PPBI and Grandpoint) within 60 days of the Effective Time, shall be entitled to receive a single lump sum payment of severance equal to two weeks of base salary plus an additional two weeks of salary for each completed year of service, up to a maximum of 26 weeks.  For purposes of the foregoing, any severance benefits payable in accordance with the immediately preceding sentence pursuant to timely delivered termination and release agreements shall be paid on the later to occur of (i) the PPBI payroll date for the PPBI payroll period during which the former employee delivers to the Surviving Corporation his or her executed termination and release agreement, or (ii) the PPBI payroll date for the PPBI payroll period during which the former employee’s termination and release agreement becomes effective following the expiration of any revocation period afforded under applicable law.  If Grandpoint or any of its Subsidiaries has any other severance pay plan or arrangement, then any amounts paid pursuant to that plan or arrangement shall reduce the amount that the employee will receive under this Section 6.11(f) and in no event shall there be any duplication of severance pay.  Nothing contained in this Section 6.11(f) hereof shall be construed or interpreted to limit or modify in any way PPBI’s or its Subsidiaries at will employment policy or provide any third party beneficiary rights to employees of Grandpoint or any of its Subsidiaries.  In no event shall severance pay be taken into account in determining the amount of any other benefit (including but not limited to, an individual’s benefit under any retirement plan or policy).

(e)                                  Prior to the Closing, Grandpoint and its Subsidiaries shall have paid into the Grandpoint Retirement Plan (the “Grandpoint Retirement Plan”) all employer contributions, including any employer matching contributions, profit sharing contributions or other non-elective contributions.  Prior to the Closing, Grandpoint shall (i) adopt written resolutions (or take such other necessary or appropriate action), in form and substance reasonably acceptable to PPBI, to terminate the Grandpoint Retirement Plan in compliance with its terms and requirements of applicable law, effective no later than the Business Day preceding the Closing Date and (ii) provide for full vesting of all non-elective contributions under the Grandpoint Retirement Plan for all participants who currently maintain an account under the Grandpoint Retirement Plan, such termination and vesting to be effective no later than the Business Day preceding the Closing Date.  Grandpoint shall provide PPBI with evidence of the termination of the Grandpoint Retirement Plan.

(f)                                   Each of Grandpoint and PPBI acknowledges and agrees that all provisions contained within this Section 6.11 with respect to Employees are included for the sole benefit of Grandpoint and nothing contained in this Section 6.11 shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.11.  Nothing contained herein (i) shall be construed to establish, amend or modify any benefit plan, program or arrangement or (ii) alter or limit the ability of PPBI to amend, modify or terminate any benefit plan, program or arrangement at any time established, sponsored or maintained by PPBI or any of its Subsidiaries.  Each of Grandpoint and PPBI agrees that the terms of this Section 6.11 do not and shall not create any right in any Person to continued employment with Grandpoint, PPBI or any of their respective Subsidiaries or to any compensation or benefit.

6.12                        Appointment of Directors.  PPBI agrees to take all action necessary to appoint or elect, effective as of the Effective Time, two individuals, each of whom shall be mutually agreeable to PPBI and Grandpoint and one of whom shall be Don M. Griffith, as directors of PPBI and Pacific Premier.  Each individual shall serve until the first annual meeting of stockholders of PPBI following the Effective Time and until his or her successor is elected and qualified.  PPBI shall include such individuals on the list of nominees for director presented by the PPBI Board and for which the PPBI Board shall solicit proxies at the first annual meeting of stockholders of PPBI following the Effective Time, provided, that such nomination and solicitation would not violate the fiduciary duties of the PPBI Board.

6.13                        Notification of Certain Matters.  Each of Grandpoint and PPBI shall give prompt written notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (b) would cause or constitute a failure of any of the conditions provided for in Article VII.

6.14                        Estoppel Letters.  Grandpoint shall use its commercially reasonable efforts to obtain and deliver to PPBI at the Closing with respect to the real estate (i) owned or leased by Grandpoint or a Grandpoint Subsidiary, an estoppel letter dated as of the Closing in substantially the form of Annex E from all tenants and (ii) leased by Grandpoint or a Grandpoint Subsidiary, an estoppel letter dated as of the Closing in substantially the form of Annex F from its lessor.

6.15                        Assumption of Indenture Obligations.  As of the Effective Time, PPBI shall have assumed or caused one of its Subsidiaries to assume the obligations under the Indenture.  In connection therewith, PPBI and Grandpoint shall execute and deliver any supplemental indentures or other documents reasonably required to make such assumption effective.

6.16                        Antitakeover Statutes.  Each of PPBI and Grandpoint and their respective Boards of Directors shall, if any state antitakeover statute or similar statute becomes applicable to this Agreement and the Transaction, take all action reasonably necessary to ensure that the Transaction may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on this Agreement and the Transaction.

6.17                        Consents.  Grandpoint shall, and shall cause its Subsidiaries to, use their commercially reasonable efforts to obtain all consents, approvals, waivers, non-objections and to deliver any notices necessary or advisable pursuant to the terms of the Material Contracts as a result of the Transaction.

6.18                        Exemption from Liability Under Section 16(b).  Prior to the Effective Time, each of PPBI and Grandpoint shall take all steps as may be necessary or appropriate to exempt the conversion of shares of Grandpoint Common Stock into shares of PPBI Common Stock pursuant to the terms of this Agreement by employees of Grandpoint who may become an officer or director of PPBI subject to the reporting requirements of Section 16(a) of the Exchange Act.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

7.01                        Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each of the parties hereto to consummate the Merger is subject to the fulfillment or, to the extent permitted by applicable law, written waiver by the parties hereto at or prior to the Closing of each of the following conditions:

(a)                                 Shareholder Approval.  Each of PPBI and Grandpoint shall have received duly executed copies of the Grandpoint Shareholder Consents sufficient to constitute Shareholder Approval, and the issuance of the shares of PPBI Common Stock in the Transaction and any other matters required to be approved by PPBI’s shareholders for consummation of the Transaction shall have been duly approved by holders of a majority of shares of PPBI Common Stock voting at the PPBI Meeting duly called and held for such purpose.

(b)                                 Regulatory Approvals.  All regulatory approvals required to consummate the Merger and the Bank Merger shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements that shall require PPBI or Grandpoint to take any action or commit to take any action that would (i) reasonably be likely to have a Material Adverse Effect on PPBI (measured on a scale relative to Grandpoint) or a Material Adverse Effect on Grandpoint, (ii) reasonably be likely to impose a material burden on PPBI or any of its Subsidiaries (including, after the Effective Time, Grandpoint and its Subsidiaries) or (iii) require the sale by PPBI or any of its Subsidiaries (including, after the Effective Time, Grandpoint and its Subsidiaries) of any material portion of their respective assets.

(c)                                  No Injunction.  No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order which is in effect and prohibits consummation of the Transaction.

(d)                                 Registration Statement.  The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

(e)                                  Listing.  The shares of PPBI Common Stock to be issued to the Grandpoint shareholders as the Merger Consideration in the Merger, shall have been approved for listing on the Nasdaq.

(f)                                   Tax Opinion.  Each of PPBI and Grandpoint shall have received the written opinion of Holland & Knight LLP, in form and substance reasonably satisfactory to both Grandpoint and PPBI, dated as of the Effective Date, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.  In rendering any such opinion, such counsel may require and rely upon representations and covenants, including those contained in certificates of officers of PPBI, Grandpoint and others, reasonably satisfactory in form and substance to such counsel and Grandpoint’s counsel.

7.02                        Conditions to Obligation of Grandpoint.  The obligation of Grandpoint to consummate the Merger is also subject to the fulfillment or written waiver by Grandpoint at or prior to the Closing of each of the following conditions:

(a)                                 Representations and Warranties.  The representations and warranties of PPBI set forth in this Agreement, subject in all cases to the standard set forth in Section 5.02, shall be true and correct as of the date hereof and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date hereof or some other date shall be true and correct as of such date), and Grandpoint shall have received a certificate, dated the Effective Date, signed on behalf of PPBI by the Chief Executive Officer and the Chief Financial Officer of PPBI to such effect.

(b)                                 Performance of Obligations of PPBI.  PPBI shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Grandpoint shall have received a certificate, dated the Effective Date, signed on behalf of PPBI by the Chief Executive Officer and the Chief Financial Officer of PPBI to such effect.

(c)                                  Other Actions.  PPBI shall have furnished Grandpoint with such certificates of its respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.01 and 7.02 as Grandpoint may reasonably request.

7.03                        Conditions to Obligation of PPBI.  The obligation of PPBI to consummate the Merger is also subject to the fulfillment or written waiver by PPBI at or prior to the Closing of each of the following conditions:

(a)                                 Representations and Warranties.  The representations and warranties of Grandpoint set forth in this Agreement, subject in all cases to the standard set forth in Section 5.02, shall be true and correct as of the date hereof and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date hereof or some other date shall be true and correct as of such date), and PPBI shall have received a certificate, dated the Effective Date, signed on behalf of Grandpoint by the Chief Executive Officer and the Chief Financial Officer of Grandpoint to such effect.

(b)                                 Performance of Obligations of Grandpoint.  Grandpoint shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and PPBI shall have received a certificate, dated the Effective Date, signed on behalf of Grandpoint by the Chief Executive Officer and the Chief Financial Officer of Grandpoint to such effect.

(c)                                  Dissenting Shares.  Dissenting Shares shall not represent 10% or more of the outstanding shares of Grandpoint Common Stock.

(d)                                 Minimum Non-Maturity Deposits.  As of the month-end prior to the Closing Date, Grandpoint Bank shall have an aggregate outstanding balance of non-maturity deposits equal to at least $2.2 billion.

(e)                                  Minimum Tangible Common Equity.  As of the Closing Date, Grandpoint shall have Tangible Common Equity equal to at least $291.8 million, and Grandpoint shall have provided an updated Section 1.01(a) of Grandpoint’s Disclosure Schedule to PPBI within five (5) Business Days prior to the Closing Date.

(f)                                   Other Actions.  Grandpoint shall have furnished PPBI with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.01 and 7.03 as PPBI may reasonably request.

ARTICLE VIII

TERMINATION

8.01                        Termination.  This Agreement may be terminated, and the Transaction may be abandoned, at any time prior to the Effective Time:

(a)                                 Mutual Consent.  By the mutual consent in writing of PPBI and Grandpoint.

(b)                                 Breach.  Provided that the terminating party is not then in material breach of any representation, warranty, covenant or agreement contained herein, by PPBI or Grandpoint in the event of a breach by the other party of any representation, warranty, covenant or agreement contained herein, which breach (i) cannot be or has not been cured prior to the earlier of (A) 30 days after the giving of written notice to the breaching party of such breach and (B) the Outside Date and (ii) would entitle the non-breaching party not to consummate the Transaction contemplated hereby under Section 7.02(a) or (b) or 7.03(a) or (b), as the case may be.

(c)                                  Delay.  By PPBI or Grandpoint in the event the Merger is not consummated by December 31, 2018 (the “Outside Date”), except to the extent that the failure of the Merger to be consummated by such date shall be due to the failure of the party seeking to terminate pursuant to this Section 8.01(c) to perform or observe the covenants and agreements of such party set forth in this Agreement or the failure of any of the Shareholders (if Grandpoint is the party seeking to terminate) to perform or observe their respective covenants and agreements under the relevant Shareholder Agreement.

(d)                                 No Regulatory Approval.  By PPBI or Grandpoint in the event the approval of any Governmental Authority required for consummation of the Merger or the Bank Merger shall have been denied by final non-appealable action of such Governmental Authority, or any such Governmental Authority shall have issued a final, non-appealable injunction permanently enjoining or otherwise prohibiting the consummation of the Merger or the Bank Merger, or an application therefor shall have been permanently withdrawn by mutual agreement of PPBI and Grandpoint at the formal or informal request of a Governmental Authority, provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.01(d) due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants of such party set forth herein.

(e)                                  Adverse Change Notice or Adverse Recommendation Change.  Prior to receipt of the Shareholder Approval, by PPBI, in the event Grandpoint has delivered an Adverse Change Notice or an Adverse Recommendation Change has occurred.

(f)                                   Superior Proposal.  Prior to receipt of the Shareholder Approval, by Grandpoint in accordance with Section 6.07 if (i) the Grandpoint Board authorizes Grandpoint to enter into a binding written agreement with respect to such Superior Proposal and (ii) Grandpoint pays to PPBI the Termination Fee, in each case, substantially concurrently with the termination of this Agreement.

(g)                                  No Shareholder Approval.  By PPBI, if Grandpoint Shareholder Consents representing a majority of the outstanding shares of Grandpoint Voting Common Stock shall not have been delivered to PPBI prior to 6:00 p.m., Pacific Time, on the third Business Day immediately following the date of the declaration of effectiveness by the SEC of the Registration Statement.

(h)                                 No PPBI Shareholder Approval.  By PPBI or Grandpoint, if the issuance of the shares of PPBI Common Stock in the Transaction and any other matters required to be approved by PPBI’s shareholders for consummation of the Transaction shall not have been duly approved by holders of a majority of shares of PPBI Common Stock voting at the PPBI Meeting duly called and held for such purpose.

(i)                                     PPBI Average Closing Price Decline.  By Grandpoint, by written notice to PPBI immediately following the day the PPBI Average Share Price is determined, effective as of the date that is three (3) Business Days following the date of such written notice, in the event that:

(i)                                     The PPBI Average Share Price is less than $33.745 (with a proportionate adjustment in the event that outstanding shares of PPBI Common Stock shall be changed into a different number of shares by reason of any stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the date of determination of the PPBI Average Share Price); and

(ii)                                  The number obtained by dividing the PPBI Average Share Price by $39.70 is less than the number obtained by (a) dividing the Final Index Price by the Initial Index Price (the “Index Change Ratio”) and then (b) subtracting 0.15.

For purposes of this Section 8.01(h) and 8.01(i) below, the following terms have the meanings indicated below:

“Final Index Price” means the average closing price of the KBW Regional Banking Index as quoted on Bloomberg (KRX:IND) during the twenty (20) trading days ending on and including the fifth trading day immediately prior to the Effective Date.

“Initial Index Price” means 111.96.

(j)                                    PPBI Average Closing Price Increase.  By PPBI, by written notice to Grandpoint immediately following the day the PPBI Average Share Price is determined, effective as of the date that is three (3) Business Days following the date of such written notice, in the event that:

(i)                                     The PPBI Average Share Price is greater than $45.655 (with a proportionate adjustment in the event that outstanding shares of PPBI Common Stock shall be changed into a different number of shares by reason of any stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the date of determination of the PPBI Average Share Price); and

(ii)                                  The number obtained by dividing the PPBI Average Share Price by $39.70 is greater than the number obtained by adding (a) the Index Change Ratio and (b) 0.15.

8.02                        Effect of Termination and Abandonment.

(a)                                 In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except that (i) this Section 8.02, Section 6.06(e) and Article IX shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary, neither PPBI nor Grandpoint shall be relieved or released from any liabilities or damages to the other party hereto resulting from any knowing and intentional breach of this Agreement.

(b)                                 In the event that (i) an Acquisition Proposal has been made (whether or not conditional) to Grandpoint or its shareholders or any Person has publicly announced an intention (whether or not conditional) to make an Acquisition Proposal (and such Acquisition Proposal or publicly announced intention shall not have been publicly withdrawn without qualification) and thereafter (A) this Agreement is terminated by PPBI pursuant to 8.01(c) or PPBI pursuant to 8.01(g) and (B) prior to the date that is 12 months after such termination, (1) Grandpoint or any of its Subsidiaries enters into an Acquisition Agreement with respect to any Acquisition Proposal or (2) any Acquisition Proposal is consummated (solely for purposes of this Section 8.02(b)(i)(B), the term “Acquisition Proposal” shall have the meaning set forth in the definition of Acquisition Proposal contained in Section 6.07(a) except that all references to 10% shall be deemed references to 50%), then Grandpoint shall pay to PPBI a fee equal to $23.0 million (the “Termination Fee”) by wire transfer of next day funds on the earlier of the date of execution of such Acquisition Agreement or the consummation of such Acquisition Proposal.  In the event that (i) this Agreement is terminated by PPBI pursuant to Section 8.01(e) or (ii) this Agreement is terminated by Grandpoint pursuant to Section 8.01(f), then, in each such case, Grandpoint shall pay PPBI the Termination Fee by wire transfer of same-day funds (x) in the case of a termination by PPBI pursuant to Section 8.01(e), within two Business Days after such termination, and (y) in the case of a termination by Grandpoint pursuant to Section 8.01(f), no later than the time of such termination.  If the Termination Fee becomes payable pursuant to the terms of this Agreement, payment of the Termination Fee shall be the sole and exclusive remedy of PPBI against Grandpoint and any of its Subsidiaries and their respective Representatives with respect to the breach of any covenant or agreement giving rise to such payment.

(c)                                  Each party acknowledge that the agreements contained in this Section 8.02 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other party would not have entered into this Agreement.  Accordingly, if either party fails promptly to pay the amounts due pursuant to Section 8.02 and, in order to obtain such payment, the other party commences a suit that results in a judgement against such party for the amounts set forth in Section 8.02, the party failing to pay such amount due shall pay to the other party its reasonable costs and expenses (including attorneys’ fees and expenses) in connection with such suit and any appeal relating thereto, together with interest on the amounts set forth in Section 8.02 at the prime lending rate as published in the Wall Street Journal in effect on the date such payment was required to be made.

ARTICLE IX

MISCELLANEOUS

9.01                        Survival.  No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than agreements or covenants contained herein that by their express terms are to be performed after the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 6.06(e), 8.02 and this Article IX, which shall survive any such termination).

9.02                        Waiver; Amendment.  Prior to the Effective Time, any provision of this Agreement may be (i) waived, by the party benefited by the provision or (ii) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement; provided, however, that after PPBI’s receipt of Shareholder Approval, there may not be, without further approval of Grandpoint’s shareholders, any amendment of this Agreement that requires further approval under applicable law.  For purposes of clarification, an amendment of any date in Section 8.01(c) shall not require further approval by any shareholders and if such amendment were deemed by law to require further approval by the shareholders of Grandpoint, the receipt of the Shareholder Approval will be deemed to have granted Grandpoint the authority to amend such dates without such further approval.

9.03                        Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be deemed to constitute one and the same original agreement.

9.04                        Governing Law and Venue; Waiver of Jury Trial; Specific Performance.

(a)                                 This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware applicable to contracts made and to be performed entirely within such State, without regard to the conflict of law principles thereof to the extent that such principles would direct a matter to another jurisdiction.  The parties hereby irrevocably submit to the personal jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated by this Agreement, and hereby waive, and agree not to assert, as a defense in any litigation, arbitration, claim or other proceeding for the interpretation or enforcement of this Agreement or of any such document, that it is not subject thereto or that such litigation, arbitration, claim or other proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all litigation, arbitration, claims or other proceedings shall be heard and determined in such a Delaware State or Federal court.  The parties hereby consent to and grant any such court jurisdiction over the Person of such parties and, to the extent permitted by law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such litigation, arbitration, claim or other proceeding in the manner provided in Section 9.06 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

(b)                                 EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY

UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT  BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.04.

9.05                        Expenses.  Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel.

9.06                        Notices.  All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) or delivered by an overnight courier (with confirmation) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to Grandpoint to:

Grandpoint Capital, Inc.

333 South Grand Avenue

Los Angeles, CA  90071

Attention:  Don M. Griffith

Chairman and Chief Executive Officer

Fax:  (213) 617-0765

With a copy to:

Sullivan & Cromwell LLP

1888 Century Park East

Los Angeles, CA 90067

Attention:  Patrick S. Brown, Esq.

Fax:  (310) 712-8800

If to PPBI to:

Pacific Premier Bancorp, Inc.

17901 Von Karman Avenue

Suite 1200

Irvine, California 92614

Attention:  Steven R. Gardner, Chairman,

President and Chief Executive Officer

Fax:  (949) 864-8616

With a copy to:

Holland & Knight LLP

800 17th Street, N.W.

Suite 1100

Washington, D.C. 20006

Attention:  Norman B. Antin, Esq.

Jeffrey D. Haas, Esq.

Fax:  (202) 955-5564

9.07                        Entire Understanding; Limited Third Party Beneficiaries.  This Agreement, the Bank Merger Agreement, the Support Agreement, the Shareholder Agreements and the Confidentiality Agreement represent the entire understanding of the parties hereto and thereto with reference to the Transaction, and this Agreement, the Bank Merger Agreement, the Support Agreement, the Shareholder Agreements and the Confidentiality Agreement supersede any and all other oral or written agreements heretofore made.  Except for the Indemnified Parties’ right to enforce PPBI’s obligation under Section 6.10, which are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and Representatives, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.08                        Severability.  Except to the extent that application of this Section 9.08 would have a Material Adverse Effect on Grandpoint or PPBI, any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.  In all such cases, the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

9.09                        Enforcement of the Agreement.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Except as provided in Section 8.02, it is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Court of Chancery of the State of Delaware and the federal courts of the United States of America located in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity.  In the event attorneys’ fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs incurred therein.

9.10                        Interpretation.  When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  Whenever the words “as of the date hereof” are used in this Agreement, they shall be deemed to mean the day and year first above written.

9.11                        Assignment.  No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other party.  Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.12                        Alternative Structure.  Subject to the proviso in the first sentence of Section 9.02, PPBI may at any time modify the structure of the acquisition of Grandpoint set forth herein, provided that (i) the Merger Consideration to be paid to the holders of Grandpoint Common Stock is not thereby changed in kind or reduced in amount as a result of such modification, (ii) such modifications will not adversely affect the tax treatment to Grandpoint’s shareholders as a result of receiving the Merger Consideration and (iii) such modification will not jeopardize receipt of any required approvals of Governmental Authorities or impede or delay consummation of the Transactions contemplated by this Agreement.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

PACIFIC PREMIER BANCORP, INC.

By:	/s/ Steven R. Gardner
Name:	Steven R. Gardner
Title:	Chairman, President and Chief Executive Officer

By:	/s/ Ronald Nicolas
Name:	Ronald Nicolas
Title:	Senior Executive Vice President and Chief Financial Officer

GRANDPOINT CAPITAL, INC.

By:	/s/ Don M. Griffith
Name:	Don M. Griffith
Title:	Chairman and Chief Executive Officer

By:	/s/ David L. Dayton
Name:	David L. Dayton
Title:	Chief Financial Officer

ANNEX A

SUPPORT AGREEMENT

SUPPORT AGREEMENT (this “Agreement”), dated as of February 9, 2018, between                   (the “Investor”) and Pacific Premier Bancorp, Inc., a Delaware corporation (“PPBI”).  All terms used herein and not defined herein shall have the meanings assigned thereto in the Merger Agreement (defined below).

WHEREAS, Grandpoint Capital, Inc., a Delaware corporation (“Grandpoint”), and PPBI are simultaneously herewith entering into an Agreement and Plan of Reorganization, dated as of the date hereof (the “Merger Agreement”), pursuant to which Grandpoint will merge with and into PPBI on the terms and conditions set forth therein (the “Merger”) and, in connection therewith, outstanding shares of Grandpoint Common Stock will be converted into shares of PPBI Common Stock and cash in lieu of fractional shares in the manner set forth therein; and

WHEREAS, the Investor owns the shares of Grandpoint Common Stock identified on Exhibit I hereto (such shares, together with all shares of Grandpoint Common Stock subsequently acquired by the Investor during the term of this Agreement, being referred to as the “Shares”); and

WHEREAS, in order to induce PPBI to enter into the Merger Agreement, the Investor has agreed to enter into and perform this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.                                      Agreement to Vote Shares.  The Investor agrees that, while this Agreement is in effect, at such time as Grandpoint conducts the Grandpoint Consent Solicitation, the Investor shall deliver a duly executed copy of the written consent set forth as Exhibit II to this Agreement (or cause such consent to be delivered) covering all the Shares that are beneficially owned by the Investor or as to which the Investor has, directly or indirectly, the right to vote or direct the voting.

2.                                      Transfer of Shares.

(a)                                 Prohibition on Transfers of Shares; Other Actions.  The Investor hereby agrees, that while this Agreement is in effect, the Investor shall not, without the prior written approval of PPBI, (i) sell, transfer, pledge, encumber, distribute by gift or donation, or otherwise dispose of any of the Shares (or any securities convertible into or exercisable or exchangeable for Shares) or any interest therein, whether by actual disposition, physical settlement or effective economic disposition through hedging transactions, derivative instruments or other means, except for charitable gifts or donations where the recipient enters into a voting agreement binding the recipient to vote its shares in the manner provided in Section 1 of this Agreement; provided, that the foregoing shall not prohibit the Investor from disposing of or surrendering Shares to Grandpoint in connection with the vesting, settlement or exercise of Grandpoint Options, for the payment of taxes thereon or the exercise price thereon or (ii) enter into any agreement, arrangement or understanding with any Person, or take any other action, that violates or conflicts with the Investor’s obligations under this Agreement.

(b)                                 Transfer of Voting Rights.  The Investor hereby agrees that the Investor shall not deposit any Shares in a voting trust, grant any proxy or enter into any voting agreement or similar agreement or arrangement with respect to any of the Shares.

(c)                                  The prohibitions provided for in this Section 2 shall no longer apply to the Investor once Shareholder Approval is obtained by delivery to Grandpoint and PPBI of the Grandpoint Shareholder Consents.

3.                                      Representations and Warranties of the Manager.  The Investor represents and warrants to and agrees with PPBI as follows:

(a)                                 Capacity.  The Investor has all requisite capacity and authority to enter into and perform its obligations under this Agreement.

(b)                                 Binding Agreement.  This Agreement has been duly authorized, executed and delivered by the Investor and assuming the due authorization, execution and delivery of this Agreement by PPBI, constitutes the valid and legally binding obligation of the Investor, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c)                                  Non-Contravention.  The execution and delivery of this Agreement by the Investor does not, and the performance by the Investor of its obligations hereunder will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which the Investor is a party or by which the Investor is bound, or any statute, rule or regulation to which the Investor is subject or any charter, bylaw or other organizational document of the Investor, except where such violation, conflict or default would not prevent, materially impair or materially delay the Investor’s performance of its obligations under this Agreement.

(d)                                 Ownership.  The Shares are, and, except as otherwise provided for in Section 2(a) hereof, through the term of this Agreement will be, owned beneficially and of record solely by the Investor, except as otherwise disclosed on Exhibit I hereto.  The Investor has title to the Shares, free and clear of any lien, pledge, mortgage, security interest or other encumbrance, except as otherwise disclosed on Exhibit I hereto.  As of the date hereof, the Shares identified on Exhibit I hereto constitute all of the shares of Grandpoint Common Stock owned beneficially or of record by the Investor.  The Investor has and, except as provided in Section 2(a) above, will have at all times during the term of this Agreement (i) sole or shared voting power and sole or shared power to issue instructions with respect to the matters set forth in Section 1 hereof, (ii) sole or shared power of disposition and (iii) sole or shared power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares owned by the Investor on the date of this Agreement and all of the Shares hereafter acquired by the Investor and owned beneficially or of record by it during the term of this Agreement.  For purposes of this Agreement, the term “beneficial ownership” shall be interpreted in accordance with Rule 13d-3 under the Exchange Act.

(e)                                  Consents and Approvals.  The execution and delivery of this Agreement by the Investor does not, and the performance by the Investor of its obligations under this Agreement will not, require the Investor to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority except where the failure to obtain such consent, approval, authorization or permit or make such filing or notification would not prevent, materially impair or materially delay the Investor’s performance of its obligations under this Agreement.

(f)                                   Absence of Litigation.  There is no suit, action, investigation or proceeding pending or, to the knowledge of the Investor, threatened against or affecting the Investor or any of its affiliates before or by any Governmental Authority that could reasonably be expected to materially impair the ability of the Investor to perform its obligations hereunder on a timely basis.

4.                                      No Solicitation.  The Investor hereby agrees that during the term of this Agreement it shall not, and shall instruct any investment banker, financial advisor, attorney, accountant or other representative retained by it not to, directly or indirectly take any of the actions that would result in a breach of clauses (i)-(vi) of Section 6.07(a) of the Merger Agreement.  The Investor agrees immediately to cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than PPBI or its affiliates and representatives with respect to any possible Acquisition Proposal and will take all necessary steps to inform any investment banker, financial advisor, attorney, accountant or other representative retained by it of the obligations undertaken by the Investor pursuant to this Section 4.

5.                                      Notice of Acquisitions; Proposals Regarding Prohibited Transactions.  The Investor hereby agrees to notify PPBI promptly (and in any event within two (2) Business Days) in writing of the number of any additional shares of Grandpoint Common Stock or other securities of Grandpoint of which the Investor acquires beneficial or record ownership on or after the date hereof.  The Investor will comply with the provisions of Section 6.07(c) of the Merger Agreement as if it were Grandpoint.

6.                                      Specific Performance and Remedies.  The Investor acknowledges that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that, in such event, PPBI will not have an adequate remedy at law.  Accordingly, the Investor agrees that injunctive relief or other equitable remedy, in addition to remedies at law or in damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that PPBI may have an adequate remedy at law. The Investor agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with PPBI’s seeking or obtaining such equitable relief.

7.                                      Term of Agreement; Termination.

(a)                                 The term of this Agreement shall commence on the date hereof.

(b)                                 This Agreement shall terminate upon the earlier to occur of (i) the date, if any, of termination of the Merger Agreement in accordance with its terms, or (ii) the Effective Time of the Merger.  Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination shall not relieve any party from liability for any knowing and intentional breach of this Agreement prior to such termination.

8.                                      Stop Transfer Order.  In furtherance of this Agreement, the Investor hereby authorizes and instructs Grandpoint to enter a stop transfer order with respect to all of the Shares for the period from the date hereof through the date this Agreement is terminated in accordance with Section 7, except as otherwise provided for in Section 2(a) hereof.

9.                                      Entire Agreement.  This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof.  This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

10.                               Notices.  All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation if sent by telecopy or like transmission and on the next Business Day when sent by a reputable overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to PPBI to:

Pacific Premier Bancorp, Inc.

17901 Von Karman Avenue

Suite 1200

Irvine, CA  92614

Attention:  Steven R. Gardner, Chairman, President and Chief Executive Officer

Fax:  (949) 864-8616

With a copy to:

Holland & Knight LLP

800 17th Street, N.W.

Suite 1100

Washington, D.C. 20006

Attention:  Norman B. Antin, Esq.

Jeffrey D. Haas, Esq.

Fax:  (202) 955-5564

If to the Investor to:

[To be completed]

11.                               Miscellaneous.

(a)                                 Severability.  If any provision of this Agreement or the application of such provision to any person or circumstances shall be held invalid or unenforceable by a court of competent jurisdiction, such provision or application shall be unenforceable only to the extent of such invalidity or unenforceability, and the remainder of the provision held invalid or unenforceable and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, and the remainder of this Agreement, shall not be affected.

(b)                                 Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

(c)                                  Headings.  All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

(d)                                 Governing Law; Waiver of Jury Trial.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law.  Each of the parties irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any litigation arising out of or relating to this Agreement or the transactions contemplated hereby.

(e)                                  Successors and Assigns; Third Party Beneficiaries.  Neither this Agreement nor any of the rights or obligations of any party under this Agreement shall be assigned, in whole or in part, by any party without the prior written consent of the other parties hereto.  Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.  Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

(f)                                   Regulatory Compliance.  Each of the provisions of this Agreement is subject to compliance with all applicable regulatory requirements and conditions.

(g)                                  Capacity.  The Investor is entering into this Agreement solely in his, her or its capacity as a record or beneficial owner of the Shares and nothing herein is intended to or shall limit or affect any actions taken by the Investor, solely in his or her capacity as a director or officer of Grandpoint (or a Subsidiary of Grandpoint).

(h)                                 Effectiveness.  The effectiveness of this Agreement shall be conditioned upon the execution and delivery of the Merger Agreement by the parties thereto.

12.                               Attorney’s Fees. The prevailing party or parties in any litigation, arbitration, mediation, bankruptcy, insolvency or other proceeding (“Proceeding”) relating to the enforcement or interpretation of this Agreement may recover from the unsuccessful party or parties all reasonable fees and disbursements of counsel (including expert witness and other consultants’ fees and costs) relating to or arising out of (a) the Proceeding (whether or not the Proceeding proceeds to judgment), and (b) any post-judgment or post-award proceeding including, without limitation, one to enforce or collect any judgment or award resulting from the Proceeding. All such judgments and awards shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, and fees and disbursements of counsel.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

PACIFIC PREMIER BANCORP, INC.

By:
Name:	Steven R. Gardner
Title:	Chairman, President and Chief Executive Officer

By:
Name:	Ronald Nicolas
Title:	Senior Executive Vice President and Chief Financial Officer

[The Investor]

By:
Name:
Title:

EXHIBIT I

SUPPORT AGREEMENT

Name of Investor	Shares of Grandpoint Common Stock Beneficially Owned

EXHIBIT II

WRITTEN CONSENT

OF CERTAIN STOCKHOLDERS OF

GRANDPOINT CAPITAL, INC.

Pursuant to Section 228 of the

General Corporation Law of the State of Delaware

Pursuant to Section 228 of the Delaware General Corporation Law (the “DGCL”) and the Amended and Restated Certificate of Incorporation and the Bylaws of Grandpoint Capital, Inc., a Delaware corporation (“Grandpoint”), the undersigned, the holder of          shares of voting common stock, par value $0.01 per share, of Grandpoint (the “Grandpoint Voting Common Stock”), does hereby irrevocably consent as follows:

Adoption of the Merger Agreement and Related Matters

WHEREAS, the Board of Directors of Grandpoint (the “Grandpoint Board”) has (i) approved and declared advisable (A) the Agreement and Plan of Reorganization, dated as of February 9, 2018, by and between Grandpoint and Pacific Premier Bancorp, Inc., a Delaware corporation (“PPBI”), which is attached hereto as Exhibit A (the “Merger Agreement”), pursuant to which, among other things, Grandpoint will be merged with and into PPBI (the “Merger”), (B) the Merger and (C) the other transactions contemplated by the Merger Agreement, (ii) determined that it is in the best interests of Grandpoint’s stockholders that Grandpoint enter into the Merger Agreement and consummate the Merger and the other transactions contemplated by the Merger Agreement on the terms and subject to the conditions set forth in the Merger Agreement, (iii) determined that the consideration to be paid to Grandpoint’s stockholders in the Merger is fair to such stockholders and (iv) recommended that Grandpoint’s stockholders adopt the Merger Agreement;

WHEREAS, the Merger Agreement was executed by the parties thereto on February   , 2018;

WHEREAS, the Merger Agreement provides that each share of Grandpoint Common Stock (as defined in the Merger Agreement) issued and outstanding immediately prior to the Effective Time (as defined in the Merger Agreement) (other than shares in respect of which appraisal rights have been properly exercised) shall be cancelled and shall be converted automatically into the right to receive the Merger Consideration (as defined in the Merger Agreement);

WHEREAS, the undersigned has reviewed the Merger Agreement and such other information as the undersigned believed necessary to make an informed decision concerning their vote on the adoption of the Merger Agreement; and

WHEREAS, the undersigned desires to waive any rights to appraisal of the fair value of such stockholder’s shares of Grandpoint Common Stock and rights to dissent from the Merger that the undersigned may have, whether pursuant to the DGCL or otherwise.

NOW, THEREFORE, BE IT RESOLVED, that the Merger Agreement and the transactions and agreements contemplated thereby, including the Merger, be, and the same hereby are, adopted and approved in all respects.

FURTHER RESOLVED, that the undersigned hereby irrevocably waives any rights to appraisal of the fair value of such stockholder’s shares of Grandpoint Common Stock and any rights to dissent from the Merger that the undersigned may have, whether pursuant to the DGCL or otherwise.

FURTHER RESOLVED, that the undersigned hereby agrees (on the undersigned’s own behalf and on behalf of the undersigned’s successors-in-interest, transferees or assignees) to forego participation as a plaintiff or member of a plaintiff class in any action (including any class action) with respect to any claim, direct, derivative or otherwise, based on the undersigned’s status as a stockholder of Grandpoint relating to the negotiation, execution or delivery of this Written Consent or the Merger Agreement or the consummation of (but not the failure to consummate) the Merger and the other transactions contemplated by the Merger Agreement. For the avoidance of doubt, the undersigned does not waive, release or discharge any claims relating to the right to receive the Merger Consideration under the Merger Agreement.

FURTHER RESOLVED, that PPBI may rely upon the foregoing waivers and agreements as being binding in all respects against the undersigned.

The undersigned hereby waives compliance with any and all notice requirements imposed by the Amended and Restated Certificate of Incorporation of Grandpoint, Grandpoint’s Bylaws, the DGCL and any other applicable law. This Written Consent is effective upon execution.

[The remainder of this page was intentionally left blank.]

IN WITNESS WHEREOF, the undersigned has executed this written consent on the date first set forth opposite its name below.

Dated , 2018

ANNEX B

SHAREHOLDER AGREEMENT

SHAREHOLDER AGREEMENT (this “Agreement”), dated as of February 9, 2018, between                   , a shareholder (“Shareholder”) of Grandpoint Capital, Inc., a Delaware corporation (“Grandpoint”), and Pacific Premier Bancorp, Inc., a Delaware corporation (“PPBI”).  All terms used herein and not defined herein shall have the meanings assigned thereto in the Merger Agreement (defined below).

WHEREAS, Grandpoint and PPBI are simultaneously herewith entering into an Agreement and Plan of Reorganization, dated as of the date hereof (the “Merger Agreement”), pursuant to which Grandpoint will merge with and into PPBI on the terms and conditions set forth therein (the “Merger”) and, in connection therewith, outstanding shares of Grandpoint Common Stock will be converted into shares of PPBI Common Stock and cash in lieu of fractional shares in the manner set forth therein; and

WHEREAS, Shareholder owns the shares of Grandpoint Common Stock identified on Exhibit I hereto (such shares, together with all shares of Grandpoint Common Stock subsequently acquired by Shareholder during the term of this Agreement, being referred to as the “Shares”); and

WHEREAS, in order to induce PPBI to enter into the Merger Agreement, Shareholder, solely in such Shareholder’s capacity as a shareholder of Grandpoint and not in any other capacity, has agreed to enter into and perform this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.                                      Agreement to Vote Shares.  Shareholder agrees that while this Agreement is in effect, at such time as Grandpoint conducts the Grandpoint Consent Solicitation, Shareholder shall deliver a duly executed copy of the written consent set forth as Exhibit II to this Agreement (or cause such consent to be delivered) covering all the Shares that are beneficially owned by Shareholder or as to which Shareholder has, directly or indirectly, the right to vote or direct the voting.

2.                                      Transfer of Shares.

(a)                                 Prohibition on Transfers of Shares; Other Actions.  Shareholder hereby agrees that while this Agreement is in effect, Shareholder shall not, without the prior written approval of PPBI, (i) sell, transfer, pledge, encumber, distribute by gift or donation, or otherwise dispose of any of the Shares (or any securities convertible into or exercisable or exchangeable for Shares) or any interest therein, whether by actual disposition, physical settlement or effective economic disposition through hedging transactions, derivative instruments or other means, except for charitable gifts or donations where the recipient enters into a voting agreement binding the recipient to vote its shares in the manner provided in Section 1 of this Agreement; provided, that the foregoing shall not prohibit Shareholder from disposing of or surrendering Shares to

Grandpoint in connection with the vesting, settlement or exercise of Grandpoint Options, for the payment of taxes thereon or the exercise price thereon or, (ii) enter into any agreement, arrangement or understanding with any Person, or take any other action, that violates or conflicts with Shareholder’s obligations under this Agreement.

(b)                                 Transfer of Voting Rights.  Shareholder hereby agrees that Shareholder shall not deposit any Shares in a voting trust, grant any proxy or enter into any voting agreement or similar agreement or arrangement with respect to any of the Shares.

(c)                                  The prohibitions provided for in this Section 2 shall no longer apply to Shareholder once Shareholder Approval is obtained by delivery to Grandpoint and PPBI of the Grandpoint Shareholder Consents.

3.                                      Representations and Warranties of Shareholder.  Shareholder represents and warrants to and agrees with PPBI as follows:

(a)                                 Capacity.  Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

(b)                                 Binding Agreement.  This Agreement has been duly authorized, executed and delivered by Shareholder and assuming the due authorization, execution and delivery of this Agreement by PPBI, constitutes the valid and legally binding obligation of Shareholder, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c)                                  Non-Contravention.  The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder, except where such violation, conflict or default would not prevent, materially impair or materially delay Shareholder’s performance of its obligations under this Agreement.

(d)                                 Ownership.  Shareholder’s Shares are, and, except as otherwise provided for in Section 2(a) hereof, through the term of this Agreement will be, owned beneficially and of record solely by Shareholder, except as otherwise disclosed on Exhibit I hereto.  Shareholder has title to the Shares, free and clear of any lien, pledge, mortgage, security interest or other encumbrance, except as otherwise disclosed on Exhibit I hereto.  As of the date hereof, the Shares identified on Exhibit I hereto constitute all of the shares of Grandpoint Common Stock owned beneficially or of record by Shareholder.  Shareholder has and, except as otherwise provided for in Section 2(a) above, will have at all times during the term of this Agreement (i) sole or shared voting power and sole or shared power to issue instructions with respect to the matters set forth in Section 1 hereof,

(ii) sole or shared power of disposition and (iii) sole or shared power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares owned by Shareholder on the date of this Agreement and all of the Shares hereafter acquired by Shareholder and owned beneficially or of record by him, her or it during the term of this Agreement.  For purposes of this Agreement, the term “beneficial ownership” shall be interpreted in accordance with Rule 13d-3 under the Exchange Act.

(e)                                  Consents and Approvals.  The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations under this Agreement will not, require Shareholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority.

(f)                                   Absence of Litigation.  There is no suit, action, investigation or proceeding pending or, to the knowledge of Shareholder, threatened against or affecting Shareholder or any of his, her or its affiliates before or by any Governmental Authority that could reasonably be expected to materially impair the ability of Shareholder to perform his, her or its obligations hereunder on a timely basis.

4.                                      No Solicitation.  Shareholder hereby agrees that during the term of this Agreement he, she or it shall not, and shall not instruct any investment banker, financial advisor, attorney, accountant or other representative retained by him, her or it not to, directly or indirectly take any of the actions that would result in a breach of clauses (i)-(vi) of Section 6.07(a) of the Merger Agreement.  Shareholder agrees immediately to cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than PPBI or its affiliates and representatives with respect to any possible Acquisition Proposal and will take all necessary steps to inform any investment banker, financial advisor, attorney, accountant or other representative retained by him, her or it of the obligations undertaken by Shareholder pursuant to this Section 4.  Nothing contained in this Section 4 shall prevent an Shareholder who is an officer or a member of the Grandpoint Board from discharging his or her fiduciary duties solely in his or her capacity as such an officer or director.

5.                                      Notice of Acquisitions; Proposals Regarding Prohibited Transactions. Shareholder hereby agrees to notify PPBI promptly (and in any event within two (2) Business Days) in writing of the number of any additional shares of Grandpoint Common Stock or other securities of Grandpoint of which Shareholder acquires beneficial or record ownership on or after the date hereof.  Shareholder will comply with the provisions of Section 6.07(c) of the Merger Agreement as if he, she or it were Grandpoint.

6.                                      Non-Solicitation.(1)

(a)                                 In the event Shareholder is not a Transferred Employee, Shareholder agrees that for a period of two (2) years following the Closing Date, Shareholder will not directly or indirectly:

(1)                                 The Non-Solicitation provisions will only be included in the Shareholder Agreements being entered into with Grandpoint and Grandpoint Bank executive officers not being retained by PPBI.

(i)                                     solicit (other than general solicitations through newspapers or other media of general circulation, or the engagement of professional search firms, not targeted at such employees) any employees of Grandpoint or its Subsidiaries prior to the Closing (“Grandpoint Employees”); provided, however, that the foregoing shall not apply to any Grandpoint Employee (Y) who does not become an employee of PPBI or any of its Subsidiaries or is terminated by PPBI or any of its Subsidiaries without cause on or after the Closing Date; or (Z) whose employment terminated more than six months prior to the time that such Grandpoint Employee is first solicited for employment following the Closing Date (other than with respect to solicitations permitted by the terms of this Section 6(a)(i)); or

(ii)                                  knowingly (A) induce, persuade, encourage or influence or attempt to induce, persuade, encourage or influence any Person having a business relationship with Grandpoint or its Subsidiaries prior to the Closing Date, to discontinue, reduce or restrict such relationship with PPBI or its Subsidiaries after the Closing Date, provided that nothing herein shall prevent Shareholder from conducting or engaging in business with any Person who was not solicited in violation of Section 6(a)(ii)(B), or (B) solicit or target the deposits, loans or other products and services from or to Persons who were depositors, borrowers or customers of Grandpoint or its Subsidiaries on the date of this Agreement, and/or as of the Closing Date, whether by personal contact, by telephone, by facsimile, by mail or other form of solicitation or communication, or in any other way except for general solicitations that are directed to the general public and not directed specifically to Persons who were depositors, borrowers or customers of Grandpoint or its Subsidiaries on the date of this Agreement, or as of the Closing Date.  Notwithstanding the foregoing and for purposes of clarity, nothing herein shall prohibit the Shareholder from exercising Shareholder’s discretion relating to Shareholder’s personal and business banking relationships.

(b)                                 Shareholder acknowledges and agrees that the business conducted by Grandpoint and its Subsidiaries is highly competitive and that the covenants made by the Shareholder in this Section 6 are made as a necessary inducement for PPBI to enter into the Merger Agreement and to consummate the transactions contemplated thereby.  It is the desire and intent of the parties to this Agreement that the provisions of this Section 6 shall be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought.  It is expressly understood and agreed that although Shareholder and PPBI each consider the restrictions contained in this Section 6 to be reasonable, if a final determination is made by a court of competent jurisdiction or an arbitrator that the time or territory or any other restriction contained in this Section 6 is unenforceable against any party, the provisions of this Section 6 shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.

(c)                                  Shareholder acknowledges and agrees that the provisions of this Agreement are necessary to protect PPBI’s legitimate business interests and to protect the value of PPBI’s acquisition of Grandpoint.  Shareholder warrants that these provisions will not unreasonably interfere with his or her ability to earn a living or to pursue his or her occupation and the Shareholder has the means to support himself or herself and his or her dependents and the provisions of this Section 6 will not impair such ability in any manner whatsoever.

(d)                                 Shareholder will not, at any time during the two-year period referred to in Subsection 6(a) of this Agreement, disparage PPBI, its Subsidiaries or any of its Affiliates, or the business conducted by PPBI, its Subsidiaries or any of their Affiliates, or any stockholder, member, director, manager, officer, employee or agent of PPBI, its Subsidiaries or any of their Affiliates.

7.                                      Specific Performance and Remedies.  The Shareholder acknowledges that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that, in such event, PPBI will not have an adequate remedy at law. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy, in addition to remedies at law or in damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that PPBI may have an adequate remedy at law.  Shareholder agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with PPBI’s seeking or obtaining such equitable relief.

8.                                      Term of Agreement; Termination.

(a)                                 The term of this Agreement shall commence on the date hereof.

(b)                                 This Agreement shall terminate upon the earlier to occur of (i) the date, if any, of termination of the Merger Agreement in accordance with its terms, or (ii) the Effective Time of the Merger.  Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination shall not relieve any party from liability for any knowing and intentional breach of this Agreement prior to such termination. Notwithstanding the foregoing, in the event this Agreement is terminated upon the Effective Time of the Merger, the provisions in Section 6 shall survive for a period of two (2) years from the Closing Date.

9.                                      Stop Transfer Order.  In furtherance of this Agreement, Shareholder hereby authorizes and instructs Grandpoint to enter a stop transfer order with respect to all of Shareholder’s Shares for the period from the date hereof through the date this Agreement is terminated in accordance with Section 8, except as otherwise provided for in Section 2(a) hereof.

10.                               Entire Agreement.  This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof.  This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

11.                               Notices.  All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation if sent by telecopy or like transmission and on the next Business Day when sent by a reputable overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to PPBI to:

Pacific Premier Bancorp, Inc.

17901 Von Karman Avenue

Suite 1200

Irvine, CA  92614

Attention:  Steven R. Gardner, Chairman, President and Chief Executive Officer

Fax:  (949) 864-8616

With a copy to:

Holland & Knight LLP

800 17th Street, N.W.

Suite 1100

Washington, D.C. 20006

Attention:  Norman B. Antin, Esq.

Jeffrey D. Haas, Esq.

Fax:  (202) 955-5564

If to Shareholder to:

12.                               Miscellaneous.

(a)                                 Severability.  If any provision of this Agreement or the application of such provision to any person or circumstances shall be held invalid or unenforceable by a court of competent jurisdiction, such provision or application shall be unenforceable only to the extent of such invalidity or unenforceability, and the remainder of the provision held invalid or unenforceable and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, and the remainder of this Agreement, shall not be affected.

(b)                                 Capacity.  The covenants contained herein shall apply to Shareholder solely in his or her or its capacity as a shareholder of Grandpoint, and no covenant contained herein shall apply to Shareholder in his or her capacity as a director, officer or employee of Grandpoint or in any other capacity. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of Shareholder to comply with his or her fiduciary duties as a director, officer or employee of Grandpoint.

(c)                                  Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

(d)                                 Headings.  All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

(e)                                  Governing Law; Waiver of Jury Trial.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law.  Each of the parties irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any litigation arising out of or relating to this Agreement or the transactions contemplated hereby.

(f)                                   Successors and Assigns; Third Party Beneficiaries.  Neither this Agreement nor any of the rights or obligations of any party under this Agreement shall be assigned, in whole or in part, by any party without the prior written consent of the other parties hereto.  Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.  Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

(g)                                  Regulatory Compliance.  Each of the provisions of this Agreement is subject to compliance with all applicable regulatory requirements and conditions.

(h)                                 Capacity.  Shareholder is entering into this Agreement solely in his, her or its capacity as a record or beneficial owner of the Shares and nothing herein is intended to or shall limit or affect any actions taken by Shareholder, solely in his or her capacity as a director or officer of Grandpoint (or a Subsidiary of Grandpoint).

(i)                                     Effectiveness.  The effectiveness of this Agreement shall be conditioned upon the execution and delivery of the Merger Agreement by the parties thereto.

13.                               Attorney’s Fees. The prevailing party or parties in any litigation, arbitration, mediation, bankruptcy, insolvency or other proceeding (“Proceeding”) relating to the enforcement or interpretation of this Agreement may recover from the unsuccessful party or parties all reasonable fees and disbursements of counsel (including expert witness and other consultants’ fees and costs) relating to or arising out of (a) the Proceeding (whether or not the Proceeding proceeds to judgment), and (b) any post-judgment or post-award proceeding including, without limitation, one to enforce or collect any judgment or award resulting from the Proceeding. All such judgments and awards shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, and fees and disbursements of counsel.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

PACIFIC PREMIER BANCORP, INC.

By:
Name:	Steven R. Gardner
Title:	Chairman, President and Chief Executive Officer

By:
Name:	Ronald Nicolas
Title:	Senior Executive Vice President and Chief Financial Officer

SHAREHOLDER

(Signature)

EXHIBIT I

SHAREHOLDER AGREEMENT

Name of Shareholder	Shares of Grandpoint Common Stock Beneficially Owned

EXHIBIT II

WRITTEN CONSENT

OF CERTAIN STOCKHOLDERS OF

GRANDPOINT CAPITAL, INC.

Pursuant to Section 228 of the

General Corporation Law of the State of Delaware

Pursuant to Section 228 of the Delaware General Corporation Law (the “DGCL”) and the Amended and Restated Certificate of Incorporation and the Bylaws of Grandpoint Capital, Inc., a Delaware corporation (“Grandpoint”), the undersigned, the holder of          shares of voting common stock, par value $0.01 per share, of Grandpoint (the “Grandpoint Voting Common Stock”), does hereby irrevocably consent as follows:

Adoption of the Merger Agreement and Related Matters

WHEREAS, the Board of Directors of Grandpoint (the “Grandpoint Board”) has (i) approved and declared advisable (A) the Agreement and Plan of Reorganization, dated as of February 9, 2018, by and between Grandpoint and Pacific Premier Bancorp, Inc., a Delaware corporation (“PPBI”), which is attached hereto as Exhibit A (the “Merger Agreement”), pursuant to which, among other things, Grandpoint will be merged with and into PPBI (the “Merger”), (B) the Merger and (C) the other transactions contemplated by the Merger Agreement, (ii) determined that it is in the best interests of Grandpoint’s stockholders that Grandpoint enter into the Merger Agreement and consummate the Merger and the other transactions contemplated by the Merger Agreement on the terms and subject to the conditions set forth in the Merger Agreement, (iii) determined that the consideration to be paid to Grandpoint’s stockholders in the Merger is fair to such stockholders and (iv) recommended that Grandpoint’s stockholders adopt the Merger Agreement;

WHEREAS, the Merger Agreement was executed by the parties thereto on February   , 2018;

WHEREAS, the Merger Agreement provides that each share of Grandpoint Common Stock (as defined in the Merger Agreement) issued and outstanding immediately prior to the Effective Time (as defined in the Merger Agreement) (other than shares in respect of which appraisal rights have been properly exercised) shall be cancelled and shall be converted automatically into the right to receive the Merger Consideration (as defined in the Merger Agreement);

WHEREAS, the undersigned has reviewed the Merger Agreement and such other information as the undersigned believed necessary to make an informed decision concerning their vote on the adoption of the Merger Agreement; and

WHEREAS, the undersigned desires to waive any rights to appraisal of the fair value of such stockholder’s shares of Grandpoint Common Stock and rights to dissent from the Merger that the undersigned may have, whether pursuant to the DGCL or otherwise.

NOW, THEREFORE, BE IT RESOLVED, that the Merger Agreement and the transactions and agreements contemplated thereby, including the Merger, be, and the same hereby are, adopted and approved in all respects.

FURTHER RESOLVED, that the undersigned hereby irrevocably waives any rights to appraisal of the fair value of such stockholder’s shares of Grandpoint Common Stock and any rights to dissent from the Merger that the undersigned may have, whether pursuant to the DGCL or otherwise.

FURTHER RESOLVED, that the undersigned hereby agrees (on the undersigned’s own behalf and on behalf of the undersigned’s successors-in-interest, transferees or assignees) to forego participation as a plaintiff or member of a plaintiff class in any action (including any class action) with respect to any claim, direct, derivative or otherwise, based on the undersigned’s status as a stockholder of Grandpoint relating to the negotiation, execution or delivery of this Written Consent or the Merger Agreement or the consummation of (but not the failure to consummate) the Merger and the other transactions contemplated by the Merger Agreement. For the avoidance of doubt, the undersigned does not waive, release or discharge any claims relating to the right to receive the Merger Consideration under the Merger Agreement.

FURTHER RESOLVED, that PPBI may rely upon the foregoing waivers and agreements as being binding in all respects against the undersigned.

The undersigned hereby waives compliance with any and all notice requirements imposed by the Amended and Restated Certificate of Incorporation of Grandpoint, Grandpoint’s Bylaws, the DGCL and any other applicable law. This Written Consent is effective upon execution.

[The remainder of this page was intentionally left blank.]

IN WITNESS WHEREOF, each of the undersigned has executed this written consent on the date first set forth opposite its name below.

Dated , 2018

ANNEX C

CERTIFICATE OF MERGER

OF

GRANDPOINT CAPITAL, INC.
(a Delaware corporation)

WITH AND INTO

PACIFIC PREMIER BANCORP, INC.
(a Delaware corporation)

Pursuant to Title 8, Section 251(c) of the Delaware General Corporation Law (the “DGCL”), the undersigned hereby certify as follows concerning the merger (the “Merger”) of Grandpoint Capital, Inc., a Delaware corporation, with and into Pacific Premier Bancorp, Inc., a Delaware corporation (collectively, the “Constituent Corporations”), with Pacific Premier Bancorp, Inc. as the surviving corporation (in such capacity, the “Surviving Corporation”).

FIRST:  An Agreement and Plan of Reorganization, dated as of February 9, 2018 (the “Merger Agreement”), has been approved, adopted, certified, executed and acknowledged by each of the Constituent Corporations in accordance with Sections 228 and 251 of the DGCL.

SECOND:  The name of the Surviving Corporation (the “Surviving Corporation”) shall be Pacific Premier Bancorp, Inc., a Delaware corporation.

THIRD:  The certificate of incorporation of the Surviving Corporation shall be the certificate of incorporation of Pacific Premier Bancorp, Inc., as amended and in effect at the effective time of the Merger.

FOURTH:  The Merger is to become effective on           , 2018 at   :   [a.m.] [p.m.] Eastern Daylight Time.

FIFTH:  The executed Merger Agreement is on file at an office of the Surviving Corporation, which is located at 17901 Von Karman Avenue, Suite 1200, Irvine, California 96214.

SIXTH:  A copy of the Merger Agreement will be furnished by Surviving Corporation on request, and without cost, to any stockholder of any Constituent Corporation.

SEVENTH:  The authorized capital stock of Grandpoint Capital, Inc. is comprised of 70,000,000 shares of common stock, $0.01 par value, and 5,000,000 shares of preferred stock, $0.01 par value.

(Signature page follows.)

C-1

IN WITNESS WHEREOF, the parties hereto have caused this Certificate of Merger to be duly executed by their respective authorized officers and filed in accordance with Section 251(c) of the DGCL as of                   [   ], 201  .

PACIFIC PREMIER BANCORP, INC.

By:
Steven R. Gardner, Chairman, President and Chief Executive Officer

GRANDPOINT CAPITAL, INC.

By:
Don M. Griffith
Chairman and Chief Executive Officer

C-2

ANNEX D

FORM OF

BANK MERGER AGREEMENT

Bank Merger Agreement, dated as of             , 20     (“Bank Merger Agreement”), by and between Grandpoint Bank (“Grandpoint Bank”) and Pacific Premier Bank (“Pacific Premier Bank”).

WITNESSETH:

WHEREAS, Grandpoint Bank is a California-chartered bank and wholly-owned subsidiary of Grandpoint Capital, Inc., a Delaware corporation (“Grandpoint”), which has its principal place of business in Los Angeles, California; and

WHEREAS, Pacific Premier Bank is a California-chartered bank and a wholly-owned subsidiary of Pacific Premier Bancorp, Inc., a Delaware corporation (“PPBI”), which has its principal place of business in Irvine, California; and

WHEREAS, PPBI and Grandpoint have entered into an Agreement and Plan of Reorganization, dated as of February 9, 2018 (the “Agreement”), pursuant to which Grandpoint will merge with and into PPBI, with PPBI as the surviving corporation, pursuant to the provisions of the Delaware General Corporation Law (the “Parent Merger”); and

WHEREAS, the respective Boards of Directors of Grandpoint Bank and Pacific Premier Bank have approved this Bank Merger Agreement and approved and deemed it advisable, contingent upon the Parent Merger, to consummate the merger provided for herein in which Grandpoint Bank would merge with and into Pacific Premier Bank on the terms and conditions herein provided immediately following the effective time of the Parent Merger.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained and other good and valuable consideration, the sufficiency of which is hereby acknowledged, and subject to the terms and conditions of the Parent Merger Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:

1.                                      The Merger.  Subject to the terms and conditions of this Bank Merger Agreement, at the Effective Time (as defined below), Grandpoint Bank shall merge with and into Pacific Premier Bank (the “Merger”) under the laws of the State of California.  Pacific Premier Bank shall be the surviving corporation of the Merger (the “Surviving Bank”) and the separate existence of Grandpoint Bank shall cease.

2.                                      Effectiveness of Merger.  The Merger shall become effective on the date and at the time that this Bank Merger Agreement, as certified by the California Secretary of State, is filed with the California Department of Business Oversight — Division of Financial Institutions, or as set forth in such filing, which date and time shall be immediately following the effective time of the Parent Merger when all of the conditions precedent to the consummation of the Bank Merger specified in this Bank Merger Agreement shall have been satisfied or duly waived by the party entitled to satisfaction thereof (such date and time being herein referred to as the “Effective Time”).

3.                                      Articles of Incorporation and Bylaws.  The Articles of Incorporation and the Amended and Restated Bylaws of Pacific Premier Bank in effect immediately prior to the Effective Time shall be the governing documents of the Surviving Bank, until thereafter altered, amended or repealed in accordance with their terms and applicable law.

4.                                      Name; Offices.  The name of the Surviving Bank shall be “Pacific Premier Bank.”  The main office of the Surviving Bank shall be the main office of Pacific Premier Bank immediately prior to the Effective Time.  All branch offices of Grandpoint Bank and Pacific Premier Bank which were in lawful operation immediately prior to the Effective Time shall continue to be the branch offices of the Surviving Bank upon consummation of the Merger, subject to the opening or closing of any offices which may be authorized by Grandpoint Bank and Pacific Premier Bank and applicable regulatory authorities after the date hereof.

5.                                      Directors and Executive Officers.  The directors and executive officers of the Surviving Bank immediately after the Merger shall be the directors and executive officers of Pacific Premier Bank immediately prior to the Merger, except that Don M. Griffith and [       ] shall be appointed as directors of Surviving Bank effective as of the Effective Time.

6.                                      Effects of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in the General Corporation Law of the State of California.  Without limiting the generality of the foregoing and subject thereto, at the Effective Time:

(a)                                 all rights, franchises and interests of Grandpoint Bank in and to every type of property (real, personal and mixed), tangible and intangible, and choses in action shall be transferred to and vested in the Surviving Bank by virtue of the Merger without any deed or other transfer, and the Surviving Bank, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver and committee, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interest were held or enjoyed by Grandpoint Bank immediately prior to the Effective Time; and

(b)                                 the Surviving Bank shall be liable for all liabilities of Grandpoint Bank, fixed or contingent, including all deposits, accounts, debts, obligations and contracts thereof, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account or records thereof, and all rights of creditors or obligees and all liens on property of Grandpoint Bank shall be preserved unimpaired; after the Effective Time, the Surviving Bank will continue to issue savings accounts on the same basis as immediately prior to the Effective Time.

7.                                      Effect on Shares of Stock.

(a)                                 Grandpoint Bank.  As of the Effective Time, each share of Grandpoint Bank common stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled without consideration.  Any shares of Grandpoint Bank common stock held in the treasury of Grandpoint Bank prior to the Effective Time shall be retired and cancelled.

(b)                                 Pacific Premier Bank.  Each share of Pacific Premier Bank common stock issued and outstanding immediately prior to the Effective Time shall be unchanged and shall remain issued and outstanding.

8.                                      Counterparts.  This Bank Merger Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one agreement.

9.                                      Governing Law.  This Bank Merger Agreement shall be governed in all respects, including, but not limited to, validity, interpretation, effect and performance, by the laws of the State of California.

10.                               Amendment.  Subject to applicable law, this Bank Merger Agreement may be amended, modified or supplemented only by written agreement of Pacific Premier Bank and Grandpoint Bank at any time prior to the Effective Time.

11.                               Waiver.  Any of the terms or conditions of this Bank Merger Agreement may be waived at any time by whichever of the parties hereto is, or the shareholders of which are, entitled to the benefit thereof by action taken by the Board of Directors of such waiving party.

12.                               Assignment.  This Bank Merger Agreement may not be assigned by any party hereto without the prior written consent of the other party.

13.                               Termination.  This Bank Merger Agreement shall terminate upon the termination of the Agreement prior to the Effective Time in accordance with its terms. The Bank Merger Agreement may also be terminated at any time prior to the Effective Time by an instrument executed by Grandpoint Bank and Pacific Premier Bank.

14.                               Conditions Precedent.  The obligations of the parties under this Bank Merger Agreement shall be subject to (i) receipt of approval of the Merger from all governmental and bank regulatory authorities whose approval is required; (ii) receipt of any necessary regulatory approval to operate the main office and the branch offices of Grandpoint Bank as offices of Pacific Premier Bank; and (iii) the consummation of the Parent Merger pursuant to the Agreement on or before the Effective Time.

15.                               Procurement of Approvals.  Grandpoint Bank and Pacific Premier Bank shall use reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable law, regulation or policies imposed by any Governmental Authority to consummate and make effective the transactions contemplated by this Bank Merger Agreement, subject to and in accordance with the applicable provisions of the Agreement, including without limitation the preparation and submission of such applications or other filings for approval of the Merger to the governmental authorities as may be required by applicable law, regulation or policies imposed by any Governmental Authority.

16.                               Entire Agreement. Except as otherwise set forth in this Bank Merger Agreement and the Agreement, the Agreement and this Bank Merger Agreement (including the documents and the instruments referred to herein) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.  To the extent of a conflict between the terms of the Agreement and the terms of this Bank Merger Agreement, the terms of the Agreement shall control.

[Signature page follows]

IN WITNESS WHEREOF, each of Pacific Premier Bank and Grandpoint Bank has caused this Bank Merger Agreement to be executed on its behalf by its duly authorized officers.

PACIFIC PREMIER BANK

By:
Name:	Steven R. Gardner
Title:	Chairman, President and Chief Executive Officer

By:
Name:	Steven V. Arnold
Title:	Executive Vice President, General Counsel,
Chief Risk Officer and Corporate Secretary

GRANDPOINT BANK

By:
Name:	Don M. Griffith
Title:	Chairman and Chief Executive Officer

By:
Name:	Janet M. Marantz
Title:	Corporate Secretary

FORM OF CERTIFICATE OF APPROVAL OF BANK MERGER AGREEMENT

[•] and [•] certify that:

1. They are the [Chairman of the Board of Directors and Chief Executive Officer], and [Secretary], respectively, of [PARENT], a Delaware corporation (the “Corporation”).

2. The Corporation has two classes of shares authorized consisting of shares of Common Stock and Preferred Stock.  The Corporation has [•] shares of Common Stock outstanding which were entitled to vote on the Bank Merger Agreement and [•] shares of Preferred Stock outstanding which were entitled to vote on [•].

3. The shareholder percentage vote required for the aforesaid approval was a majority of the outstanding shares entitled to vote.

4. The principal terms of the Bank Merger Agreement in the form attached were duly approved by the Board of Directors of the Corporation and by the shareholders of the Corporation by a vote of a number of shares of each class that equaled or exceeded the vote required.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date: [•], 2018	By:
	Name:	[•]
	Title:	[Chairman of the Board/President/Vice President]

By:
	Name:	[•]
	Title:	[Secretary/Assistant Secretary]

FORM OF CERTIFICATE OF APPROVAL OF BANK MERGER AGREEMENT

[•] and [•] certify that:

1. They are the [Chairman of the Board of Directors and Chief Executive Officer], and [Secretary], respectively, of [GRANDPOINT], a Delaware corporation (the “Corporation”).

2. The Corporation has two classes of shares authorized consisting of shares of Common Stock and Preferred Stock.  The Corporation has [•] shares of Common Stock outstanding which were entitled to vote on the Bank Merger Agreement and 0 shares of Preferred Stock outstanding.

3. The shareholder percentage vote required for the aforesaid approval was a majority of the outstanding shares entitled to vote.

4. The principal terms of the Bank Merger Agreement in the form attached were duly approved by the Board of Directors of [GRANDPOINT] and by the shareholders of [GRANDPOINT] by a vote of a number of shares of each class that equaled or exceeded the vote required.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date: [•], 2018	By:
	Name:	[•]
	Title:	[Chairman of the Board/President/Vice President]

By:
	Name:	[•]
	Title:	[Secretary/Assistant Secretary]

ANNEX E

TENANT ESTOPPEL LETTER

                                   , 201

Pacific Premier Bancorp, Inc.

17901 Von Karman Avenue

Suite 1200

Irvine, CA 92614

Re:                             , as amended                                    (“Lease”) by and between                                                         (“Landlord”) and                                                          (“Tenant”) for the premises commonly known as                                 (“Premises”)

Dear                                 :

In connection with the acquisition of Grandpoint Capital, Inc. (“Grandpoint”) and its subsidiary Grandpoint Bank (“Grandpoint Bank”) by Pacific Premier Bancorp, Inc. (“Assignee”) pursuant to a merger of Grandpoint with and into Assignee and a merger of Grandpoint Bank with and into Pacific Premier Bank, a wholly owned subsidiary of Assignee (collectively, the “Merger”), and the assignment of the above referenced Lease, the undersigned Tenant hereby certifies to Assignee that the following statements are true, correct and complete as of the date hereof:

1.                       Tenant is the tenant under the Lease for the Premises. There have been no amendments, modifications or revisions to the Lease, and there are no agreements of any kind between Landlord and Tenant regarding the Premises, except as provided in the attached Lease.

2.                       Attached hereto as Schedule A is a true, correct and complete copy of the Lease which has been duly authorized and executed by Tenant and which is in full force and effect.

3.                       Tenant has accepted and is in sole possession of the Premises and is presently occupying the Premises. The Lease has not been assigned, by operation of law or otherwise, by Tenant, and no sublease, concession agreement or license, covering the Premises, or any portion of the Premises, has been entered into by Tenant. If the landlord named in the Lease is other than Landlord, Tenant has received notice of the assignment to Landlord of the landlord’s interest in the Lease and Tenant recognizes Landlord as the landlord under the Lease.

4.                       No rent under the Lease has been paid more than one (1) month in advance, and no other sums or security deposits have been deposited with Landlord, except in the amount of $                                              . (If none, state “NONE”). Tenant is not entitled to rent concessions or free rent.

5.                       All conditions and obligations of Landlord relating to completion of tenant improvements and making the Premises ready for occupancy by Tenant have been satisfied or performed and all other conditions and obligations under the Lease to be satisfied or performed by Landlord as of the date hereof have been fully satisfied or performed.

6.                       There exists no defense to, or right of offset against, enforcement of the Lease by Landlord. Neither Landlord nor Tenant is in default under the Lease and no event has occurred which, with the giving of notice or passage of time, or both, could result in such a default.

7.                       Tenant has not received any notice of any present violation of any federal, state, county or municipal laws, regulations, ordinances, orders or directives relating to the use or condition of the Premises.

8.                       Except as specifically stated herein, Tenant has not been granted (a) any option to extend the term of the Lease; (b) any option to expand the Premises or to lease additional space within the Premises; (c) any right to terminate the Lease prior to its stated expiration; or (d) any option or right of first refusal to purchase the Premises or any part thereof.

9.                       Tenant acknowledges having been notified that Landlord’s interest in and to the Lease has been, or will be, assigned to Assignee. Until further notice from Landlord, however, Tenant will continue to make all payments under the Lease to Landlord and otherwise look solely to Landlord for the performance of the Landlord’s obligations under the Lease.

The agreements and certifications set forth herein are made with the knowledge and intent that Assignee will rely on them in purchasing the Premises, and Assignee’s successors and assigns may rely upon them for that purpose.

Very truly yours,

[TENANT]

By:
Name:
Title:

SCHEDULE A

LEASE

[INSERT]

ANNEX F

LANDLORD ESTOPPEL LETTER

                                     , 201

Pacific Premier Bancorp, Inc.

17901 Von Karman Avenue

Suite 1200

Irvine, CA  92614

Re:                                  , as amended                                           (“Lease”) by and between                                                         (“Landlord”) and                                            (“Tenant”) for the premises commonly known as                                       (“Premises”)

Dear                                :

In connection with the acquisition of Grandpoint Capital, Inc. (“Grandpoint”) and its subsidiary Grandpoint Bank (“Grandpoint Bank”) by Pacific Premier Bancorp, Inc. (“Assignee”) pursuant to a merger of Grandpoint with and into Assignee and a merger of Grandpoint Bank with and into Pacific Premier Bank, a wholly owned subsidiary of Assignee (collectively, the “Merger”), and the assignment of the above referenced Lease, the undersigned Landlord hereby certifies to Assignee that the following statements are true, correct and complete as of the date hereof:

1.                                    Tenant is the tenant under the Lease for the Premises. There have been no amendments, modifications or revisions to the Lease, and there are no agreements of any kind between Landlord and Tenant regarding the Premises, except as provided in the attached Lease.

2.                                    Attached hereto as Schedule A is a true, correct and complete copy of the Lease which has been duly authorized and executed by Landlord and which is in full force and effect.

3.                                    Tenant has accepted and is in sole possession of the Premises and is presently occupying the Premises. To the Landlord’s knowledge, the Lease has not been assigned, by operation of law or otherwise, by Tenant, and no sublease, concession agreement or license, covering the Premises, or any portion of the Premises, has been entered into by Tenant.

4.                                    No rent under the Lease has been paid to Landlord more than one (1) month in advance, and no other sums or security deposits have been deposited with Landlord, except in the amount $               . (If none, state “NONE”). Tenant is not entitled to rent concessions or free rent.

5.                                    All conditions and obligations under the Lease to be satisfied or performed by Landlord and Tenant as of the date hereof have been fully satisfied or performed.

6.                                       Neither Landlord nor Tenant is in default under the Lease and no event has occurred which, with the giving of notice or passage of time, or both, could result in such a default.

7.                                   Landlord has not received any notice of any present violation of any federal, state, county or municipal laws, regulations, ordinances, orders or directives relating to the use or condition of the Premises.

8.                                   Except as specifically stated herein, Tenant has not been granted any option to extend the term of the Lease, except as set forth in the Lease.

9.                                   Landlord hereby consents to the Merger and the resulting assignment of the Lease to Assignee.

The agreements and certifications set forth herein are made with the knowledge and intent that Assignee will rely on them in purchasing the Premises, and Assignee’s successors and assigns may rely upon them for that purpose.

Very truly yours,

[LANDLORD]

By:
Name:
Title:

SCHEDULE A

LEASE

[INSERT]